      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1997
                                                 REGISTRATION NO. 333-27873
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 2 TO


                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                       BCB FINANCIAL SERVICES CORPORATION

                 (Name of small business issuer in its charter)

         PENNSYLVANIA                        6711                  23-2444807
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                    400 WASHINGTON STREET                                           400 WASHINGTON STREET
                        P.O. BOX 1097                                                   P.O. BOX 1097
                 READING, PENNSYLVANIA 19603                                     READING, PENNSYLVANIA 19603
                        (610) 376-5933                                                  (610) 376-5933
           (Address of principal place of business                              (Address and telephone number
           or intended principal place of business)                            of principal executive offices)

                    NELSON R. OSWALD, CHAIRMAN AND PRESIDENT
                       BCB FINANCIAL SERVICES CORPORATION
                             400 WASHINGTON STREET
                                 P.O. BOX 1097
                          READING, PENNSYLVANIA 19603
                                 (610) 376-5933

           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

     JEFFREY P. WALDRON, ESQUIRE                DANIEL P. WEITZEL, ESQUIRE
            Stevens & Lee                        JEFFREY D. HAAS, ESQUIRE
        111 North Sixth Street            Elias, Matz, Tiernan & Herrick L.L.P.
             P.O. Box 679                    The Walker Building, 12th Floor
     Reading, Pennsylvania 19603                  734 15th Street, N.W.
                                                   Washington, DC 20005

                         ------------------------------
                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                         ------------------------------
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
              TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE        AGGREGATE        REGISTRATION FEE
           SECURITIES TO BE REGISTERED               BE REGISTERED(1)      PER UNIT(2)      OFFERING PRICE(2)         (3)(4)
Common Stock, $2.50 par value.....................      1,380,000             $15.50           $21,390,000          $6,481.82
Total.............................................                                                                  $6,481.82



(1) Based upon the maximum number of shares of the Registrant's common stock that may be issued under this registration statement, including 180,000 shares of common stock that may be issued upon exercise of the Underwriters' over-allotment option.



(2) Estimated solely for the purpose of determining the registration fee, and, in accordance with Rule 457(c), based on the average of the high and low price of the Registrant's common stock reported on the Nasdaq/NMS (i) on May 22, 1997 with respect to 1,150,000 shares of common stock covered under the original registration statement filed on May 28, 1997 and (ii) on July 11, 1997 with respect to 230,000 additional shares of common stock covered under pre-effective amendment No. 2.



(3) A filing fee of $5,402.00 was paid upon filing the original registration statement on May 28, 1997, and the balance of $1,079.81 was paid upon filing pre-effective amendment No. 2.



(4) The Company will incur approximately $450,000 of additional costs in connection with the public offering for attorneys' and accountants' fees and expenses, registration fees, printing costs and other miscellaneous items.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS



                                1,200,000 SHARES


                       BCB FINANCIAL SERVICES CORPORATION
                              HOLDING COMPANY FOR

                                     [LOGO]

                                  COMMON STOCK
                               ------------------


    BCB Financial Services Corporation (the "Company") hereby offers for sale 1,200,000 shares of its common stock, par value $2.50 per share (the "Common
Stock"), at an offering price of $         per share (the "Offering"). The
Common Stock is traded on the Nasdaq National Market System under the symbol "BCBF." On July 21, 1997, the last reported sale price of the Common Stock on
the Nasdaq National Market System was $    per share. See "UNDERWRITING" for
information relating to determination of the offering price in the Offering.


    INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A DEGREE OF RISK. SEE "RISK FACTORS."

    THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
     OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                                  CONTRARY IS A CRIMINAL OFFENSE.

                                                                       UNDERWRITING            PROCEEDS TO
                                               PRICE TO PUBLIC          DISCOUNT(1)            COMPANY(2)
Per Share.................................            $                      $                      $
Total(3)..................................            $                      $                      $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933. See "UNDERWRITING."

(2) Before deducting expenses payable by the Company estimated to be $450,000.


(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 180,000 shares of Common Stock, on the same terms and conditions as set forth above, to cover over-allotments. If all of such additional shares are purchased, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $         , $         and
    $         , respectively. See "UNDERWRITING."


                            ------------------------


    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Janney Montgomery Scott Inc. on or about July 25, 1997.


JANNEY MONTGOMERY SCOTT INC.  WHEAT FIRST BUTCHER SINGER


                 THE DATE OF THIS PROSPECTUS IS JULY 22, 1997.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING."


                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission's Internet address at http://www.sec.gov. The Common Stock is authorized for quotation on the Nasdaq National Market System and, accordingly, such materials and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), a Registration Statement on Form SB-2 (No. 333-27873) (including all amendments and exhibits thereto, the "Registration Statement") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including any amendments and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Company will furnish to its shareholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                                     [LOGO]

                           [LOGO]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS PROVIDED FOR CONVENIENCE, IT SHOULD NOT BE CONSIDERED COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. CROSS REFERENCES IN THIS SUMMARY ARE TO CAPTIONS APPEARING IN THE BODY OF THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

    The Company is a Pennsylvania corporation headquartered in Reading, Pennsylvania and is a registered bank holding company for Berks County Bank (the "Bank"), a Pennsylvania-chartered commercial bank. The Bank was founded in 1987 to serve individuals and small-to-medium sized businesses that management believed were not being adequately served by the larger competitors in its market area. The Bank offers a full range of commercial and retail banking services. The Bank currently maintains six full-service branches in Reading (Berks County), Exeter (Berks County), Wyomissing (Berks County), Muhlenberg (Berks County), Shillington (Berks County) and Pottstown (Montgomery County), Pennsylvania, and five loan production offices in Wyomissing (Berks County), Pottstown (Montgomery County), Schuylkill Haven (Schuylkill County), Jamison (Bucks County), and Exton/West Chester (Chester County), Pennsylvania.

    Since December 31, 1994, the Company has grown substantially. Total assets have grown from $154.7 million at December 31, 1994 to $343.2 million at March 31, 1997. Total deposits have grown from $124.3 million at December 31, 1994 to $292.4 million at March 31, 1997, while net loans have grown from $125.5 million at December 31, 1994 to $203.9 million at March 31, 1997. The Company believes its growth has been achieved by the successful execution of its operating strategy, key elements of which include:

    MAINTAINING A COMMUNITY FOCUS. Berks County and the surrounding counties represent a stable banking market with a diversified economy. The Bank is the largest community bank headquartered in Reading and offers individuals and small to medium-sized businesses a wide array of banking products, informed and friendly service, extended operating hours, consistently applied credit policies, and local, timely decision making. All Bank customers are afforded direct access to the Bank's President and other executive officers in attractive and comfortable banking facilities.

    AGGRESSIVELY EXPANDING ITS BRANCH NETWORK. The Company has achieved its expansion and market penetration by expanding its branch presence into those markets in which it has identified growth opportunities. Management's goal when establishing a new branch is to achieve deposits of at least $50 million in three years or less. The Bank opened its Pottstown and Wyomissing offices during the first and second quarters of 1995, respectively. As of June 30, 1997, these branches had $44.9 million and $73.8 million in deposits, respectively. The Bank opened its Muhlenberg office on March 29, 1997 and its Shillington office on May 3, 1997. As of June 30, 1997, these two new branches had deposits of $14.1 million and $8.6 million, respectively. Management expects to continue to open two branches per year for the next several years.

    CAPITALIZING ON MARKET DYNAMICS. Since 1995, banking offices representing more than 50% of the total deposits in Berks County have been acquired by large out-of-market institutions, the most notable of which were CoreStates' acquisition of Meridian Bank, PNC Corp.'s acquisition of Midlantic Bank and the pending acquisition of Bank of Pennsylvania by Allied Irish Banks. The ensuing cultural changes in these banking institutions have resulted in a change in their product offerings and the degree of personal attention they provide to their customers. The Company has capitalized on these dynamics by offering a community banking alternative and tailoring its product offerings to fill voids created as pricing of products and services are increased or are phased out by the super-regional competition. As a result, the Company's growth in its market area has been dramatic. The Bank's three Berks County branches had approximately 4.0% of the County's deposits as of June 30, 1996, and there remains ample opportunity to capture market share.

    EMPHASIZING TRANSACTION ACCOUNT GENERATION. The Company seeks to attract transaction accounts that contribute to a lower overall cost of deposits and increase its ability to cross-sell additional products and services. The Bank prices its money market deposit accounts above the average in the market and offers a truly free checking account. As a result, the Company is able to attract deposits that are less expensive than certificates of deposit. At December 31, 1994, the percentage of the Company's time deposits to total deposits was 64.8%; by March 31, 1997, this percentage had declined to 44.7%. Money market savings accounts grew from 11.6% of deposits to 33.2% of deposits over this same period.

    BUILDING A SALES AND SERVICE CULTURE. The Company instills a sales and service oriented culture in its personnel in order to build customer relationships and maximize cross-selling opportunities. The Company extensively screens and trains its employees and offers meaningful sales-based incentives to all its customer contact employees. As a result, the average new customer of the Bank has almost three account relationships.

    ATTRACTING HIGHLY EXPERIENCED PERSONNEL. The Bank's executive officers have a combined 122 years of banking experience in the Bank's market. The Bank's commercial lenders have a combined 215 years of experience in providing high-quality service to small and middle-market businesses in the region. In addition, many of the Company's executive officers and other personnel have substantial employment experience with larger banks in the region.

Financial highlights of the Company and the Bank include the following:

    PROFITABILITY. The Company has been profitable during each full year of operation since its formation in 1987. Net income increased to $1.9 million in 1996, or 111.1%, from $902,000 in 1995. Net income increased to $513,000 in the quarter ended March 31, 1997, or 44.5%, from $355,000 in the quarter ended March 31, 1996.

    LOAN GROWTH. The Company aggressively seeks to leverage deposit inflows into new loan originations and since 1995 has opened loan production offices in Wyomissing, Pottstown, Schuylkill Haven, Jamison, and Exton/West Chester. As a result, the origination of both residential mortgage and commercial business loans has increased to $83.1 million and $56.1 million, respectively, in 1996 from $61.7 million and $30.1 million, respectively, in 1994. During the quarter ended March 31, 1997, residential mortgage and commercial business loan originations were $15.9 million and $19.3 million, respectively, compared to $15.1 million and $12.3 million, respectively, for the same period in 1996.

    ASSET QUALITY. The Company maintains a strong credit culture and emphasizes conservative underwriting standards. Despite the rapid loan growth, the Company's ratio of non-performing assets to total assets declined to 1.03% at March 31, 1997, compared to 1.96% at December 31, 1994, while the allowance for loan losses as a percentage of net loans has remained in excess of 1.0%. At March 31, 1997, the allowance for loan losses as a percentage of net loans, excluding residential mortgage loans, was 1.92%.

    DEPOSIT GROWTH. Deposits have grown from $124.3 million at December 31, 1994 to $292.4 million at March 31, 1997, a compound annual growth rate of approximately 46.3%.

    ASSET/LIABILITY MANAGEMENT. The Company carefully manages its asset and liability growth and inherent interest rate risk by utilizing deposit pricing and matched funding programs to fund loan originations and securities purchases. As a result, the Company's securities portfolio, which consists almost entirely of AAA rated securities, has grown from $15.8 million at December 31, 1994 to $108.9 million at March 31, 1997. The Company believes that its investment strategy and asset/liability modeling techniques have allowed, and will continue to allow, it to stabilize net earnings in changing interest rate environments.

    DIVIDENDS. The Company began paying cash dividends in 1993 at an annual rate of $0.04 per share. Since that time, the Company has paid a cash dividend each quarter, and has annually increased dividends. The current annual dividend rate is $0.28 per share.

The Bank is a member of the Federal Reserve System and the Bank's deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent provided by law. The principal executive offices of the Company and the Bank are located at 400 Washington Street, Reading, Pennsylvania 19601 and its telephone number is (610) 376-5933.

                                  THE OFFERING


COMMON STOCK OFFERED BY THE     1,200,000 shares
  COMPANY

COMMON STOCK OUTSTANDING PRIOR  2,078,673 shares
  TO THE OFFERING

COMMON STOCK OUTSTANDING AFTER  3,278,673 shares
  THE OFFERING

DIVIDENDS                       Currently paid quarterly at the annual rate of $0.28 per
                                share. Purchasers in this Offering will first be eligible to receive dividends in October of 1997. See "MARKET FOR COMMON
                                STOCK AND RELATED STOCKHOLDER MATTERS--Dividends."

USE OF PROCEEDS                 The Company intends to contribute the majority of the net
                                proceeds from the Offering to the Bank. The Bank expects to use the net proceeds to repay a portion of outstanding FHLB advances and/or to fund growth in its loan and securities
                                portfolio. The capital provided by the Offering will support the growth of the Bank, including future branch expansion.
                                See "USE OF PROCEEDS."

NASDAQ NATIONAL MARKET SYMBOL   "BCBF"

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

    The following is selected consolidated financial data for the Company at and for the three months ended March 31, 1997 and 1996 and for each of the five years in the period ended December 31, 1996. The following financial data is qualified by reference to the more detailed information contained in the consolidated financial statements and notes thereto included elsewhere herein. See the Consolidated Financial Statements. The results of operations for the three months ended March 31, 1997 and 1996 are not audited but, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations of such periods have been included. The results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the full year or for any other interim period. The data for each of the five years ended December 31, 1996 are derived from the Company's audited, consolidated financial statements for such periods which have been audited by Beard & Company, Inc., independent accountants.

                                                     AT OR FOR THE
                                                   THREE MONTHS ENDED
                                                       MARCH 31,                AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                  --------------------  -----------------------------------------------------
                                                    1997       1996       1996       1995       1994       1993       1992
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total interest income...........................  $   5,732  $   3,838  $  17,943  $  13,195  $  10,703  $   9,578  $  11,226
Total interest expense..........................      3,252      2,132      9,809      7,026      5,252      5,074      5,764
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income.............................      2,480      1,706      8,134      6,169      5,451      4,504      5,462
Provision for loan losses.......................        241         80        687        518         22        210      1,619
Other income....................................        333        264      1,345      1,010        860      1,597      1,707
Other expenses..................................      1,954      1,439      6,456      5,423      4,387      3,997      4,093
Federal income taxes............................        105         96        433        336        536        577        405
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income......................................  $     513  $     355  $   1,903  $     902  $   1,366  $   1,317  $   1,052
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER SHARE DATA:
Earnings per share(1)(2)........................  $    0.24  $    0.17  $    0.91  $    0.43  $    0.75  $    0.85  $    0.69
Cash dividends declared per share(2)............       0.07       0.05       0.21       0.16       0.12       0.04       0.00
Book value per share(2)(3)(4)(5)................       9.41       8.83       9.52       8.91       8.41       7.82       6.96
Average shares outstanding(2)(4)(5).............  2,070,966  2,068,222  2,069,796  2,069,560  1,741,850  1,540,710  1,508,028

BALANCE SHEET DATA:
Total assets....................................  $ 343,217  $ 236,046  $ 324,522  $ 206,673  $ 154,698  $ 144,990  $ 130,342
Total loans, net................................    203,852    152,883    192,148    146,291    125,534    109,053     90,594
Total securities................................    108,907     42,912     88,554     29,566     15,765     15,706     21,173
Total deposits..................................    292,380    203,106    264,323    179,938    124,272    109,704    100,437
FHLB advances--long term........................     12,000      4,000     22,000      4,000     11,000     21,000     17,000
Redeemable common stock(5)......................         --          4         --        130        382        717        587
Total stockholders' equity......................  $  19,489  $  18,278  $  19,704  $  18,295  $  16,987  $  11,397  $  10,167

PERFORMANCE RATIOS:
Return on average assets(6).....................       0.65%      0.66%      0.77%      0.51%      0.93%      1.00%      0.84%
Return on average stockholders' equity(6).......      10.57       7.73      10.16       5.14       9.65      12.39      10.75
Return on average stockholders' equity and
  redeemable common stock(6)....................      10.57       7.71      10.15       5.05       9.23      11.62      10.33
Net interest margin(6)(7).......................       3.60       3.57       3.72       3.84       3.97       3.71       4.23
Total other expenses as a percentage of average
  assets........................................       2.44       2.67       2.61       3.09       2.97       3.03       3.27

ASSET QUALITY RATIOS:
Allowance for loan losses as a percentage of
  loans, net....................................       1.02%      1.15%      1.03%      1.13%      1.13%      1.31%      2.09%
Allowance for loan losses as a percentage of
  non-performing loans(8).......................      68.72      74.60      69.75      94.10      47.50      74.90      97.09
Non-performing loans as a percentage of total
  loans, net(8).................................       1.49       1.54       1.48       1.20       2.38       1.75       2.15
Non-performing assets as a percentage of total
  assets(8).....................................       1.03       1.57       1.12       1.50       1.96       1.85       2.61
Net charge-offs as a percentage of average
  loans, net....................................       0.07      (0.02)      0.21       0.21       0.03       0.69       1.11

                                                              AT OR FOR THE
                                                            THREE MONTHS ENDED
                                                                MARCH 31,          AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                           --------------------  ------------------------------------------
                                                             1997       1996       1996       1995       1994       1993
                                                           ---------  ---------  ---------  ---------  ---------  ---------

                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

LIQUIDITY AND CAPITAL RATIOS:
Equity to assets(10)(12).................................       6.15%      8.57%      7.57%      9.99%      9.65%      8.07%
Tier 1 capital to risk-weighted assets(9)(10)............       9.61      12.50      10.39      12.43      15.69      11.32
Leverage ratio(9)(10)(11)................................       6.22       8.56       6.82       9.30      11.93       8.65
Total capital to risk-weighted assets(9)(10).............      10.63      13.71      11.44      13.58      16.95      12.59
Dividend payout ratio....................................      28.27      29.01      22.86      36.81      15.37       5.32


                                                             1992
                                                           ---------

LIQUIDITY AND CAPITAL RATIOS:
Equity to assets(10)(12).................................       7.84%
Tier 1 capital to risk-weighted assets(9)(10)............      11.18
Leverage ratio(9)(10)(11)................................       8.15
Total capital to risk-weighted assets(9)(10).............      12.76
Dividend payout ratio....................................       0.00

------------------------

(1) Based upon average shares and common share equivalents outstanding.

(2) Average shares outstanding and per common share data are adjusted for all stock dividends and stock splits effected through March 31, 1997.

(3) Based upon total shares issued and outstanding at the end of each respective period, including Rescission Shares (see footnote 5 herein) classified as redeemable common stock for the three months ended March 31, 1996 and for each of the years in the four year period ended December 31, 1995.

(4) Including Rescission Shares (see footnote 5 herein) for the three months ended March 31, 1996 and for each of the years in the four year period ended December 31, 1995.

(5) In conjunction with the Company's initial public offering in 1994, the Company completed a rescission offer (the "Rescission Offer") for shares of Common Stock sold by the Company between October 1990 and June 1993 in transactions that were not registered under the Securities Act (the "Rescission Shares"). The Rescission Shares were classified as redeemable common stock, which was stated at the amount of the redemption value of the remaining Rescission Shares outstanding. Stockholders' equity includes Rescission Shares for the three months ended March 31, 1996 and for each of the years in the four year period ended December 31, 1995. At March 31, 1997 and December 31, 1996, no Rescission Shares were required to be classified as redeemable common stock because of the expiration of the rescission period

(6) Annualized ratios at March 31, 1997 and 1996.

(7) Represents net interest income as a percentage of average total interest-earning assets, calculated on a tax-equivalent basis.

(8) Non-performing loans are comprised of (i) loans which are on a nonaccrual basis, (ii) accruing loans that are 90 days or more past due which are insured for credit loss, and (iii) restructured loans. Non-performing assets are comprised of non-performing loans and foreclosed real estate (assets acquired in foreclosure).

(9) Based on Federal Reserve Board risk-based capital guidelines, as applicable to the Company. The Bank is subject to similar requirements imposed by the Federal Reserve Board.

(10) Rescission Shares have been classified as redeemable common stock for the three months ended March 31, 1996 and for each of the years in the four year period ended December 31, 1995, and the Rescission Shares have been excluded from this computation for such periods.

(11) The leverage ratio is defined as the ratio of Tier 1 capital to average total assets.

(12) Based upon average daily balances for the respective periods.

'

                              RECENT DEVELOPMENTS

    The following tables set forth certain consolidated financial and other data of the Company at or for the periods indicated. In the opinion of management, the following operating data contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the operating data for such periods. However, interim results are not necessarily indicative of the results that may be expected for the entire year.

                                                                           AT OR FOR THE         AT OR FOR THE
                                                                         THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                              JUNE 30,              JUNE 30,
                                                                        --------------------  --------------------
                                                                          1997       1996       1997       1996
                                                                        ---------  ---------  ---------  ---------

                                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                          DATA)
INCOME STATEMENT DATA:
Total interest income.................................................  $   6,412  $   4,179  $  12,139  $   8,017
Total interest expense................................................      3,610      2,209      6,861      4,340
                                                                        ---------  ---------  ---------  ---------
Net interest income...................................................      2,802      1,970      5,278      3,677
Provision for loan losses.............................................        260        245        501        325
Other income..........................................................        476        317        814        580
Other expenses........................................................      2,170      1,533      4,125      2,972
Federal income taxes..................................................        164         85        269        181
                                                                        ---------  ---------  ---------  ---------
Net Income............................................................  $     684  $     424  $   1,197  $     779
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
PER SHARE DATA:
Earnings per share(1)(2)..............................................  $    0.32  $    0.20  $    0.56  $    0.37
Cash dividends declared per share(2)..................................       0.07       0.05       0.14       0.10
Book value per share(2)...............................................       9.91       8.96       9.91       8.96
Average shares outstanding(2).........................................  2,076,929  2,069,304  2,073,964  2,068,763

PERFORMANCE RATIOS:
Return on average assets(3)...........................................       0.77%      0.74%      0.71%      0.70%
Return on average stockholders' equity(3).............................      13.84       9.18      12.13       8.44
Net interest margin(3)(4).............................................       3.57       3.75       3.59       3.71
Total other expenses as a percentage of average assets................       2.46       2.67       2.45       2.67

ASSET QUALITY RATIOS:
Allowance for loan losses as a percentage of loans, net...............       1.03%      1.11%      1.03%      1.11%
Allowance for loan losses as a percentage of non-performing
  loans(5)............................................................      57.16      91.21      57.16      91.21
Non-performing loans as a percentage of total loans, net(5)...........       1.80       1.22       1.80       1.22
Non-performing assets as a percentage of total assets(5)..............       1.09       1.40       1.09       1.40
Net charge-offs as a percentage of average loans, net.................       0.02       0.03       0.09       0.05

LIQUIDITY AND CAPITAL RATIOS:
Dividend payout ratio.................................................      21.27%     24.42%     24.28%     26.57%
Equity to assets (6)..................................................       5.60       8.03       5.86       8.30

                                                                                                        AT
                                                                                                     JUNE 30,
                                                                                               --------------------
                                                                                                 1997       1996
                                                                                               ---------  ---------
BALANCE SHEET DATA:
Total assets.................................................................................  $ 386,275  $ 250,854
Total loans, net.............................................................................    223,425    170,742
Total securities.............................................................................    133,142     49,974
Total deposits...............................................................................    322,119    224,710
FHLB advances--long term.....................................................................     12,000      4,000
Total stockholders' equity...................................................................  $  20,590  $  18,548

------------------------

(1) Based upon average shares and common share equivalents outstanding.

(2) Average shares outstanding and per common share data are adjusted for all stock dividends and stock splits effected through June 30, 1997.

(3) Annualized ratios at June 30, 1997 and 1996.

(4) Represents net interest income as a percentage of average total interest-earning assets, calculated on a tax-equivalent basis.

(5) Non-performing loans are comprised of (i) loans which are on a nonaccrual basis, (ii) accruing loans that are 90 days or more past due which are insured for credit loss, and (iii) restructured loans. Non-performing assets are comprised of non-performing loans and foreclosed real estate (assets acquired in foreclosure).

(6) Based upon average daily balances for the respective periods.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

    Total assets increased by $61.8 million, or 19.0%, to $386.3 million at June 30, 1997 from $324.5 million at December 31, 1996. The increase in total assets was attributable to material increases in net loans and securities.

    Net loans increased by $31.3 million, or 16.3%, to $223.4 million at June 30, 1997 from $192.1 million at December 31, 1996, primarily due to continued strong loan demand in the Company's market area. Securities increased by $44.5 million, or 50.2%, to $133.1 million at June 30, 1997 from $88.6 million at December 31, 1996, as a result of the Company's matched funding program. Deposits increased by $57.8 million, or 21.9%, to $322.1 million at June 30, 1997 from $264.3 million at December 31, 1996. The increase in deposits was primarily attributable to the opening of the Muhlenberg and Shillington branches and continued success in the marketing of the Bank's money market deposit accounts.

    Stockholders' equity increased approximately $900,000, or 4.6%, to $20.6 million at June 30, 1997 from $19.7 million at December 31, 1996.

    Net income increased by $260,000, or 61.3%, to $684,000 for the three months ended June 30, 1997 compared to net income of $424,000 for the three months ended June 30, 1996. Net interest income increased $800,000, or 40.0%, to $2.8 million from $2.0 million for the three months ended June 30, 1997 compared to the three months ended June 30, 1996. For the six months ended June 30, 1997 net income increased by $421,000, or 54.0%, to $1.2 million compared to $779,000 for the six-month period ended June 30, 1996, while net interest income increased by $1.6 million, or 43.2%, to $5.3 million from $3.7 million for the same comparative periods. The increase in net income and net interest income for both the three and six month periods ended June 30, 1997 is attributable to significant growth in average earning assets funded primarily through the 21.9% growth in deposits.

    The provision for loan losses amounted to $260,000 for the three months ended June 30, 1997 compared to $245,000 for the three months ended June 30, 1996. The provision for loan losses amounted to $501,000 for the six months ended June 30, 1997 compared to $325,000 for the six months ended June 30, 1996.

                                  RISK FACTORS

    WHEN USED IN THIS PROSPECTUS, THE WORDS OR PHRASES "WILL LIKELY RESULT," "ARE EXPECTED TO," "WILL CONTINUE," "IS ANTICIPATED," "ESTIMATE," "PROJECT," "BELIEVE" OR SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY WISHES TO CAUTION READERS THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND NOT TO PLACE UNDUE RELIANCE ON ANY SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE MADE, AND TO ADVISE READERS THAT VARIOUS RISKS AND UNCERTAINTIES, INCLUDING REGIONAL AND NATIONAL ECONOMIC CONDITIONS, CHANGES IN MARKET INTEREST RATES, CREDIT RISKS OF LENDING ACTIVITIES, AND COMPETITIVE AND REGULATORY FACTORS, COULD AFFECT THE COMPANY'S FINANCIAL PERFORMANCE AND COULD CAUSE THE COMPANY'S ACTUAL RESULTS FOR FUTURE PERIODS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED. THE RISKS HIGHLIGHTED HEREIN SHOULD NOT BE ASSUMED TO BE THE ONLY RISKS THAT COULD AFFECT FUTURE PERFORMANCE OF THE COMPANY.

RAPID GROWTH

    In the last two years, the Company has experienced rapid growth fueled by its branch expansion and the acquisition of large local competitors by out-of-market institutions. In the short term, the Company expects this rapid growth to continue. To date, the Company has not experienced any material problems as a result of this rapid growth. The Company believes it has in place the management, systems, including data processing systems, internal controls and a strong credit culture to support continued rapid growth. However, the Company's continued rapid growth and profitability depends on the ability of its officers and key employees to manage such growth effectively, to attract and retain skilled employees and to maintain adequate internal controls and a strong credit culture. Accordingly, there can be no assurance that the Company will be successful in managing its expansion and the failure to do so would adversely affect the Company's financial condition and results of operations.

    A natural corollary of the Company's rapid growth during the past two years, particularly its branch expansion program, is a significant increase in non-interest expense. These costs are associated with branch construction and increased staffing and equipment needs necessary to create the infrastructure to support this growth. Because the Company expects rapid growth to continue, in part because of its ongoing branch expansion program, purchasers of Common Stock should expect non-interest expense to rise materially.

    Finally, in order to increase earnings to offset the expected increase in non-interest expense, the Company has employed matched funding programs that use FHLB advances and deposit inflows from existing and new branches to fund loan originations and securities purchases. These matched funding programs are premised upon the management assumption that, over a finite time period, lower-cost deposits will grow sufficiently to permit the Company to earn a positive spread on the blended yield earned on incremental loans and securities over the blended yield paid on deposits and FHLB borrowings. If the expected low-cost deposit growth does not materialize, the Company may realize narrower net interest margins on incremental growth and slower growth in future earnings.

MARKET FOR COMMON STOCK


    The Common Stock is traded on the Nasdaq National Market System. Trading volume has averaged approximately 2,500 shares per day for the first quarter of 1997. Accordingly, a regular and active market has not yet developed. Upon completion of the Offering, the number of outstanding shares of Common Stock will increase by at least 1.2 million shares. The Offering will materially increase the number of shares of Common Stock held by non-affiliates. However, no assurance can be given that an active market will develop, and the price of the Common Stock may remain susceptible to short-term volatility caused by large trades by one or more shareholders or otherwise. See "MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

COMPETITION

    The Bank still faces significant competition from many other banks, savings institutions and other financial institutions which have branch offices or otherwise operate in the Bank's market area, as well as many other companies now offering a variety of financial services. Many of these competitors have substantially greater financial resources than the Bank including a larger capital base that allows them to attract customers seeking larger loans than the Bank is able to make. See "BUSINESS--Competition."

ECONOMIC CONDITIONS AND RELATED UNCERTAINTIES

    Commercial banking is affected, directly and indirectly, by local, domestic, and international economic and political conditions, and by government monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, tight money supply, scarce natural resources, real estate values, international conflicts and other factors beyond the control of the Company and the Bank may adversely affect the potential profitability of the Company and the Bank. Management does not expect any one particular factor to affect the Bank's results of operations. However, a continued downtrend in several areas, such as real estate, construction and consumer spending, could have an adverse impact on the Bank's ability to maintain or increase profitability.

FEDERAL AND STATE GOVERNMENT REGULATION

    The operations of the Company and the Bank are heavily regulated and will be affected by present and future legislation and by the policies established from time to time by various federal and state regulatory authorities. In particular, the monetary policies of the Federal Reserve Board have had a significant effect on the operating results of banks in the past, and are expected to continue to do so in the future. See "BUSINESS--Supervision and Regulation."

                                USE OF PROCEEDS

    The net proceeds from the sale of Common Stock offered hereby are estimated
to be approximately $         million after deduction of the underwriting
discount and estimated expenses (approximately $         million if the
Underwriters' over-allotment option is exercised in full). The Company presently intends to contribute the majority of the net proceeds to the Bank. The cash provided by the net proceeds is expected to be used to repay a portion of outstanding FHLB advances incurred and/or to fund growth in the loan and securities portfolio. The precise amounts and timing of the application of cash proceeds will depend, among other things, upon the funding requirements of the Bank and the availability of other funds. The capital provided by the net proceeds will be used to support the growth of the Bank, including, among other things, future branch office expansion. Pending application, the net proceeds are expected to be invested in short-term government or investment grade obligations.

            MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

    Shares of the Common Stock are traded in the over-the-counter market and are quoted on the National Association of Securities Dealers Automated Quotation System National Market System ("Nasdaq/NMS") under the symbol "BCBF." At May 15, 1997, the total number of holders of record of the Common Stock was approximately 1,600.


    The table below presents the high and low trade prices reported for the Common Stock and the cash dividends declared on such Common Stock for the periods indicated. The range of high and low prices is based on trade prices reported on the Nasdaq/NMS. Market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily reflect actual transactions. All price information in the table has been adjusted retroactively to reflect a 5% stock dividend paid on October 23, 1995 and a 6-for-5 stock split paid on November 19, 1996. On July 21, 1997, the
closing price of a share of Common Stock on the Nasdaq/NMS was $      .


                                                                               CASH
                                                                             DIVIDENDS
YEAR                 QUARTER           HIGH                  LOW             PER SHARE
------------------  ---------        --------              --------        -------------
1997                2nd        $      18             $      14  3/4          $     .07
                    1st               19  5/8               14  3/4                .07

1996                4th               15  3/4               12  1/16               .06
                    3rd               12  11/16             11  7/8                .05
                    2nd               12  15/16             11  7/8                .05
                    1st               12  15/16             10  13/16              .05

1995
                    4th               11  1/16               9  5/8                .04
                    3rd               10  1/8                9  5/16               .04
                    2nd                9  3/4                8  3/4                .04
                    1st                9  3/4                8  1/2                .04

DIVIDENDS

    Purchasers in the Offering will first be eligible to receive dividends in October of 1997.

    It is the Company's policy to pay cash dividends in January, April, July and October of each year to shareholders of record on or about the fourth day of the month in which the dividend is paid, as and if declared by the Company's Board of Directors out of legally available funds. However, the continuation of this policy and the timing and amount of future dividends will depend upon earnings, capital levels, cash requirements, the financial condition of the Company and the Bank, applicable government regulations and policies and other factors deemed relevant by the Company's Board of Directors, including the amount of dividends payable to the Company by the Bank.

    The principal source of income and cash flow for the Company, including cash flow to pay dividends on the Common Stock, is dividends from the Bank. Various federal and state laws, regulations and policies limit the ability of the Bank to pay dividends to the Company. For certain limitations on the Bank's ability to pay dividends to the Company, see "BUSINESS--Supervision and Regulation" and
Note 18 to the Consolidated Financial Statements.

                                 CAPITALIZATION


    The following tables present the consolidated capitalization and certain capital ratios of the Company at March 31, 1997, and, as adjusted as of such date to give effect to the issuance and sale of the shares of Common Stock offered hereby (after giving effect to the estimated underwriting discount, the payment of estimated issuance expenses and assuming no exercise of the
Underwriters' over-allotment option) at an offering price of $    per share.
This table should be read in conjunction with the historical consolidated financial statements of the Company and the related notes thereto set forth elsewhere herein.


                                                                                              AT MARCH 31, 1997
                                                                                           ------------------------
                                                                                           HISTORICAL   AS ADJUSTED
                                                                                           -----------  -----------

                                                                                                (IN THOUSANDS)
Long-term debt...........................................................................   $  12,000    $  12,000
                                                                                           -----------  -----------
                                                                                           -----------  -----------
Stockholders' equity:
  Common Stock, par value $2.50 share; 20,000,000 shares authorized, 2,071,349 shares
    issued and outstanding on March 31, 1997; 3,271,349 shares as adjusted(1)............       5,178        8,178
  Surplus................................................................................       9,880
  Retained earnings (less unrealized depreciation on securities available for sale)......       4,431        4,431
                                                                                           -----------  -----------
Total stockholders' equity...............................................................   $  19,489    $
                                                                                           -----------  -----------
                                                                                           -----------  -----------
Total long-term debt and stockholders' equity............................................   $  31,489    $
                                                                                           -----------  -----------
                                                                                           -----------  -----------


------------------------

(1) On June 11, 1997, the Company obtained shareholder approval to amend the Company's Articles of Incorporation to increase the authorized number of shares of Common Stock from 3,000,000 shares to 20,000,000 shares.


                                               CAPITAL RATIOS
                                ---------------------------------------------
                                 ACTUAL AT                        MINIMUM
                                 MARCH 31,                       REGULATORY
                                   1997       AS ADJUSTED(1)   REQUIREMENT(2)
                                -----------   --------------   --------------
Capital Ratios:
  Tier 1 capital to
    risk-weighted assets......        9.61%             %(3)         4.00%(3)
  Total capital to
    risk-weighted assets......       10.63              (3)          8.00 (3)
  Leverage ratio (4)(5).......        6.22                           5.00


------------------------

(1) Assumes that the Company's total assets will increase by the amount of the estimated net proceeds from the issuance and sale of the Common Stock offered hereby.

(2) Based on the risk-based capital guidelines of the Federal Reserve Board, a bank holding company, such as the Company, is required to maintain a Tier 1 capital to risk-weighted assets ratio of 4.00% and a total capital to risk-weighted assets ratio of 8.00%. The Bank is subject to similar capital requirements also adopted by the Federal Reserve Board. At March 31, 1997, the Company and the Bank each exceeded their respective regulatory requirements. See "BUSINESS--Supervision and Regulation."

(3) Assumes a risk-weighting factor of 58.0% (the average risk-weighting factor for the Company's total assets at March 31, 1997) for the net proceeds from the issuance and sale of the Common Stock offered hereby. See "BUSINESS--Supervision and Regulation" for a discussion of risk-based capital guidelines and the Federal Reserve Board's minimum leverage ratio requirement.

(4) The leverage ratio is defined as the ratio of Tier 1 capital to average total assets.

(5) Based on the Federal Reserve Board's guidelines, a bank holding company, such as the Company, generally is required to maintain a leverage ratio of 3% plus an additional amount of at least 100 to 200 basis points.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Bank opened its first office in Reading, Pennsylvania in 1987 to serve individuals and small-to-medium sized businesses that it believed were not being adequately served by its larger competitors in the Berks County market area. The Bank opened its second office in Exeter in 1991.

    In 1995, the Bank initiated a more aggressive branch expansion and marketing program targeting customers of larger institutions that were recently acquired. The Bank opened branches in Pottstown and Wyomissing in 1995, and in Muhlenberg and Shillington on March 29 and May 3, 1997, respectively. As a result, the Company's assets have grown from $154.7 million at December 31, 1994 to $343.2 million at March 31, 1997, a compound annual growth rate of approximately 42.5%. In addition, the Bank aggressively has sought to leverage deposit inflows into new loan originations and since 1995 has opened loan production offices in Wyomissing, Pottstown, Schuylkill Haven, Jamison and Exton/West Chester. Net loans have grown from $125.5 million at December 31, 1994 to $203.9 million at March 31, 1997, a compound annual growth rate of approximately 24.1%.

    Future growth plans include the opening of a seventh branch in late 1997 or early 1998 and the addition of two new offices per year for the next several years in Berks and the contiguous counties. Management's goal in establishing any new branch is to achieve deposits of at least $50 million in three years or less. In addition, the Company expects to open additional loan production offices in those areas where the Company perceives market opportunities and which may be suitable for future branch sites.

    The Company's net income historically has fluctuated with the timing of new branch openings because the Company incurs incremental non-interest expense when opening a new branch office. Specifically, in 1995 the Company opened two new branches within the same calendar quarter. Because the Company was much smaller in 1995 than it is in 1997, the incremental non-interest expense as a percentage of net income was substantially greater in 1995 than the Company expects it to be in 1997. As the Company continues to open additional branches, it expects the impact of incremental non-interest expense on net income to be less dramatic than in prior years as a result of the growth in the Company's asset base.

    The Company began paying cash dividends in 1993 at an annual rate of $0.04 per share. Since that time, the Company has paid a cash dividend each quarter and has annually increased such dividend to its current annual rate of $0.28 per share.

    The following discussion and analysis of financial condition and results of operations of the Company should be read in conjunction with the consolidated financial statements of the Company, including the related notes thereto, included elsewhere herein.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

OVERVIEW

    The Company's net income for the three months ended March 31, 1997 was $513,000, 44.5% more than the $355,000 reported for the same period in 1996. The earnings for the first quarter increased from the prior year's first quarter primarily due to an increase in net interest income.

ANALYSIS OF NET INTEREST INCOME

    Historically, the Company's earnings have depended primarily upon the Bank's net interest income, which is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income is affected by changes in the mix of the volume and rates of interest-earning assets and interest-bearing liabilities. The following table provides an analysis of net interest income on a tax-equivalent basis, setting forth for the periods (i) average assets, liabilities and stockholders' equity, (ii) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (iv) the Bank's net interest margin (net interest income as a percentage of average total interest-earning assets).

                                                                             THREE MONTHS ENDED MARCH 31,
                                                            ---------------------------------------------------------------
                                                                            1997                             1996
                                                            -------------------------------------  ------------------------

                                                                         INTEREST                               INTEREST
                                                             AVERAGE      INCOME/       YIELD/      AVERAGE      INCOME/
                                                             BALANCE    EXPENSE(1)      RATE(2)     BALANCE    EXPENSE(1)
                                                            ---------  -------------  -----------  ---------  -------------
                                                                                (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:

  Interest-bearing deposits at banks......................  $  10,652    $     151          5.75%  $  15,460    $     209
                                                            ---------       ------           ---   ---------       ------
  U.S. Treasury...........................................      3,464           58          6.79       4,913           70
  U.S. Government agencies................................     50,950          912          7.26       9,554          147
  State and municipal (3).................................     34,510          673          7.91      14,487          296
  Other bonds and securities..............................      3,600           47          5.29       1,207           14
                                                            ---------       ------           ---   ---------       ------
    Total securities......................................     92,524        1,690          7.41      30,161          527
                                                            ---------       ------           ---   ---------       ------
  Federal funds sold......................................      1,145           15          5.31       4,954           63
                                                            ---------       ------           ---   ---------       ------
  Commercial loans (3)....................................     92,056        1,993          8.78      72,769        1,611
  Mortgage loans..........................................     90,825        1,718          7.67      64,418        1,220
  Installment loans.......................................     16,676          381          9.27      14,853          299
                                                            ---------       ------           ---   ---------       ------
    Total loans(4)........................................    199,557        4,092          8.32     152,040        3,130
                                                            ---------       ------           ---   ---------       ------
    Total interest-earning assets.........................    303,878        5,948          7.94     202,615        3,929
Unrealized appreciation (depreciation) on available for
  sale securities.........................................        (85)                                   217
Allowance for loan losses.................................     (2,006)                                (1,737)
Non-interest-earning assets...............................     18,234                                 14,265
                                                            ---------                              ---------
Total assets..............................................  $ 320,021                              $ 215,360
                                                            ---------                              ---------
                                                            ---------                              ---------
INTEREST-BEARING LIABILITIES:
Demand deposits, interest-bearing.........................  $  96,605    $     912          3.83%  $  50,201    $     466
  Savings deposits........................................     18,930          185          3.96       9,796           71
  Other time deposits.....................................    126,447        1,777          5.70     110,790        1,523
                                                            ---------       ------           ---   ---------       ------
  Total deposits..........................................    241,982        2,874          4.82     170,787        2,060
  Other borrowed funds....................................      6,781           90          5.38       2,575           26
  Long-term debt..........................................     21,444          288          5.45       4,000           46
                                                            ---------       ------           ---   ---------       ------
    Total interest-bearing liabilities....................    270,207        3,252          4.88     177,362        2,132
                                                            ---------       ------           ---   ---------       ------
Demand deposits, non-interest bearing.....................     26,168                                 16,962
Other non-interest-bearing liabilities....................      3,968                                  2,510
                                                            ---------                              ---------
Total liabilities.........................................    300,343                                196,834
Redeemable common stock...................................     --                                         67
Stockholders' equity......................................     19,678                                 18,459
                                                            ---------                              ---------
Total liabilities, redeemable common stock and
  stockholders' equity....................................  $ 320,021                              $ 215,360
                                                            ---------                              ---------
                                                            ---------                              ---------
Net interest income.......................................               $   2,696                              $   1,797
                                                                            ------                                 ------
                                                                            ------                                 ------
Net interest margin (5)...................................                                  3.60%
                                                                                             ---
                                                                                             ---



                                                               YIELD
                                                              RATE(2)
                                                            -----------

INTEREST-EARNING ASSETS:
  Interest-bearing deposits at banks......................        5.44%
                                                                   ---
  U.S. Treasury...........................................        5.73
  U.S. Government agencies................................        6.19
  State and municipal (3).................................        8.21
  Other bonds and securities..............................        4.67
                                                                   ---
    Total securities......................................        7.02
                                                                   ---
  Federal funds sold......................................        5.11
                                                                   ---
  Commercial loans (3)....................................        8.90
  Mortgage loans..........................................        7.62
  Installment loans.......................................        8.10
                                                                   ---
    Total loans(4)........................................        8.28
                                                                   ---
    Total interest-earning assets.........................        7.80
Unrealized appreciation (depreciation) on available for
  sale securities.........................................
Allowance for loan losses.................................
Non-interest-earning assets...............................

Total assets..............................................

INTEREST-BEARING LIABILITIES:
Demand deposits, interest-bearing.........................        3.73%
  Savings deposits........................................        2.92
  Other time deposits.....................................        5.53
                                                                   ---
  Total deposits..........................................        4.85
  Other borrowed funds....................................        4.06
  Long-term debt..........................................        4.63
                                                                   ---
    Total interest-bearing liabilities....................        4.83
                                                                   ---
Demand deposits, non-interest bearing.....................
Other non-interest-bearing liabilities....................

Total liabilities.........................................
Redeemable common stock...................................
Stockholders' equity......................................

Total liabilities, redeemable common stock and
  stockholders' equity....................................

Net interest income.......................................

Net interest margin (5)...................................        3.57%
                                                                   ---
                                                                   ---

------------------------

(1) Includes loan fee income.

(2) Yields on investments are calculated based on amortized cost; all yields are annualized.

(3) Taxable equivalent basis, using a 34% statutory tax rate as adjusted for the disallowance of the deduction for interest expense to carry bank eligible tax-exempt securities and loans.

(4) Loans outstanding include non-accruing loans.

(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets.

RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

    Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. The following table sets forth an analysis of volume and rate changes in net interest income for the periods indicated. For purposes of this table, changes in interest income and interest expense are allocated to volume and rate categories based upon the respective percentage changes in average balances and average rates.

                                                                                  THREE MONTHS ENDED MARCH 31,
                                                                               -----------------------------------
                                                                                          1997 VS. 1996
                                                                               -----------------------------------

                                                                                          CHANGE DUE TO
                                                                               -----------------------------------
                                                                                AVERAGE     AVERAGE     INCREASE
                                                                                VOLUME       RATE      (DECREASE)
                                                                               ---------  -----------  -----------
                                                                                         (IN THOUSANDS)
Interest earned on:
  Interest-bearing deposits with banks.......................................  $     (65)  $       7    $     (58)
  Federal funds sold.........................................................        (49)          1          (48)
  Securities (1).............................................................      1,159           4        1,163
  Loans(1)...................................................................        866          96          962
                                                                               ---------       -----   -----------
Total interest income........................................................  $   1,911   $     108    $   2,019
                                                                               ---------       -----   -----------
Interest paid on:
  Interest-bearing demand and savings deposits...............................  $     497   $      63    $     560
  Time deposits under $100,000...............................................        128          69          197
  Time deposits $100,000 and above...........................................         48           9           57
  Borrowed funds.............................................................        233          73          306
                                                                               ---------       -----   -----------
  Total interest expense.....................................................  $     906   $     214    $   1,120
                                                                               ---------       -----   -----------
  Net interest income........................................................  $   1,005   $    (106)   $     899
                                                                               ---------       -----   -----------
                                                                               ---------       -----   -----------

------------------------

(1) Interest income is reported on a tax-equivalent basis, using a 34% statutory tax rate as adjusted for the disallowance of the deduction for interest expense to carry bank eligible tax-exempt securities and loans.

    Net interest margin increased 3 basis points to 3.60% for the three months ended March 31, 1997 versus 3.57% for the three months ended March 31, 1996, calculated on a tax-equivalent basis. Net interest margin increased in the first quarter of 1997 as compared to the same period in 1996 primarily due to an increase in the average yield on interest-earning assets. For the first quarter of 1997, the average yield on interest-earning assets, on a tax-equivalent basis, increased 14 basis points to 7.94% from 7.80% for the quarter ended March 31, 1996.

    The Company's net interest income, calculated on a tax-equivalent basis, increased $899,000, or 50.0%, to $2.7 million during the first quarter of 1997 from $1.8 million during the first quarter of 1996. The increase in net interest income was primarily due to an increase in average interest-earning assets as well as an increase in the average yield on interest-earning assets. The Company's total interest income on a tax-equivalent basis increased by $2.0 million during the first quarter of 1997 over the first quarter of 1996, from $3.9 million in 1996 to $5.9 million in 1997. Interest and fees on loans increased $1.0 million, from $3.1 million at March 31, 1996 to $4.1 million at March 31, 1997, which was largely as a result of an increase in average loan balances, from $152.0 million at March 31, 1996 to $199.6 million at March 31, 1997. The yield on the loan portfolio was relatively constant between the periods. Also contributing to the increase in total interest income was an increase in interest and dividend income on securities of $1.2 million, from $527,000 for the first quarter of 1996, to $1.7 million for the first quarter of 1997, calculated on a tax-equivalent basis. This increase in investment income was the result of a combination of an increase in the average balance of securities owned for the first three months of 1997 versus the first three months of 1996, from $30.2 million to $92.5 million, and an increase in the tax-equivalent yield on the average balance in securities held, from 7.0% for the first three months of 1996 to 7.4% for the first three months of 1997.

    The increase in the average balance of securities is the result of matched funding programs employed by the Company that use FHLB advances and the significant deposit inflows at existing and new branches to fund loan originations and securities purchases. The purpose of these programs is to target earnings growth and net interest margin increases while managing liquidity, credit, market and interest rate risk. From time to time, a specific matched funding program may attempt to achieve current earnings benefits from future growth in deposits that management is reasonably confident will occur by funding current loan and security portfolio increases partially with short-term FHLB advances. For example, management may elect to use short-term FHLB advances during the quarter prior to the opening of a new branch. Once the new branch opens, management then may elect to pay off these short-term FHLB advances with lower cost deposit growth, or convert short-term FHLB debt to long-term debt or rollover short-term debt if market conditions are favorable.

    The increase in average yield on interest-earning assets was largely the result of the Company's strategy to reduce its effective tax rate by increasing its holdings in state and municipal securities located primarily in the Commonwealth of Pennsylvania, many of which are school district obligations with underlying insurance that carry the highest rating of Moodys or Standard and Poor's. The Company has elected during the past several years to maintain the bulk of its excess liquidity in an interest-bearing account at the FHLB of Pittsburgh instead of selling it overnight as Federal Funds Sold. By doing this during the first quarter of 1997, the Company increased its yield on its deposits at the FHLB by 44 basis points over what it could have earned on Federal Funds Sold, an average yield of 5.75% versus 5.31%.

    The Company's total interest expense increased $1.2 million, or 57.1%, to $3.3 million during the first quarter of 1997 compared to $2.1 million during the first quarter of 1996. This increase was due to an increase in the volume of average interest-bearing liabilities of $92.8 million, or 52.3%, to $270.2 million for the quarter ended March 31, 1997 versus $177.4 million for the quarter ended March 31, 1996. The average rate paid on interest-bearing liabilities increased 5 basis points from 4.83% for the first quarter of 1996 compared to 4.88% for the first quarter of 1997. This slight increase was as a result of higher amounts of long-term debt and other borrowed funds in the first quarter of 1997 versus the first quarter of 1996. The average rate paid on deposits decreased 3 basis points from 4.85% for the first quarter of 1996 compared to 4.82% for the first quarter of 1997 due to an improved deposit mix as described below.

    In September 1996 the Company elected to increase the annual percentage yield on money market savings deposits to 4.2%. The Company currently guarantees this minimum yield through June 30, 1998 for all new money market savings accounts opened and having balances of $1,000 or more. The total balance in money market savings deposits increased $6.3 million during the first quarter of 1997, or 7.0%, from $90.6 million at December 31, 1996 to $96.9 million at March 31, 1997. This strategy contributed to the increase in the Company's interest expense during the first three months of 1997 versus the first three months of 1996. However, the Company believes the higher rate is justified because the Company historically had comparatively low money market deposit balances compared to many other banks and instead relied more heavily on time deposits as a funding source. The above market yield on the money market account product is a conscious strategy designed to change the Company's deposit composition by significantly increasing money market account balances while at the same time attracting funds at a yield lower than that which would have been paid on time deposits. At March 31, 1997, total money market savings deposits were 33.2% of total deposits and 37.1% of total interest-bearing deposits.

    Interest expense on certificates of deposit increased $254,000, or 16.9%, from $1.5 million during the first three months of 1996 to $1.8 million during the first three months of 1997. This increase was due to an increase in the average volume of certificates of deposit in the amount of $15.6 million, or 14.1%, from $110.8 million for the three months ended March 31, 1996 to $126.4 million for the three months ended March 31, 1997 as well as increases in the average rates from 5.53% to 5.70%, respectively. During the first quarter of 1997, the Bank initiated a program that provides a 25 basis point premium on certificates of deposit to customers who maintain both a checking and savings account with the Bank.

    Interest expense on other borrowed funds and long-term debt increased for the first quarter of 1997 to $378,000 from $72,000 for the first quarter of 1996 because the average balance of other borrowed funds and long-term debt increased to $28.2 million for the first quarter of 1997 from $6.6 million for the first quarter of 1996. The increase, along with the increase in deposits, funded purchases of securities and origination of loans are part of an ongoing matched funding program designed to increase earnings while also managing interest rate risk and liquidity. Another integral part of this strategy is to aggressively promote "free" non-interest-bearing business and personal demand (checking) accounts. This strategy will continue throughout 1997 in an ongoing effort by the Company to lower its cost of funds. During the first quarter of 1997, the balance of non-interest-bearing business and personal demand (checking) deposits increased from $29.1 million at December 31, 1996 to $31.2 million at March 31, 1997, an increase of $2.1 million, or 7.2%.

PROVISION FOR LOAN LOSSES

    The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered appropriate by management. The level of the allowance for loan losses is determined by management of the Bank based upon its evaluation of the known as well as inherent risks within the Bank's loan portfolio. Management's periodic evaluation is based upon an examination of the portfolio, past loss experience, current economic conditions, the results of the most recent regulatory examinations and other relevant factors. The provision for loan losses was $241,000 for the first three months of 1997 compared to $80,000 for the first three months of 1996. The increase in the first quarter of 1997 compared to 1996 replaced that portion of the allowance for loan losses used to fund loan charge-offs, net of recoveries during the first quarter of 1997 of $134,000, as well as to increase the allowance for loan losses to a level deemed by management to be satisfactory given the growth in the size of the loan portfolio during the first quarter of 1997. Non-performing assets were 1.03% of total assets at March 31, 1997, compared to 1.12% at December 31, 1996. Delinquencies were 3.0% of total loans at March 31, 1997, compared to 2.7% at December 31, 1996. See "BUSINESS--Credit Quality."

OTHER INCOME

    Total other income increased $69,000, or 26.1%, from $264,000 during the first quarter of 1996 to $333,000 during the first quarter 1997. The increase was due primarily to a $72,000 increase in customer service fees for services such as merchant card fee income, overdraft and non-sufficient funds charges, safe deposit box rentals, and other miscellaneous fees which are primarily deposit driven. The rate of increase in customer service fees was faster than the rate of increase in the Bank's average total deposits for the first three months of 1997. Customer service fees increased 50.3% during the first quarter of 1997 compared to the first quarter of 1996, while average total deposits increased 42.8% for the same comparative periods. Also, income from mortgage banking activities increased $9,000, or 7.9%, from $114,000 during the first quarter of 1996 to $123,000 during the first quarter of 1997. Mortgage banking revenues include the net loss on loans sold, which decreased $9,000, or 47.4%, from $19,000 during the first quarter of 1996 to $10,000 during the first quarter of 1997.

OTHER EXPENSES

    Total other expenses increased $515,000, or 34.3%, from $1.5 million during the first three months of 1996 to $2.0 million during the first three months of 1997. Salaries and wages increased $247,000, or 49.6%, from $498,000 during the first quarter of 1996 to $745,000 for the first quarter of 1997. Employee benefits increased $58,000, or 46.8%, from $124,000 during the first quarter of 1996 to $182,000 during the first quarter 1997. Occupancy expenses increased $10,000, or 7.2%, from $139,000 during the first three months of 1996 to $149,000 during the same period in 1997. Equipment expenses increased $14,000, or

13.1%, from $107,000 during the first quarter of 1996 to $121,000 during the first quarter in 1997. Other operating expenses increased $186,000, or 32.6%, from $571,000 during the first three months of 1996 to $757,000 during the same period of 1997. Other operating expenses encompasses all expenses not otherwise categorized, and includes items such as third-party data processing costs for ATM machines and payroll processing, FDIC insurance premiums, professional fees, advertising costs, office supplies, insurance and other miscellaneous expenses. The primary reason that other expenses increased during the first quarter of 1997 compared with the first quarter of 1996 was the growth of the Bank and increased expenses related to the opening of the new Muhlenberg and Shillington branch offices.

    Advertising expense decreased $23,000, or 14.7%, from $156,000 during the first quarter of 1996 to $133,000 during the first quarter of 1997. This discretionary expense is expected to increase during the second quarter of 1997 in conjunction with the promotion of the opening of the Muhlenberg and Shillington offices. Office supplies and expense increased $42,000, or 47.7%, from $88,000 during the first quarter of 1996 to $130,000 during the first quarter of 1997. This increase was due to the growth of the Bank and the need to stock the two new branches.

PROVISION FOR INCOME TAXES

    The provision for income taxes increased $9,000, or 9.4%, to $105,000 for the first quarter of 1997 from $96,000 in the first quarter 1996. The effective tax rates for the first quarters ended March 31, 1997 and 1996 were 17.0% and 21.2%, respectively. The significant decrease in these effective tax rates from the statutory tax rate of 34.0% was due to the significant amount of tax-exempt interest income earned on bank-qualified municipal securities. Tax-exempt income from municipal securities increased $263,000, or 128.3%, for the quarter ended March 31, 1997 compared to the quarter ended March 31, 1996.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

OVERVIEW

    The Company's net income for the year ended December 31, 1996 was $1.9 million, increasing by 111.1%, from $902,000 for 1995. The increase in net income for 1996 compared to 1995 was largely attributable to an increase in net interest income. This increase was a result of several matched funding strategies implemented by the Company's asset/liability committee.

ANALYSIS OF NET INTEREST INCOME

    The Company's net interest income, calculated on a tax-equivalent basis, increased $2.3 million, or 35.9%, to $8.7 million during 1996 from $6.4 million during 1995. The increase in net interest income was primarily due to an increase in average interest-earning assets and a decrease in average rates paid on average interest-bearing liabilities. Interest income, on a tax-equivalent basis, increased $5.1 million, or 38.1%, from $13.4 million in 1995 to $18.5 million in 1996, while interest expense increased $2.8 million, or 40.0%, from $7.0 million in 1995 to $9.8 million in 1996.

    The following table presents the Company's average balances, yields, cost of funds and net interest margin for the periods indicated:

                                                                    YEAR ENDED DECEMBER 31,
                                ------------------------------------------------------------------------------------------------
                                             1996                             1995                             1994
                                ------------------------------   ------------------------------   ------------------------------
                                           INTEREST                         INTEREST                         INTEREST
                                AVERAGE    INCOME/     YIELD/    AVERAGE    INCOME/     YIELD/    AVERAGE    INCOME/     YIELD/
                                BALANCE   EXPENSE(1)   RATE(2)   BALANCE   EXPENSE(1)   RATE(2)   BALANCE   EXPENSE(1)   RATE(2)
                                --------  ----------   -------   --------  ----------   -------   --------  ----------   -------
                                                                     (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Interest-bearing deposits at
    banks.....................  $  8,095    $  431      5.32%    $  9,716    $  560      5.76%    $  5,215    $  208      3.99%
                                --------  ----------   -------   --------  ----------   -------   --------  ----------   -------
  U.S. Treasury...............     4,168       261      6.26        5,891       382      6.48        5,719       277      4.84
  U.S. Government agencies....    25,237     1,770      7.01        6,239       397      6.36        3,787       193      5.10
  State and municipal(3)......    22,003     1,773      8.06        7,336       591      8.06        4,556       363      7.97
  Other bonds and
    securities................     1,920       119      6.20        1,177        78      6.63        1,604        95      5.92
                                --------  ----------   -------   --------  ----------   -------   --------  ----------   -------
  Total securities............    53,328     3,923      7.36       20,643     1,448      7.01       15,666       928      5.92
                                --------  ----------   -------   --------  ----------   -------   --------  ----------   -------
  Federal funds sold..........     2,319       121      5.22        1,290        73      5.66          751        31      4.13
                                --------  ----------   -------   --------  ----------   -------   --------  ----------   -------
  Commercial loans(3).........    76,196     6,758      8.87       57,443     5,307      9.24       51,538     4,561      8.85
  Mortgage loans..............    78,745     5,952      7.56       66,832     5,124      7.67       60,074     4,510      7.51
  Installment loans...........    15,194     1,324      8.71        9,585       864      9.01        6,823       577      8.46
                                --------  ----------   -------   --------  ----------   -------   --------  ----------   -------
      Total loans(4)..........   170,135    14,034      8.25      133,860    11,295      8.44      118,435     9,648      8.15
                                --------  ----------   -------   --------  ----------   -------   --------  ----------   -------
      Total interest-earning
        assets................   233,877    18,509      7.91      165,509    13,376      8.08      140,067    10,815      7.72
Unrealized depreciation on
  available for sale
  securities..................      (227)                            (172)                            (188)
Allowance for loan losses.....    (1,849)                          (1,492)                          (1,461)
Non-interest-earning assets...    15,479                           11,821                            8,362
                                --------                         --------                         --------
Total assets..................  $247,280                         $175,666                         $146,780
                                --------                         --------                         --------
                                --------                         --------                         --------

INTEREST-BEARING LIABILITIES:
  Demand deposits, interest
    bearing...................  $ 68,642    $2,582      3.76%    $ 28,455    $  937      3.29%    $ 25,546    $  600      2.35%
  Savings deposits............    11,010       343      3.12       10,162       272      2.68       12,572       306      2.43
  Other time deposits.........   112,498     6,210      5.52       96,129     5,391      5.61       67,110     3,443      5.13
                                --------  ----------   -------   --------  ----------   -------   --------  ----------   -------
      Total deposits..........   192,150     9,135      4.75      134,746     6,600      4.90      105,228     4,349      4.13
  Other borrowed funds........     5,803       303      5.22        2,736       141      5.15        2,659       143      5.38
  Long-term borrowings........     6,742       371      5.50        5,488       285      5.19       12,978       760      5.86
                                --------  ----------   -------   --------  ----------   -------   --------  ----------   -------
      Total interest-bearing
        liabilities...........   204,695     9,809      4.79      142,970     7,026      4.91      120,865     5,252      4.35
                                          ----------   -------             ----------   -------             ----------   -------
Demand deposits, non-interest-
  bearing.....................    21,127                           12,960                            9,735
Other non-interest-bearing
  liabilities.................     2,718                            1,870                            1,381
                                --------                         --------                         --------
  Total liabilities...........   228,540                          157,800                          131,981
Redeemable common stock.......        14                              315                              639

Stockholders' equity..........    18,726                           17,551                           14,160
                                --------                         --------                         --------
Total liabilities, redeemable
  common stock and
  stockholders' equity........  $247,280                         $175,666                         $146,780
                                --------                         --------                         --------
                                --------                         --------                         --------
Net interest income...........              $8,700                           $6,350                           $5,563
                                          ----------                       ----------                       ----------
                                          ----------                       ----------                       ----------
Net interest margin(5)........                          3.72%                            3.84%                            3.97%
                                                       -------                          -------                          -------
                                                       -------                          -------                          -------

------------------------------
(1) Includes loan fee income.
(2) Yields on investments are calculated based on amortized cost.
(3) Taxable equivalent basis, using a 34% statutory tax rate for 1996, 1995 and 1994 and adjusted for the disallowance of the deduction for interest expense to carry bank eligible tax-exempt securities and loans.
(4) Loans outstanding include non-accruing loans.
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets.

RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

    The following table sets forth an analysis of volume and rate changes in net interest income for the periods indicated:

                                                                       1996 VS. 1995                       1995 VS. 1994
                                                                       CHANGE DUE TO                       CHANGE DUE TO
                                                             ---------------------------------  -----------------------------------
                                                              AVERAGE    AVERAGE    INCREASE     AVERAGE     AVERAGE     INCREASE
                                                              VOLUME      RATE     (DECREASE)    VOLUME       RATE      (DECREASE)
                                                             ---------  ---------  -----------  ---------  -----------  -----------

                                                                                         (IN THOUSANDS)
Interest earned on:
  Interest-bearing deposits with banks.....................  $     428  $    (557)  $    (129)  $     330   $      22    $     352
  Federal funds sold.......................................        (42)        90          48          22          20           42
  Securities (1)...........................................      2,941       (466)      2,475         377         143          520
  Loans (1)................................................      3,415       (676)      2,739       1,287         360        1,647
                                                             ---------  ---------  -----------  ---------       -----   -----------
      Total interest income................................  $   6,742  $  (1,609)  $   5,133   $   2,016   $     545    $   2,561
                                                             ---------  ---------  -----------  ---------       -----   -----------
Interest paid on:
  Interest-bearing demand and savings deposits.............  $   1,097  $     619   $   1,716   $      35   $     268    $     303
  Time deposits under $100,000.............................        724         68         792       1,365         361        1,726
  Time deposits $100,000 and above.........................        193       (166)         27         124          98          222
  Borrowed funds...........................................      2,009     (1,761)        248        (434)        (43)        (477)
                                                             ---------  ---------  -----------  ---------       -----   -----------
  Total interest expense...................................  $   4,023  $  (1,240)  $   2,783   $   1,090   $     684    $   1,774
                                                             ---------  ---------  -----------  ---------       -----   -----------
  Net interest income......................................  $   2,719  $    (369)  $   2,350   $     926   $    (139)   $     787
                                                             ---------  ---------  -----------  ---------       -----   -----------
                                                             ---------  ---------  -----------  ---------       -----   -----------

------------------------

(1) Interest income is reported on a tax-equivalent basis, using a 34% statutory tax rate as adjusted for the disallowance of the deduction for interest expense to carry bank eligible tax-exempt securities and loans.

    Net interest margin decreased 12 basis points to 3.72% for the year ended December 31, 1996 compared to 3.84% for the year ended December 31, 1995, calculated on a tax-equivalent basis. Net interest margin decreased in 1996 due primarily to a decrease in the average yield on interest-earning assets (specifically loans). This was due in large part to the prime rate decreasing 25 basis points in February 1996 from 8.50% to 8.25% and increased competition for small business and personal loans. In 1996, the average yield on interest-earning assets, on a tax-equivalent basis, decreased 17 basis points, or 2.1%, to 7.91% compared to 8.08% for the prior year ended December 31, 1995.

    The Company's total interest income on a tax-equivalent basis increased by $5.1 million during 1996 over the previous year from $13.4 million in 1995 to $18.5 million in 1996. Interest and fees on loans increased $2.7 million, from $11.3 million for the year ended December 31, 1995 to $14.0 million for the year ended December 31, 1996, which was a result of an increase in average loan volume, from $133.9 million for the year ended December 31, 1995, to $170.1 million for the year ended December 31, 1996. Also contributing to the increase in total interest income was an increase in interest and dividend income on securities of $2.5 million, from $1.4 million in 1995, to $3.9 million in 1996. This increase in investment income was the result of a combination of an increase in the average balance of securities in 1996 versus 1995, from $20.6 million to $53.3 million as a result of the Company's matched funding program, and an increase in the tax-equivalent yield on the average balance in securities held, from 7.0% in 1995 to 7.4% in 1996. The increase in yield was largely the result of the Company's strategy to increase its holdings in state and municipal securities that produce a higher yield on a tax-equivalent basis.

    The Company's total interest expense increased $2.8 million, or 40.0%, to $9.8 million in 1996 from $7.0 million in 1995. This increase was due to an increase in the volume of average interest-bearing liabilities of $61.7 million, or 43.2%, to $204.7 million for the year ended December 31, 1996 versus $143.0 million for the year ended December 31, 1995. The average rate paid on interest-bearing liabilities decreased 12 basis points, or 2.4%, from 4.91% for 1995 compared to 4.79% for 1996. This decrease reflected a shift of the Bank's customer deposit mix from higher cost certificates of deposit to lower yielding money market savings and checking accounts in 1996 versus 1995.

    The total balance in money market savings deposits increased $48.3 million during 1996, or 114.2%, from $42.3 million at December 31, 1995 to $90.6 million at December 31, 1996. The increase was due to the Bank increasing the annual percentage yield on money market savings deposits to 4.2% as discussed above. At December 31, 1995, total money market savings deposits were 23.5% of total deposits and 26.2% of total interest-bearing deposits. At December 31, 1996, the percentage that total money market savings deposits were of total deposits and total interest-bearing deposits increased to 34.3% and 38.5%, respectively.

    Interest expense on certificates of deposit increased $800,000, or 14.8%, from $5.4 million during 1995 to $6.2 million in 1996. This increase was due to an increase in the average volume of certificates of deposit in the amount of $16.4 million, or 17.1%, from $96.1 million in 1995 to $112.5 million in 1996.

    Interest expense on other borrowed funds and long-term borrowings increased in 1996 to $674,000 from $426,000 because the average balance increased to $12.5 million in 1996 from $8.2 million in 1995. The increase, along with the increase in deposits and other borrowed funds, funded purchases of securities and origination of loans as part of the Company's ongoing matched funding program.

PROVISION FOR LOAN LOSSES

    The provision for loan losses was $687,000 for 1996 compared to $518,000 for 1995. The increase in 1996 replaced that portion of the allowance for loan losses used to fund loan charge-offs, net of recoveries, in 1996 of $360,000 as well as to increase the allowance for loan losses to a level deemed to be satisfactory given the growth in the size of the loan portfolio during 1996. Non-performing assets were 1.12% of total assets at December 31, 1996, compared to 1.50% at December 31, 1995. Delinquencies decreased to 2.70% at December 31, 1996, from 3.20% at December 31, 1995. See "BUSINESS--Credit Quality."

OTHER INCOME

    Total other income increased $334,000, or 33.4%, from $1.0 million in 1995 to $1.3 million in 1996. The increase was due primarily to a $210,000 increase in customer service fees for services such as merchant card fee income, overdraft and non-sufficient funds charges, safe deposit box rentals, and other miscellaneous fees that are primarily deposit driven. The increase in customer service fees was nearly proportional to the increase in the Bank's average total deposits. Also, income from mortgage banking activities increased $100,000, or 18.7%, from $534,000 in 1995 to $634,000 in 1996, due to an increase in investors' mortgage commitments in 1996. Effective January 1, 1996, the Company was required to adopt Statement of Financial Accounting Standards ("SFAS") No. 122 "Accounting for Mortgage Servicing Rights." The effect of SFAS No. 122 did not have a material impact on the Company's financial position and results of operations in 1996. See "--New Financial Accounting Standards" herein.

OTHER EXPENSES

    Total other expenses increased $1.0 million, or 18.5%, from $5.4 million in 1995 to $6.4 million in 1996 primarily because of increased staffing needs resulting from the growth of the Company. Salaries, wages and employee benefits increased $481,000, or 20.0%, from $2.4 million in 1995 to $2.9 million in 1996. Occupancy expenses increased $90,000, or 18.8%, from $480,000 in 1995 to $570,000 in 1996. Equipment expenses increased $37,000, or 9.7%, from $382,000 in 1995 to $419,000 in 1996. Other operating expenses increased $425,000, or 19.3%, from $2.2 million in 1995 to $2.6 million in 1996.

    Costs to maintain foreclosed real estate, plus losses on the sale of such foreclosed real estate, totaled $301,000 in 1996 versus $222,000 in 1995, an increase of $79,000, or 35.6%. EDP outsourcing and MAC fees increased $114,000, or 45.1%, from $253,000 in 1995 to $367,000 in 1996.
The increase was due largely to the growth of the Bank and the introduction of the Bank's Visa Check card in January 1996.

    Advertising expense increased $274,000, or 85.6%, from $320,000 in 1995 to $594,000 in 1996. The Company elected to increase its advertising expenses in order to increase its market share in response to opportunities resulting from the large number of mergers and bank name changes, the most notable of which were CoreStates' acquisition of Meridian Bank, PNC Corp.'s acquisition of Midlantic Bank and the pending acquisition of Bank of Pennsylvania by Allied Irish Banks, and also to place greater marketing emphasis upon certain products (free business checking, free personal checking and money market savings deposits).

    Professional fees decreased $100,000, or 38.3%, from $261,000 at December 31, 1995 to $161,000 at December 31, 1996. The reason for the decrease was due in large part to the Company accruing for anticipated legal fees on foreclosed assets in 1995 that settled in 1996.

    Office supplies and expense increased $30,000, or 8.8%, from $342,000 in 1995 to $372,000 in 1996. This increase was attributable to the growth of the Company in 1996.

PROVISION FOR INCOME TAXES

    The provision for federal income taxes increased $96,000, or 28.5%, to $433,000 in 1996 from $337,000 in 1995. The effective tax rates for the years ended December 31, 1996 and 1995 were 18.5% and 27.1%, respectively. The significant decrease in the effective tax rate for 1996 from the statutory tax rate of 34% and the effective tax rate for 1995 was due to the significant increase in tax-exempt interest income earned on bank-qualified municipal securities. Tax-exempt income increased $820,000, or 200.0%, for the year ended December 31, 1996 compared to the year ended December 31, 1995.

FINANCIAL CONDITION

MARCH 31, 1997 COMPARED TO DECEMBER 31, 1996

    Total assets increased to $343.2 million at March 31, 1997, an increase of $18.7 million, or 5.8%, from $324.5 million at December 31, 1996. The increase in assets is the result of higher levels of loans and securities, which were funded by the increase in deposits in the first quarter of 1997. Net loans increased to $203.9 million at March 31, 1997 from $192.1 million at December 31, 1996, or 6.1%. Securities increased to $108.9 million at March 31, 1997 from $88.6 million at December 31, 1996. The increase of $20.3 million, or 22.9%, was due primarily to the purchase of approximately $17.0 million in securities as part of the Company's matched funding strategy which is intended to increase earnings by anticipating future deposit growth that management is reasonably confident will occur. See "--Analysis of Net Interest Income" herein.

    Cash and due from banks, interest-bearing deposits, which are held at the FHLB of Pittsburgh, and federal funds sold are all liquid funds. The aggregate amount in these three categories decreased by $17.6 million to $14.1 million at March 31, 1997, from $31.7 million at December 31, 1996 because the Company redeployed these funds into higher yielding loans and securities. This redeployment of liquid assets was done in anticipation of a significant increase in liquid assets resulting from deposit inflows from the Bank's two newest branches in Muhlenberg and Shillington. These two branches opened at the end of the first quarter and early in the second quarter of 1997, respectively.

    Bank premises and equipment, net of accumulated depreciation, increased from $4.4 million at year end 1996 to $5.5 million at March 31, 1997. The increase of $1.1 million was mainly attributable to the construction of the Muhlenberg and Shillington offices.

    Total liabilities increased by $18.9 million, or 6.2%, from $304.8 million at year end 1996 to $323.7 million at March 31, 1997. During this period, deposits, the Company's primary source of funds, increased by 10.6% from $264.3 million at year-end 1996 to $292.4 million at March 31, 1997. The deposit mix changed considerably during 1996 and that trend continued during the first quarter of 1997. The change in the deposit mix occurred because the Bank placed greater emphasis upon the generation of money market savings deposits, accomplished by offering an above-market annual percentage yield of 4.2% for balances of $1,000 or more. See "--Analysis of Net Interest Income" herein. The Bank also changed its deposit mix by offering no-fee, "free" personal and business checking while many competitors charged fees for these products. The aggregate amount of demand and savings deposits, which are lower in rate than time deposits, increased $19.8 million, or 13.9%, from $142.0 million at December 31, 1996 to $161.8 million at March 31, 1997. As a percentage of total deposits, aggregate demand and savings deposits increased from 53.7% at December 31, 1996 to 55.3% at March 31, 1997. Aggregate demand deposits include non-interest-bearing demand, interest checking (NOW) and money market savings deposits. Certificates of deposit increased $8.3 million, or 6.8%, from $122.3 million at year end 1996 to $130.6 million at March 31, 1997. As a percentage of total deposits, certificates of deposit decreased from 46.3% at December 31, 1996 to 44.7% at March 31, 1997. The proceeds from the net increase in deposits were used to fund new loans, new securities purchases, additions to bank premises and equipment, and to reduce long-term debt and other borrowed funds.

    Other borrowed funds and long term debt decreased $17.6 million from $35.7 million at year end 1996 to $18.1 million at March 31, 1997. The decrease was primarily the result of paying off approximately $18.0 million in short-term and long-term FHLB advances with proceeds from the growth in deposits.

DECEMBER 31, 1996 COMPARED TO DECEMBER 31, 1995

    The Company's total assets increased 57.0% from $206.7 million at December 31, 1995 to $324.5 million at year end 1996. During the same period, net loans increased by 31.3% to $192.1 million, and securities increased by 199.5% to $88.6 million as a result of the Company's matched funding strategy.

    Cash and amounts due from banks, interest-bearing deposits, and federal funds sold increased, in the aggregate, by $11.0 million to $31.7 million at December 31, 1996 from $20.7 million at December 31, 1995, primarily due to a greater amount of growth in deposits during 1996 than the amount of growth in loans and securities.

    Bank premises and equipment, net of accumulated depreciation, increased from $3.5 million at year end 1995 to $4.4 million at year end 1996. The increase of $900,000 was mainly attributable to the capitalized costs associated with long-term leases on land on which the Muhlenberg and Shillington branches were built. See "BUSINESS--Property."

    Total liabilities increased by $116.6 million, or 62.0%, from $188.2 million at year-end 1995 to $304.8 million at December 31, 1996. During this period, deposits increased by 46.9% from $179.9 million at year-end 1995 to $264.3 million at December 31, 1996. As a result of the Company's promotion of its money market savings account, the aggregate amount of demand and savings deposits increased $66.1 million, or 87.1%, from $75.9 million at December 31, 1995 to $142.0 million at December 31, 1996. As a percentage of total deposits, aggregate demand and savings deposits increased from 42.2% at December 31, 1995 to 53.7% at December 31, 1996. Aggregate demand deposits include non-interest-bearing demand, interest checking (NOW) and money market deposits. Certificates of deposit increased $18.2 million, or 17.5%, from $104.1 million at year end 1995 to $122.3 million at December 31, 1996. As a percentage of total deposits, certificates of deposit decreased from 57.8% at December 31, 1995 to 46.3% at December 31, 1996.

    Other borrowed funds increased $11.4 million from $2.3 million at year end 1995 to $13.7 million at year end 1996. The increase was primarily the result of $11.0 million in net new FHLB advances with a maturity date of less than one year. Long-term borrowed funds increased $18.0 million from $4.0 million at year end 1995 to $22.0 million at year end 1996. This increase was as a result of $18.0 million in new FHLB advances with a maturity date greater than one year. The Company increased its FHLB borrowings as part of its ongoing matched funding programs to increase earnings, while also managing interest rate risk and liquidity.

INTEREST RATE RISK MANAGEMENT

    Interest rate risk management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. The Bank typically defines interest-sensitive assets and interest-sensitive liabilities as those that reprice within one year or less. Maintaining an appropriate match is a method of avoiding wide fluctuations in net interest margin during periods of changing interest rates.

    The difference between interest-sensitive assets and interest-sensitive liabilities is known as the "interest-sensitivity gap" ("GAP"). A positive GAP occurs when interest-sensitive assets exceed interest-sensitive liabilities repricing in the same time periods, and a negative GAP occurs when interest-sensitive liabilities exceed interest-sensitive assets repricing in the same time periods. A negative GAP ratio suggests that a financial institution may be better positioned to take advantage of declining interest rates rather than increasing interest rates, and a positive GAP ratio suggests the converse.

    The Bank attempts to manage its assets and liabilities in a manner that stabilizes net interest income and net economic value under a broad range of interest rate environments. Adjustments to the mix of assets and liabilities are made periodically in an effort to provide dependable and steady growth in net interest income regardless of the behavior of interest rates.

    The following table presents a summary of the Bank's interest rate sensitivity at March 31, 1997 calculated on a beta-adjusted basis. For purposes of this table, the Bank has used assumptions based on industry data and historical experience to calculate the expected maturity of loans because, statistically, certain categories of loans are prepaid before their maturity date, even without regard to interest rate fluctuations.

                   INTEREST SENSITIVITY AT MARCH 31, 1997 (1)

                                  0 DAYS        31 DAYS       61 DAYS       91 DAYS      181 DAYS       1 YEAR
                                  THROUGH       THROUGH       THROUGH       THROUGH       THROUGH       THROUGH       OVER 5
                                  30 DAYS       60 DAYS       90 DAYS      180 DAYS       1 YEAR        5 YEARS       YEARS
                                -----------   -----------   -----------   -----------   -----------   -----------   ----------
                                                                    (DOLLARS IN THOUSANDS)
Interest-earning assets:
Loans.........................   $   41,609    $    4,062    $    4,582    $ 10,125      $ 26,361      $   88,275    $  30,945
Securities (2)................        2,773       --                 45         355         2,489          13,686       90,524
Interest-bearing deposits &
  Federal Funds sold..........        1,887       --            --           --            --             --            --
                                -----------   -----------   -----------   -----------   -----------   -----------   ----------
Total.........................   $   46,269    $    4,062    $    4,627    $ 10,480      $ 28,850      $  101,961    $ 121,469
                                -----------   -----------   -----------   -----------   -----------   -----------   ----------
Interest-bearing liabilities:
Interest-bearing deposits.....   $   75,090    $    8,295    $    5,797    $ 24,273      $ 13,374      $   67,426    $  66,970
Borrowed funds................        4,095       --            --            2,000        --               2,000       10,000
Non-interest-bearing
  deposits....................        5,254       --            --           --            --             --            25,901
                                -----------   -----------   -----------   -----------   -----------   -----------   ----------
Total.........................   $   84,439    $    8,295    $    5,797    $ 26,273      $ 13,374      $   69,426    $ 102,871
                                -----------   -----------   -----------   -----------   -----------   -----------   ----------
Interest-rate sensitivity gap:
Interval......................   $  (38,170)   $   (4,233)   $   (1,170)   $(15,793)     $ 15,476      $   32,535    $  18,598
                                -----------   -----------   -----------   -----------   -----------   -----------   ----------
                                -----------   -----------   -----------   -----------   -----------   -----------   ----------
Cumulative....................   $  (38,170)   $  (42,403)   $  (43,573)   $(59,366)     $(43,890)     $  (11,355)   $   7,243
                                -----------   -----------   -----------   -----------   -----------   -----------   ----------
                                -----------   -----------   -----------   -----------   -----------   -----------   ----------
Ratio of cumulative gap to
  total rate-sensitive
  assets......................       (12.01)%      (13.35)%      (13.71)%    (18.69)%      (13.81)%         (3.57)%       2.28%
                                -----------   -----------   -----------   -----------   -----------   -----------   ----------
                                -----------   -----------   -----------   -----------   -----------   -----------   ----------


                                  TOTAL
                                ----------

Interest-earning assets:
Loans.........................   $ 205,959
Securities (2)................     109,872
Interest-bearing deposits &
  Federal Funds sold..........       1,887
                                ----------
Total.........................   $ 317,718
                                ----------
Interest-bearing liabilities:
Interest-bearing deposits.....   $ 261,225
Borrowed funds................      18,095
Non-interest-bearing
  deposits....................      31,155
                                ----------
Total.........................   $ 310,475
                                ----------
Interest-rate sensitivity gap:
Interval......................   $   7,243
                                ----------
                                ----------
Cumulative....................   $   7,243
                                ----------
                                ----------
Ratio of cumulative gap to
  total rate-sensitive
  assets......................        2.28%
                                ----------
                                ----------

------------------------------

(1) Calculated on a beta-adjusted basis.

(2) Maturity of securities is based on maturity date; excludes unrealized depreciation on available for sale securities.

    Shortcomings are inherent in a simplified and static GAP analysis that may result in an institution with a negative GAP having interest rate behavior associated with an asset-sensitive balance sheet. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Furthermore, repricing characteristics of certain assets and liabilities may vary substantially within a given time period. In the event of a change in interest rates, prepayment and early withdrawal levels could also deviate significantly from those assumed in calculating GAP in the manner presented in the table.

    The traditional static GAP analysis implicitly assumes that the interest rates on all assets and liabilities that reprice within a given repricing period change by the same amount as the change in the market interest rate of the same duration. For example, if the Federal funds rate increased by 100 basis points, a static GAP model assumes that the prime rate and the rate paid on money market deposits will each change by 100 basis points. However, experience suggests that such an analysis is not accurate. For example, if the Federal funds rate changes by 100 basis points, the prime rate may only change by 90 basis points and the rate paid on money market accounts may only change by 40 basis points. More sophisticated asset/liability management models attempt to adjust for this defect in the static GAP model. Accordingly, the Bank measures its interest-rate risk by conducting various analyses in addition to the traditional static GAP report, including repricing matrices, beta-adjusted GAP reports, simulation modeling and duration analyses.

    Beta is the measure of the relative sensitivity of the amount of change in the interest rate on a given asset or liability with the amount of change in another independent financial instrument. For example, an asset or liability with a beta of .75 means that a 100 basis point change in the independent variable (e.g. Federal funds) will result in a 75 basis point change in the rate of the asset or liability. A beta is assigned to each key rate for each asset and liability account, and the volume of assets and liabilities that reprice within a repricing period are adjusted by this beta factor. The result is a beta-adjusted GAP position. This data is also organized into a repricing matrix to give a graphical presentation of the GAP position. Results of these analyses as of March 31, 1997 indicate that despite the negative GAP balance shown in the table, the Bank does not have material interest-rate risk in the event that interest rates rise or fall as much as 200 basis points over the next twelve months. This is principally because the Bank's $96.9 million in money market savings deposits were assigned a beta assuming that these deposits carry a market interest rate. In fact, these deposits carry a rate approximately 200 basis points above the market rate and therefore are far less susceptible to repricing in a rising rate environment.

CAPITAL

    The Company's Tier 1 capital to risk-weighted assets ratio at March 31, 1997 was 9.61% compared to 10.39% at December 31, 1996. These ratios exceeded the Tier 1 regulatory capital requirement of 4.00%. The Company's total capital to risk-weighted assets ratio at March 31, 1997 was 10.63% compared to 11.44% at December 31, 1996. These ratios exceeded the total risk-based capital regulatory requirement of 8.00%. At March 31, 1997, the Company's leverage ratio was 6.22% compared to 6.82% at December 31, 1996 and 9.30% at December 31, 1995. The decline in the Company's leverage ratio is due to the rapid growth of the Bank in the last two years. The Company remains categorized as "well capitalized" under applicable Federal regulations. The Bank is subject to similar capital requirements adopted by the Federal Reserve Board. At March 31, 1997, the Bank's capital exceeded all regulatory requirements and the Bank remains categorized as "well capitalized" under applicable federal regulations.

LIQUIDITY

    Financial institutions must maintain liquidity to meet day-to-day requirements of depositors and borrowers, take advantage of market opportunities, and provide a cushion against unforeseen needs. Liquidity needs can be met by either reducing assets or increasing liabilities. Sources of asset liquidity are provided by short-term investment securities, cash and amounts due from banks, interest-bearing deposits with banks, and Federal funds sold.

    These liquid assets totaled $18.3 million at March 31, 1997 compared to $35.0 million at December 31, 1996. Maturing and repaying loans are another source of asset liquidity. At March 31, 1997, the Bank estimated that an additional $23.1 million of loans will mature or repay in the next six-month period ended September 30, 1997.

    Liability liquidity can be met by attracting deposits with competitive rates, buying Federal funds or utilizing the facilities of the Federal Reserve System or the FHLB System. The Bank utilizes a variety of these methods of liability liquidity. At March 31,1997, the Bank had approximately $98.8 million in unused lines of credit available to it under informal arrangements with correspondent banks compared to $98.5 million at December 31, 1996. These lines of credit enable the Bank to purchase funds for short-term needs at current market rates.

    Liquidity can be further analyzed by reference to the Unaudited Consolidated Statements of Cash Flows. Net cash provided by (used in) operating activities during the first quarters ended March 31, 1997 and 1996 was ($1.6) million and $2.0 million, respectively. The decrease from the first quarter of 1996 to the first quarter of 1997 was due primarily to an increase in other assets. Other assets increased due to the recording of $3.9 million in securities traded but not yet delivered at March 31, 1997. The Company's cash flows from financing activities decreased from $23.9 million at March 31, 1996 to $10.3 million at March 31, 1997 due primarily to the repayment of other borrowed funds and long term debt. Repayment of other borrowed funds was $7.6 million at March 31, 1997 and principal payments on long-term debt amounted to $10.0 million. The Company utilized $5.5 million in cash for investing activities through March 31, 1997 versus $24.6 million through March 31, 1996. The decrease in cash utilized for investing activities was primarily due to a decrease in the interest-bearing deposits with banks in the amount of $20.6 million at March 31, 1997. The changes in cash flows resulted in a net increase of internally generated cash of $3.2 million during the quarter ended March 31, 1997 compared to a net increase of $1.3 million for the quarter ended March 31, 1996.

    At March 31, 1997, the Company had outstanding commitments (including unused lines of credit and letters of credit) of $35.6 million. Certificates of deposit which are scheduled to mature within one year totaled $61.5 million at March 31, 1997, and borrowings that are scheduled to mature within the same period amounted to $6.1 million. The Company anticipates that it will have sufficient funds available to meet its current commitments.

    As of March 31, 1997, capital expenditures that were anticipated for the remainder of 1997 included approximately $200,000 expended to complete the site improvement and construction of a full service branch facility in Shillington, Pennsylvania, and approximately $1.0 million for site improvement and construction of a full service facility in the fourth quarter of 1997 or the first quarter of 1998 at a location to be determined. These cost estimates also include furniture, fixtures and equipment costs necessary to operate these offices.

EFFECTS OF INFLATION

    The Company's asset and liability structure is primarily monetary in nature. As such, the Company's assets and liabilities tend to move in concert with inflation. While changes in interest rates may have a significant impact on financial performance, interest rates do not necessarily move in the same direction or in the same magnitude as prices of other goods and services and may frequently reflect government policy initiatives or economic factors not measured by a price index.

NEW FINANCIAL ACCOUNTING STANDARDS

MORTGAGE SERVICING RIGHTS

    In 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights," which amends Statement No. 65, "Accounting for Certain Mortgage Banking Activities." The Statement applies to all mortgage banking activities in which a mortgage loan is originated or purchased and then sold or securitized with the right to service the loan retained by the seller. The total cost of the mortgage loans is allocated between the mortgage servicing rights and the mortgage loans based on their relative fair values. The mortgage servicing rights are capitalized as assets and amortized over the period of estimated net servicing income. Additionally, they are subject to an impairment analysis based on their fair value in future periods. The Statement was effective for transactions in which mortgage loans are sold or securitized beginning January 1, 1996. The impact on the Bank's financial position and results of operations will be dependent upon the future volume of mortgage loans sold with servicing rights retained. In 1996, the impact was immaterial.

STOCK-BASED COMPENSATION

    In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." This standard provides the Company with a choice of how to account for the issuance of stock options and other stock grants. The Statement encourages companies to account for stock options at their fair value and recognize the expense as compensation over the service period, but also permits companies to follow existing accounting rules under Accounting Principles Board ("APB") Opinion No. 25. Companies electing to follow APB Opinion No. 25 rules will be required to disclose pro forma net income and earnings per share information as if the new fair value approach had been adopted. The Company is continuing to follow existing accounting rules under APB Opinion No. 25 for options granted, with pro forma disclosure in the footnotes to the consolidated financial statements.

EARNINGS PER SHARE AND CAPITAL STRUCTURE

    In 1997, the FASB issued Statement No. 128, "Earnings Per Share" and Statement No. 129, "Disclosure of Information about Capital Structure." Both Statements are effective for periods ending after December 15, 1997. Statement No. 128 is designed to simplify the computation of earnings per share and will require disclosure of "basic earnings per share" and, if applicable, "diluted earnings per share." Earlier application is not permitted for Statement No. 128 and it will require restatement of all prior period earnings per share data when adopted. The Statement is not expected to materially impact the reported earnings per share of the Company. The adoption of Statement No. 129 will have no impact on the Company.

                                    BUSINESS

GENERAL

    The Company is a Pennsylvania corporation headquartered in Reading, Pennsylvania and is a registered bank holding company for the Bank, a Pennsylvania-chartered commercial bank. The Bank is a member of the Federal Reserve System and the Bank's deposits are insured by the FDIC to the fullest extent provided by law. The Bank was founded in 1987 to serve individuals and small-to-medium sized businesses that management believed were not being adequately served by the larger competitors in its market area. The Bank currently maintains six full-service branches in Reading, Exeter, Wyomissing, Muhlenberg, Shillington and Pottstown, Pennsylvania, and five loan production offices in Wyomissing, Pottstown, Schuylkill Haven, Jamison and Exton/West Chester, Pennsylvania. At March 31, 1997, the Company had total consolidated assets, deposits, net loans and stockholders' equity of $343.2 million, $292.4 million, $203.9 million and $19.5 million, respectively.

MARKET OVERVIEW

    The Bank's primary market area consists of Berks County, the central western portion of Montgomery County, the southern half of Schuylkill County, central Bucks County and eastern Chester County. Berks County, with a population of 350,000, includes the City of Reading, the county's largest municipality with a population of 78,000. The central western portion of Montgomery County includes the Borough of Pottstown and six contiguous townships, which together have a population of approximately 82,000. The Bank's extended market area consists of the remainder of the foregoing counties and Lehigh, Lancaster and Lebanon counties.

    As of June 30, 1996, there were 19 different banking institutions operating approximately 118 branch offices and having total deposits of approximately $4.6 billion in Berks County. The six largest of these institutions with respect to total deposits operated over 70% of the County's branch offices and had over 78% of the County's deposits. The Bank's three Berks County branches had approximately 4.0% of the County's deposits at June 30, 1996, versus 3.3% and 2.6% of the County's deposits at June 30, 1995 and 1994, respectively, and was the County's seventh largest banking institution with respect to total deposits at December 31, 1996.

OPERATING STRATEGY

    Since December 31, 1994, the Company has grown substantially. Total assets have grown from $154.7 million at December 31, 1994 to $343.2 million at March 31, 1997. Total deposits have grown from $124.3 million at December 31, 1994 to $292.4 million at March 31, 1997, while net loans have grown from $125.5 million at December 31, 1994 to $203.9 million at March 31, 1997. The Company believes its growth has been driven by the successful execution of its operating strategy, key elements of which include:

    MAINTAINING A COMMUNITY FOCUS. Berks County and the surrounding counties represent a stable banking market with a diversified economy. The Bank is the largest community bank headquartered in Reading and offers individuals and small to medium-sized businesses a wide array of banking products, informed and friendly service, extended operating hours, consistently applied credit policies, and local, timely decision making. All Bank customers are afforded direct access to the Bank's President and other executive officers in attractive and comfortable banking facilities.

    CAPITALIZING ON MARKET DYNAMICS. Since 1995, banking offices representing more than 50% of the total deposits in Berks County have been acquired by large out-of-market institutions. The ensuing cultural changes in these banking institutions have resulted in a change in their product offerings and the degree of personal attention they provide to their customers. The Company has capitalized on these dynamics by offering a community banking alternative and tailoring its product offering to fill voids created as pricing of products and services are increased or are phased out by the super-regional competition. As a result, the

Company's growth in its market area has been dramatic. The Bank's three Berks County branches had approximately 4.0% of the County's deposits as of June 30, 1996, and there remains ample opportunity to capture market share.

    BUILDING A SALES AND SERVICE CULTURE. The Company instills a sales and service oriented culture in its personnel in order to build customer relationships and maximize cross-selling opportunities. The Company extensively screens and trains its employees and offers meaningful sales-based incentives to all its customer contact employees. As a result, the average new customer of the Bank has almost three account relationships.

    EMPHASIZING TRANSACTION ACCOUNT GENERATION. The Company seeks to attract transaction accounts that contribute to a lower overall cost of deposits and increase its ability to cross-sell additional products and services. The Bank prices its money market deposit accounts above the average in the market and offers a truly free checking account. As a result, the Company is able to attract deposits that are less expensive than certificates of deposit. At December 31, 1994, the percentage of the Company's time deposits to total deposits was 64.8%; by March 31, 1997, this percentage had declined to 44.7%. Money market savings accounts grew from 11.6% of deposits to 33.2% of deposits over this same period.

    ATTRACTING HIGHLY EXPERIENCED PERSONNEL. The Bank's executive officers have a combined 122 years of banking experience in the market. The Bank's commercial lenders have a combined 215 years of experience in providing high-quality service to small and middle-market businesses in the region. In addition, many of the Bank's executive officers and other personnel have substantial employment experience with larger banks in the region.

PRODUCTS AND SERVICES

    The Bank offers a range of commercial and retail banking services to its customers, including personal and business checking and savings accounts, certificates of deposit, residential mortgage, consumer and commercial loans, and trust and private banking services. While the Bank's customers typically borrow between $25,000 and $1.5 million, if a customer's loan request exceed the Bank's $3.1 million legal lending limit, the Bank seeks to arrange such loans on a participation basis with other financial institutions. In addition, the Bank provides safe deposit boxes, traveler's checks, wire transfer of funds, ACH (Automated Clearing House) origination and other typical banking services. The Bank is a member of the MAC/Plus network, provides clients with access to automated teller machines worldwide, and makes credit cards available to its customers through correspondent banking institutions.

    The Company continues to update its product offering in order to remain competitive. In the past twelve months, the Company has introduced a number of new products and services such as a VISA CheckCard for point-of-sale purchases, trust services, a private banking group to service high net worth individuals, home equity conversion mortgages to aide homeowners age 62 and older, and leasing services through an affiliation with Business Lease Consultants.

BRANCH EXPANSION PLANS AND GROWTH STRATEGY

    The Company has achieved its expansion and market penetration by expanding its branch presence into those markets in which it has identified growth opportunities. Management's goal when establishing a new branch is to achieve deposits of at least $50 million in three years or less. The Bank opened its Pottstown and Wyomissing offices during the first and second quarters of 1995, respectively. As of June 30, 1997, these branches had $44.9 million and $73.8 million in deposits, respectively. Similarly, the Bank opened its Muhlenberg office on March 29, 1997 and its Shillington office on May 3, 1997. As of June 30, 1997, these two new branches had deposits of $14.1 million and $8.6 million, respectively. Management expects to continue to open two branches per year for the next several years and is currently considering several sites.

    The Company currently is opening approximately 200 new accounts per day and seeks to acquire new customers by actively marketing its attractive product offering and personalized approach to community banking. However, no assurance can be given that the Company will continue to open as many as 200 new accounts per day. The Company believes that its product offering, which features competitive interest rates on selected products, low minimum balance requirements and free checking, coupled with its continued introduction of new products, such as its VISA CheckCard, will continue to contribute to account and deposit growth. The Bank aggressively seeks to leverage deposit inflows into new loan originations and since 1995 has opened loan production offices in Wyomissing, Pottstown, Schuylkill Haven, Jamison and Exton/West Chester. In addition, the Company expects to open additional loan production offices in those areas where the Company perceives market opportunities and that may be suitable for future branch sites.

LOAN PORTFOLIO

    The Company's loan portfolio consists of commercial loans, residential one-to-four-family mortgage loans and consumer loans. Commercial loans are primarily made to small businesses and professionals in the form of term loans and for working capital purposes with maturities generally between one and five years. The majority of these commercial loans are collateralized by real estate and further secured by personal guarantees. In 1996, the Company originated $56.1 million in commercial loans.

    The Company is the largest originator of residential mortgage loans in Berks County. In 1996, the Company originated $83.1 million in residential mortgage loans. Substantially all thirty year fixed rate mortgages are resold in the secondary market. The Company does not retain servicing rights on those loans sold in the secondary market. The Company's consumer loans consist principally of home equity lines of credit.

    The Company's net loans at March 31, 1997 totaled $203.9 million, an increase of $11.8 million, or 6.1%, compared to net loans at December 31, 1996 of $192.1 million. This follows an increase of $45.8 million, or 31.3%, from the $146.3 million amount of net loans at December 31, 1995. These increases reflects continued loan demand from the Company's target customers.

    The following tables set forth (i) the Company's loans by major categories as of the dates indicated and (ii) the Company's loan origination activity by major categories for the periods indicated:

LOAN PORTFOLIO COMPOSITION

                                                            AT MARCH 31,                         AT DECEMBER 31,
                                                        --------------------  -----------------------------------------------------
                                                          1997       1996       1996       1995       1994       1993       1992
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                                      (IN THOUSANDS)
Commercial:
  Real estate secured.................................  $  59,663  $  44,578  $  55,732  $  43,057  $  38,003  $  33,066  $  30,935
  Non-real estate secured\ unsecured..................     31,013     19,939     27,154     18,159     14,826     13,635     14,131
  Construction........................................      4,450      3,251      5,006      3,004      2,577      1,294      2,725
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                           95,126     67,768     87,892     64,220     55,406     47,995     47,791
  Less deferred loan fees (costs).....................       (512)      (250)      (431)      (207)      (166)       (94)      (105)
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total commercial..................................  $  95,638  $  68,018  $  88,323  $  64,427  $  55,572  $  48,089  $  47,896
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Residential:
  Mortgages...........................................  $  88,654  $  66,142  $  85,027  $  63,538  $  58,497  $  50,155  $  33,321
  Construction........................................      4,719      5,788      4,666      5,502      5,690      5,556      4,926
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                           93,373     71,930     89,693     69,040     64,187     55,711     38,247
  Less deferred loan fees (costs).....................        180        166        184        185        105         43        146
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total residential.................................  $  93,193  $  71,764  $  89,509  $  68,855  $  64,082  $  55,668  $  38,101
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Consumer:
  Installment.........................................  $   3,781  $   2,584  $   3,590  $   2,468  $   1,732  $   1,535  $   1,317
  Home equity lines-secured...........................     12,230     11,578     11,832     11,512      5,030      4,627      4,716
  Lines of credit-unsecured...........................      1,062        677        840        666        529        559        475
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                           17,073     14,839     16,262     14,646      7,291      6,721      6,508
  Less deferred loan fees.............................        (55)       (39)       (54)       (37)       (26)       (22)       (21)
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total consumer....................................  $  17,128  $  14,878  $  16,316  $  14,683  $   7,317  $   6,743  $   6,529
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loans, net of deferred loan fees......................  $ 205,959  $ 154,660  $ 194,148  $ 147,965  $ 126,971  $ 110,500  $  92,526
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------

LOAN ORIGINATIONS

                                                                      THREE MONTHS ENDED
                                                                                                     YEARS ENDED
                                                                          MARCH 31,                 DECEMBER 31,
                                                                     --------------------  -------------------------------
                                                                       1997       1996       1996       1995       1994
                                                                     ---------  ---------  ---------  ---------  ---------

                                                                                        (IN THOUSANDS)
Commercial:
  Real estate secured..............................................  $  11,101  $   6,895  $  34,883  $  20,390  $  17,343
  Non-real estate secured/ unsecured...............................      4,024      2,519     13,738      9,976      8,958
  Construction.....................................................      4,213      2,879      7,514      3,742      3,772
                                                                     ---------  ---------  ---------  ---------  ---------
    Total commercial...............................................  $  19,338  $  12,293  $  56,135  $  34,108  $  30,073
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
Residential:
  Mortgages........................................................  $  13,500  $  13,200  $  69,100  $  47,700  $  44,400
  Construction.....................................................      2,428      1,949     13,970     14,020     17,251
                                                                     ---------  ---------  ---------  ---------  ---------
    Total residential..............................................  $  15,928  $  15,149  $  83,070  $  61,720  $  61,651
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
Consumer:
  Installment......................................................  $     777  $     522  $   2,922  $   2,009  $   1,200
  Home equity lines-secured........................................      2,123        801      6,331     14,193      2,709
  Lines of credit-unsecured........................................        130         51        536        772        149
                                                                     ---------  ---------  ---------  ---------  ---------
    Total consumer.................................................  $   3,030  $   1,374  $   9,789  $  16,974  $   4,058
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

LOAN MATURITY AND INTEREST RATE SENSITIVITY

    The amount of loans outstanding by category as of the dates indicated, which are due in (i) one year or less, (ii) more than one year through five years and
(iii) over five years, is shown in the following table. Loan balances are also categorized according to their sensitivity to changes in interest rates.

                                                       AT MARCH 31, 1997                        AT DECEMBER 31, 1996
                                         ----------------------------------------------  -----------------------------------
                                                       MORE THAN                                       MORE THAN
                                                       ONE YEAR                                        ONE YEAR
                                                        THROUGH      OVER                               THROUGH      OVER
                                          ONE YEAR       FIVE        FIVE       TOTAL     ONE YEAR       FIVE        FIVE
                                           OR LESS       YEARS       YEARS      LOANS      OR LESS       YEARS       YEARS
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------

                                                                       (DOLLARS IN THOUSANDS)
Commercial, construction, other........   $  48,298    $  37,462   $   9,878  $  95,638   $  46,140    $  34,631   $   7,592
Mortgage...............................      24,990       47,211      20,992     93,193      22,969       45,813      20,729
Consumer...............................      13,451        3,602          75     17,128      12,761        3,394         119
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
  Total(1).............................   $  86,739    $  88,275   $  30,945  $ 205,959   $  81,870    $  83,838   $  28,440
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
Loans with fixed rate..................   $  37,790    $  68,627   $  29,169  $ 135,586   $  36,131    $  67,502   $  26,499
Loans with floating rate...............      48,949       19,648       1,776     70,373      45,739       16,336       1,941
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
  Total(1).............................   $  86,739    $  88,275   $  30,945  $ 205,959   $  81,870    $  83,838   $  28,440
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
Percent composition by maturity........       42.11%       42.86%      15.03%    100.00%      42.17%       43.18%      14.65%
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
Fixed rate loans as a percentage of
  total loans maturing.................       18.35%       33.32%      14.16%     65.83%      18.61%       34.77%      13.65%
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
Floating rate loans as a percentage of
  total loans maturing.................       23.77%        9.54%       0.86%     34.17%      23.56%        8.41%       1.00%
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------



                                           TOTAL
                                           LOANS
                                         ---------

Commercial, construction, other........  $  88,363
Mortgage...............................     89,511
Consumer...............................     16,274
                                         ---------
  Total(1).............................  $ 194,148
                                         ---------
                                         ---------
Loans with fixed rate..................  $ 130,132
Loans with floating rate...............     64,016
                                         ---------
  Total(1).............................  $ 194,148
                                         ---------
                                         ---------
Percent composition by maturity........     100.00%
                                         ---------
                                         ---------
Fixed rate loans as a percentage of
  total loans maturing.................      67.03%
                                         ---------
                                         ---------
Floating rate loans as a percentage of
  total loans maturing.................      32.97%
                                         ---------
                                         ---------

------------------------------

(1) Includes deferred loan fees

    In the ordinary course of business, loans maturing within one year may be renewed, in whole or in part, as to principal amount, at interest rates prevailing at the date of renewal.

    At March 31, 1997, 65.8% of total loans were fixed rate compared to 67.0% at December 31, 1996. For additional information regarding interest rate sensitivity, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Interest Rate Risk Management."

CREDIT QUALITY

    The Company's written lending policies require underwriting, loan documentation and credit analysis standards to be met prior to funding any loan. After the loan has been approved and funded, continued periodic review is required. In addition, due to the secured nature of residential mortgages and the smaller balances of individual installment loans, sampling techniques are used on a continuing basis for credit reviews in these loan areas. The Bank has a policy to discontinue accrual of interest income within ten days following the month end in which a loan becomes 90 days past due in either principal or interest, except for those insured for credit loss. In addition, if circumstances warrant, accrual of interest may be discontinued prior to 90 days. In all cases, any payments received on non-accrual loans are credited to principal until full recovery of past due payments has been recognized, and the loan is not restored to accrual status until the customer becomes and remains current for six consecutive payments. Loans are charged off, in whole or in part, upon determination that a loss is anticipated. Non-accrual and large delinquent loans are reviewed monthly to determine potential losses.

    The following summary shows information concerning loan delinquency and other non-performing assets at the dates indicated.

                                                               MARCH 31,                       DECEMBER 31,
                                                          --------------------  ------------------------------------------
                                                            1997       1996       1996       1995       1994       1993
                                                          ---------  ---------  ---------  ---------  ---------  ---------

                                                                               (DOLLARS IN THOUSANDS)
Loans accruing, but past due 90 days or more............  $     421  $     449  $     187  $     231  $      41  $      39
Total non-accrual loans.................................      2,567      1,849      2,603      1,463      2,893      1,893
Restructured loans......................................         78         84         79         85         91     --
                                                          ---------  ---------  ---------  ---------  ---------  ---------
Total non-performing loans..............................      3,066      2,382      2,869      1,779      3,025      1,932
Foreclosed real estate (1)..............................        460      1,334        762      1,316     --            754
                                                          ---------  ---------  ---------  ---------  ---------  ---------
Total non-performing assets (2).........................  $   3,526  $   3,716  $   3,631  $   3,095  $   3,025  $   2,686
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------  ---------

Non-performing loans as a percentage of total loans, net
  of unearned income....................................      1.49%      1.54%      1.48%      1.20%      2.38%      1.75%

Non-performing assets as a percentage of total assets...      1.03%      1.57%      1.12%      1.50%      1.96%      1.85%


                                                            1992
                                                          ---------

Loans accruing, but past due 90 days or more............  $     182
Total non-accrual loans.................................      1,808
Restructured loans......................................     --
                                                          ---------
Total non-performing loans..............................      1,990
Foreclosed real estate (1)..............................      1,418
                                                          ---------
Total non-performing assets (2).........................  $   3,408
                                                          ---------
                                                          ---------
Non-performing loans as a percentage of total loans, net
  of unearned income....................................      2.15%
Non-performing assets as a percentage of total assets...      2.61%

------------------------

(1) Foreclosed real estate having a carrying value of $446,000 was sold on April 7, 1997 for a gain of $57,000.

(2) Non-performing loans are comprised of (i) loans that are on a non-accrual basis, (ii) accruing loans that are 90 days or more past due which are insured for credit loss, and (iii) restructured loans. Non-performing assets are composed of non-performing loans and foreclosed real estate (assets acquired in foreclosure).

    The following summary shows the impact on interest income on nonaccrual and restructured loans for the periods indicated:

                                                                                       MARCH 31,            DECEMBER 31,
                                                                                  --------------------  --------------------
                                                                                    1997       1996       1996       1995
                                                                                  ---------  ---------  ---------  ---------
                                                                                                (IN THOUSANDS)
Interest income that would have been recorded had the loans been in accordance
  with their original terms.....................................................  $      64  $      41  $     221  $     122
Interest income included in net income..........................................          0          0         41         24

    Restructured loans are loans whose terms have been modified, because of a deterioration in the financial position of the borrower, to provide for a reduction of either interest or principal. At March 31, 1997, there was one restructured loan in the amount of $78,000.

    At March 31, 1997, the Company had no foreign loans and no loan concentrations exceeding 10% of total loans not disclosed in the table "Loan Portfolio Composition." Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions.

    Foreclosed real estate is initially recorded at fair value, net of estimated selling costs at the date of foreclosure, thereby establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value, less estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

    Potential problem loans consist of loans that are included in performing loans, but for which potential credit problems of the borrowers have caused management to have serious doubts as to the ability of such borrowers to continue to comply with present repayment terms. At March 31, 1997, all identified potential problem loans were included in the preceding table except for $1.7 million of loans included on the Bank's internal watch list.

    The bank had no credit exposure to "highly leveraged transactions" at March 31, 1997, as defined by the Federal Reserve Board.

ALLOWANCE FOR LOAN LOSSES

    A detailed analysis of the Company's allowance for loan losses for the three month periods ended March 31, 1997 and 1996 and for each of the years in the five year period ended December 31, 1996 is as follows:

                                      THREE MONTHS ENDED
                                          MARCH 31,                          YEARS ENDED DECEMBER 31,
                                    ----------------------  -----------------------------------------------------------
                                       1997        1996        1996        1995        1994        1993        1992
                                    ----------  ----------  ----------  ----------  ----------  ----------  -----------

                                                                  (DOLLARS IN THOUSANDS)
Balance at beginning of period....  $    2,001  $    1,674  $    1,674  $    1,437  $    1,447  $    1,932  $     1,414

  Charge-offs:
    Commercial....................          13           3          90         222          56         579          784
    Real estate-mortgage..........         104          35         329         173          49         267          348
    Consumer......................          35          15          29          10           3          24           16
                                    ----------  ----------  ----------  ----------  ----------  ----------  -----------
      Total charge-offs...........  $      152  $       53  $      448  $      405  $      108  $      870  $     1,148
                                    ----------  ----------  ----------  ----------  ----------  ----------  -----------
  Recoveries:
    Commercial....................           6          56          62         102          39          65           33
    Real estate-mortgage..........          11          18          24          20          32         107           11
    Consumer......................          --           2           2           2           5           3            3
                                    ----------  ----------  ----------  ----------  ----------  ----------  -----------
      Total recoveries............  $       17  $       76  $       88  $      124  $       76  $      175  $        47
                                    ----------  ----------  ----------  ----------  ----------  ----------  -----------
Net charge-offs (recoveries)......         135         (23)        360         281          32         695        1,101
Provision for loan losses.........         241          80         687         518          22         210        1,619
                                    ----------  ----------  ----------  ----------  ----------  ----------  -----------
Balance at end of period..........  $    2,107  $    1,777  $    2,001  $    1,674  $    1,437  $    1,447  $     1,932
                                    ----------  ----------  ----------  ----------  ----------  ----------  -----------
                                    ----------  ----------  ----------  ----------  ----------  ----------  -----------
Average loans outstanding(1)......  $  199,557  $  152,040  $  170,135  $  133,860  $  118,435  $  100,235  $    99,273
                                    ----------  ----------  ----------  ----------  ----------  ----------  -----------
                                    ----------  ----------  ----------  ----------  ----------  ----------  -----------

As a percent of average loans(1):
  Net charge-offs.................        0.07%      (0.02)%       0.21%       0.21%       0.03%       0.69%        1.11%
  Provision for loan losses.......        0.12        0.05        0.40        0.39        0.02        0.21         1.63
  Allowance for loan losses.......        1.06        1.17        1.18        1.25        1.21        1.44         1.95

Allowance as a percent of each of
  the following:
  Total loans, net of unearned
    income........................        1.02%       1.15%       1.03%       1.13%       1.13%       1.31%        2.09%
  Total delinquent loans (past due
    30 to 89 days)................       58.30       48.43       68.69       52.08      244.80      215.33       167.71
  Total non-performing loans......       68.72       74.60       69.75       94.10       47.50       74.90        97.09

------------------------

(1) Includes non-accruing loans.

    Management makes a monthly determination as to an appropriate provision from earnings necessary to maintain an allowance for loan losses that is adequate for potential yet undetermined losses. This determination necessarily includes a review of loans that are current, but for which management has determined for a variety of reasons require more careful monitoring going forward. The dollar amount charged to earnings is determined based upon several factors including: a continuing review of delinquent, classified and non-accrual loans, large loans, and overall portfolio quality; regular examination and review of the loan portfolio by regulatory authorities; analytical review of loan charge-off experience, delinquency rates, other relevant historical and peer statistical ratios; and management's judgment with respect to local and general economic conditions and their impact on the existing loan portfolio.

    Determining the appropriate level of the allowance for loan losses at any given date is difficult, particularly in a continually changing economy. In management's opinion, the allowance for loan losses was adequate at March 31, 1997. However, there can be no assurance that, if asset quality deteriorates in future periods, additions to the allowance for loan losses will not be required.

    The Bank's management is unable to determine in what loan category future charge-offs and recoveries may occur. The following schedule sets forth the allocation of the allowance for loan losses among various categories. At March 31, 1997, approximately 38.3% of the allowance for loan losses is allocated to general risk to protect the Bank against potential yet undetermined losses. The allocation is based upon historical experience. The entire allowance for loan losses is available to absorb future loan losses in any loan category.

                                                                                         AT MARCH 31,
                                                                      --------------------------------------------------
                                                                                1997                      1996
                                                                      ------------------------  ------------------------

                                                                                    PERCENT                   PERCENT
                                                                                   OF LOANS                  OF LOANS
                                                                                    IN EACH                   IN EACH
                                                                                   CATEGORY                  CATEGORY
                                                                       AMOUNT     TO LOANS(1)    AMOUNT     TO LOANS(1)
                                                                      ---------  -------------  ---------  -------------
                                                                                    (DOLLARS IN THOUSANDS)
Allocation of allowance for loan losses:
  Commercial........................................................  $     658        44.27%   $     449        41.88%
  Mortgage..........................................................        446        42.96          343        42.66
  Consumer..........................................................        128         8.32          111         9.62
  Construction......................................................         68         4.45           68         5.84
  General allowance.................................................        807                       806
                                                                      ---------                 ---------
    Total...........................................................  $   2,107                 $   1,777
                                                                      ---------                 ---------
                                                                      ---------                 ---------

                                                                   AT DECEMBER 31,
                        ------------------------------------------------------------------------------------------------------
                                  1996                      1995                      1994                      1993
                        ------------------------  ------------------------  ------------------------  ------------------------

                                      PERCENT                   PERCENT                   PERCENT                   PERCENT
                                     OF LOANS                  OF LOANS                  OF LOANS                  OF LOANS
                                      IN EACH                   IN EACH                   IN EACH                   IN EACH
                                     CATEGORY                  CATEGORY                  CATEGORY                  CATEGORY
                         AMOUNT     TO LOANS(1)    AMOUNT     TO LOANS(1)    AMOUNT     TO LOANS(1)    AMOUNT     TO LOANS(1)
                        ---------  -------------  ---------  -------------  ---------  -------------  ---------  -------------
                                                                (DOLLARS IN THOUSANDS)
Allocation of
  allowance for loan
  losses:
    Commercial........  $     652        42.91%   $     420        41.51%   $     692        41.59%   $     806        42.35%
    Mortgage..........        434        43.70          336        42.82          298        46.11          265        45.35
    Consumer..........        122         8.40          110         9.92           55         5.78           50         6.10
    Construction......         73         4.99           64         5.75           62         6.52           57         6.20
    General
      allowance.......        720                       744                       330                       269
                        ---------                 ---------                 ---------                 ---------
Total.................  $   2,001                 $   1,674                 $   1,437                 $   1,447
                        ---------                 ---------                 ---------                 ---------
                        ---------                 ---------                 ---------                 ---------


                                  1992
                        ------------------------
                                      PERCENT
                                     OF LOANS
                                      IN EACH
                                     CATEGORY
                         AMOUNT     TO LOANS(1)
                        ---------  -------------

Allocation of
  allowance for loan
  losses:
    Commercial........  $   1,009        48.82%
    Mortgage..........        172        35.85
    Consumer..........         49         7.06
    Construction......         57         8.27
    General
      allowance.......        645
                        ---------
Total.................  $   1,932
                        ---------
                        ---------

------------------------

(1) Loans, net of unearned income.

SECURITIES PORTFOLIO

    The Company's securities portfolio is intended to provide liquidity, reduce interest rate risk and contribute to earnings while exposing the Company to reduced credit risk. As a result of the Company's recent growth, the securities portfolio has also grown significantly from $29.6 million at December 31, 1995 to $88.6 million at December 31, 1996, and $108.9 million at March 31, 1997. This significant increase is due in large part to matched funding programs employed by the Company that use FHLB advances and the significant deposit inflows at existing and new branches to fund both loan originations and securities purchases. The purpose of these matched funding programs is to target earnings growth and net interest margin increases while managing liquidity, credit, market and interest rate risk. From time to time a specific matched funding program may attempt to achieve current earnings benefits from future growth in deposits that management is reasonably confident will occur. See "RISK FACTORS--Rapid Growth."

    A summary of securities available for sale and securities held to maturity at March 31, 1997 and 1996 and at December 31, 1996, 1995, and 1994 follows.

                                                                             SECURITIES            SECURITIES
                                                                         AVAILABLE FOR SALE     HELD TO MATURITY
                                                                            AT MARCH 31,          AT MARCH 31,
                                                                        --------------------  --------------------
                                                                          1997       1996       1997       1996
                                                                        ---------  ---------  ---------  ---------

                                                                                      (IN THOUSANDS)
U.S. Treasury.........................................................  $   3,221  $   4,446  $  --      $  --
U.S. Government Agencies..............................................     30,741      2,500     28,748      9,771
State and municipal...................................................     21,435     16,382     10,544      6,250
Mortgage-backed and asset-backed securities (1).......................     12,436      2,623     --         --
Other securities (2)..................................................      2,723      1,321         25     --
                                                                        ---------  ---------  ---------  ---------
Total amortized cost of securities....................................  $  70,556  $  27,272  $  39,317  $  16,021
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Total fair value of securities........................................  $  69,590  $  26,892  $  38,904  $  15,968
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

                                                                       SECURITIES                       SECURITIES
                                                                   AVAILABLE FOR SALE                HELD TO MATURITY
                                                                     AT DECEMBER 31,                  AT DECEMBER 31,
                                                             -------------------------------  -------------------------------
                                                               1996       1995       1994       1996       1995       1994
                                                             ---------  ---------  ---------  ---------  ---------  ---------

                                                                                      (IN THOUSANDS)
U.S. Treasury..............................................  $   3,465  $   5,450  $   6,468  $  --      $  --      $  --
U.S. Government Agencies...................................     18,000      3,757      3,856     24,253      3,002     --
State and Municipal........................................     23,275      6,978     --         10,787      6,205      4,070
Mortgage-backed and asset backed securities(1).............      4,357      2,807        635     --         --         --
Other securities(2)........................................      4,467      1,134      1,205         25     --         --
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Total amortized cost of securities.........................  $  53,564  $  20,126  $  12,164  $  35,065  $   9,207  $   4,070
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------  ---------
Total fair value of securities.............................  $  53,489  $  20,359  $  11,695  $  35,147  $   9,367  $   3,979
                                                             ---------  ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------  ---------

------------------------

(1) All of these obligations consist of U.S. Government Agency issued securities.

(2) Comprised mostly of FHLB stock, Federal Reserve Bank stock and a Pennsylvania community bank stock.

    The following table presents the maturity distribution and weighted average yield of the securities portfolio of the Company at March 31, 1997 and December 31, 1996. Weighted average yields on tax-exempt obligations have been computed on a taxable equivalent basis.

                                                           AVAILABLE FOR SALE MARCH 31, 1997
                           -------------------------------------------------------------------------------------------------
                                                                (DOLLARS IN THOUSANDS)


                                                   AFTER 1 YEAR BUT     AFTER 5 YEARS BUT     AFTER 10 YEARS OR
                              WITHIN 1 YEAR         WITHIN 5 YEARS       WITHIN 10 YEARS       NO MATURITY (1)       TOTAL
                           --------------------  --------------------  --------------------  --------------------  ---------
                            AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Amortized cost:
U.S. Treasury
  Securities.............  $   2,489      6.631% $     732      7.682% $      --         --% $      --         --% $   3,221
U.S. Government
  Agencies...............        750      6.856     11,000      6.802     13,991      7.405      5,000      7.577     30,741
State and municipal......         --         --         --         --         --         --     21,435      7.840     21,435
Mortgage-backed and
  asset-backed
  securities.............         --         --         --         --         --         --     12,436      5.798     12,436
Other securities.........      2,273      6.380         --         --         --         --        450      3.955      2,723
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total securities
  available for sale.....  $   5,512      6.558% $  11,732      6.857% $  13,991      7.405% $  39,321      7.116% $  70,556
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------



                             YIELD
                           ---------
Amortized cost:
U.S. Treasury
  Securities.............      6.870%
U.S. Government
  Agencies...............      7.204
State and municipal......      7.840
Mortgage-backed and
  asset-backed
  securities.............      5.798
Other securities.........      5.979
                           ---------
Total securities
  available for sale.....      7.087%
                           ---------
                           ---------

                                                         AVAILABLE FOR SALE DECEMBER 31, 1996
                           -------------------------------------------------------------------------------------------------
                                                                (DOLLARS IN THOUSANDS)


                                                   AFTER 1 YEAR BUT     AFTER 5 YEARS BUT     AFTER 10 YEARS OR
                              WITHIN 1 YEAR         WITHIN 5 YEARS       WITHIN 10 YEARS       NO MATURITY (1)       TOTAL
                           --------------------  --------------------  --------------------  --------------------  ---------
                            AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Amortized cost:
U.S. Treasury
  Securities.............  $   1,992      6.647% $   1,473      7.083% $      --         --% $      --         --% $   3,465
U.S. Government
  Agencies...............      1,000      6.840     11,000      6.809      5,500      7.464        500      7.070     18,000
State and municipal......         --         --         --         --         --         --     23,275      7.825     23,275
Mortgage-backed and
  asset-backed
  securities.............         --         --         --         --         --         --      4,357      5.873      4,357
Other securities.........      3,804      6.250         --         --         --         --        663      3.938      4,467
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total securities
  available for sale.....  $   6,796      6.453% $  12,473      6.841% $   5,500      7.464% $  28,795      7.427% $  53,564
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------



                             YIELD
                           ---------
Amortized cost:
U.S. Treasury
  Securities.............      6.833%
U.S. Government
  Agencies...............      7.018
State and municipal......      7.825
Mortgage-backed and
  asset-backed
  securities.............      5.873
Other securities.........      5.907
                           ---------
Total securities
  available for sale.....      7.171%
                           ---------
                           ---------

                                                            HELD TO MATURITY MARCH 31, 1997
                           -------------------------------------------------------------------------------------------------
                                                                (DOLLARS IN THOUSANDS)


                                                   AFTER 1 YEAR BUT     AFTER 5 YEARS BUT     AFTER 10 YEARS OR
                                                    WITHIN 5 YEARS       WITHIN 10 YEARS       NO MATURITY (1)       TOTAL
                                                 --------------------  --------------------  --------------------  ---------
                            AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Amortized cost:
U.S. Treasury
  Securities.............  $      --         --% $      --         --% $      --         --% $      --         --% $      --
U.S. Government
  Agencies...............         --         --         --         --     16,481      7.475     12,267      7.603     28,748
State and municipal......        150      8.487      1,954      7.003        746      8.099      7,694      8.085     10,544
Mortgage-backed and
  asset-backed
  securities.............         --         --         --         --         --         --         --         --         --
Other securities.........         --         --         --         --         25      7.500         --         --         25
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total securities held to
  maturity...............  $     150      8.487% $   1,954      7.003% $  17,252      7.502% $  19,961      7.789% $  39,317
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------



                             YIELD
                           ---------
Amortized cost:
U.S. Treasury
  Securities.............         --%
U.S. Government
  Agencies...............      7.530
State and municipal......      7.891
Mortgage-backed and
  asset-backed
  securities.............         --
Other securities.........      7.500
                           ---------
Total securities held to
  maturity...............      7.627
                           ---------
                           ---------

                                                          HELD TO MATURITY DECEMBER 31, 1996
                           -------------------------------------------------------------------------------------------------
                                                                (DOLLARS IN THOUSANDS)


                                                   AFTER 1 YEAR BUT     AFTER 5 YEARS BUT     AFTER 10 YEARS OR
                                                    WITHIN 5 YEARS       WITHIN 10 YEARS       NO MATURITY (1)       TOTAL
                                                 --------------------  --------------------  --------------------  ---------
                            AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Amortized cost:
U.S. Treasury
  Securities.............  $      --         --% $      --         --% $      --         --% $      --         --% $      --
U.S. Government
  Agencies...............         --         --         --         --     14,981      7.488      9,272      7.576     24,253
State & municipal........        299      8.488      1,959      7.103        736      7.793      7,793      8.092     10,787
Mortgage-backed and asset
  backed securities
Other securities.........         --         --         --         --         25      7.500         --         --         25
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total securities held to
  maturity...............  $     299      8.488% $   1,959      7.103% $  15,742      7.502% $  17,065      7.812% $  35,065
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                           ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------



                             YIELD
                           ---------
Amortized cost:
U.S. Treasury
  Securities.............         --%
U.S. Government
  Agencies...............      7.522
State & municipal........      7.903
Mortgage-backed and asset
  backed securities
Other securities.........      7.500
                           ---------
Total securities held to
  maturity...............      7.639%
                           ---------
                           ---------

------------------------
(1) The majority of the securities listed in this category are callable or likely to repay within five years.

    The Bank maintains a securities portfolio for the secondary application of funds as well as a secondary source of liquidity.

    At March 31, 1997, securities having an amortized cost of $13.0 million were pledged as collateral for public funds and other purposes as required or permitted by law.

    Neither the Company nor the Bank hold securities of any one issuer, excluding U.S. treasury and U.S. agencies, that exceeded 10% of stockholders' equity at March 31, 1997 or any prior period end.

DEPOSIT STRUCTURE

    The following is a distribution of the average balances of the Bank's deposits and the average rates paid thereon for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994.

                                                         THREE MONTHS ENDED                           YEARS ENDED
                                                             MARCH 31,                               DECEMBER 31,
                                           ----------------------------------------------  ---------------------------------
                                                    1997                    1996                    1996             1995
                                           ----------------------  ----------------------  ----------------------  ---------
                                            AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE       AMOUNT
                                           ---------     -----     ---------     -----     ---------     -----     ---------
                                                                        (DOLLARS IN THOUSANDS)
Demand--non-interest bearing.............  $  26,168          --%  $  16,962          --%  $  21,127          --%  $  12,960
Demand--interest-bearing.................     96,605        3.83      50,201        3.73      68,642        3.76      28,455
Savings..................................     18,930        3.96       9,796        2.92      11,010        3.12      10,162
Time, $100,000 and over..................     12,780        5.84       9,023        5.57       9,965        5.52       9,221
Time, other..............................    113,667        5.69     101,767        5.53     102,533        5.52      86,908
                                           ---------         ---   ---------         ---   ---------         ---   ---------
    Total deposits.......................  $ 268,150        4.35%  $ 187,749        4.41%  $ 213,277        4.28%  $ 147,706
                                           ---------         ---   ---------         ---   ---------         ---   ---------
                                           ---------         ---   ---------         ---   ---------         ---   ---------


                                                                 1994
                                                        ----------------------
                                              RATE       AMOUNT       RATE
                                              -----     ---------     -----

Demand--non-interest bearing.............          --%  $   9,735          --%
Demand--interest-bearing.................        3.29      25,546        2.35
Savings..................................        2.68      12,572        2.43
Time, $100,000 and over..................        5.77       6,428        4.82
Time, other..............................        5.59      60,682        5.16
                                                  ---   ---------         ---
    Total deposits.......................        4.47%  $ 114,963        3.78%
                                                  ---   ---------         ---
                                                  ---   ---------         ---

    The following is a breakdown, by maturities, of the Company's time certificates of deposit issued in denominations of $100,000 or more as of March 31, 1997 and 1996 and December 31, 1996, 1995 and 1994.

                                                                                      CERTIFICATE OF $100,000 OR MORE
                                                                           -----------------------------------------------------
                                                                               AT MARCH 31,              AT DECEMBER 31,
                                                                           --------------------  -------------------------------

                                                                             1997       1996       1996       1995       1994
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                                              (IN THOUSANDS)
Maturing in:
Three months or less.....................................................  $   3,509  $   2,655  $   2,866  $   3,915  $     812
Over three through six months............................................      3,243      2,046      2,416      1,120      1,301
Over six through twelve months...........................................      1,218      1,749      2,539        976      1,865
Over twelve months.......................................................      5,764      4,180      4,550      2,367      2,632
                                                                           ---------  ---------  ---------  ---------  ---------
    Total................................................................  $  13,734  $  10,630  $  12,371  $   8,378  $   6,610
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------  ---------

LONG-TERM DEBT AND OTHER BORROWINGS

    The Bank maintains a U.S. Treasury tax and loan note option account for the deposit of withholding taxes, corporate income taxes and certain other payments to the federal government. Deposits are subject to withdrawal and are evidenced by an open-ended interest-bearing note. Borrowings under this note option account were approximately $1.1 million at March 31, 1997 and 1996, respectively.

    The Bank has a flexible line of credit commitment available from the FHLB for borrowings of up to approximately $9.8 million, expiring September 11, 1997. There were no borrowings under this line of credit at March 31, 1997 and 1996.

    The Bank had other short-term borrowings from the FHLB at March 31, 1997 and March 31, 1996 in the amount of $5.0 million and $2.0 million, respectively. The March 31, 1997 balance outstanding was partly due in April with the balance due in August 1997. The March 31, 1997 balance had an average interest rate of 6.1%.

    The following table sets forth information regarding short-term borrowings at and for the periods ended March 31, 1997 and 1996:

                                                                                                     1997           1996
                                                                                                 -------------  -------------
Short-term advances from the FHLB bearing interest at a weighted average rate of 6.1% and 4.9%
  as of March 31, 1997 and 1996, respectively:.................................................  $   5,000,000      2,000,000
Treasury, tax and loan note option.............................................................      1,095,000      1,088,000
                                                                                                 -------------  -------------
                                                                                                 $   6,095,000  $   3,088,000
                                                                                                                -------------
                                                                                                 -------------  -------------
                                                                                                 -------------
Maximum amount of short-term advances from the FHLB outstanding at any month-end during the
  quarter ended March 31, 1997 and 1996........................................................  $  10,000,000  $   2,000,000
Maximum amount of Treasury, tax and loan note option outstanding...............................      1,121,000      1,362,000
                                                                                                 -------------  -------------
                                                                                                 $  11,121,000  $   3,362,000
                                                                                                                -------------
                                                                                                 -------------  -------------
                                                                                                 -------------
Average amount of short-term advances outstanding during the quarter ended March 31, 1997 and
  1996, at weighted average interest rates of 5.5% and 4.2%, respectively......................  $   6,022,000  $   2,000,000
Average amount of Treasury, tax and loan note option outstanding...............................        759,000        575,000
                                                                                                 -------------  -------------
                                                                                                 $   6,781,000  $   2,575,000
                                                                                                                -------------
                                                                                                 -------------  -------------
                                                                                                 -------------

    Long-term debt consisted of the following at March 31, 1997 and 1996:

                                                                                   1997           1996
                                                                               -------------  ------------
Advances from the FHLB bearing interest at a weighted average rate of 5.81%
  and 4.89% as of March 31, 1997 and 1996, respectively......................  $  12,000,000  $  4,000,000
                                                                               -------------  ------------
                                                                               -------------  ------------

    Maturities of long-term debt at March 31, 1997 are as follows:

1997.....................................................................  $   --
1998.....................................................................   2,000,000
1999.....................................................................   5,000,000
2000.....................................................................      --
2001.....................................................................   5,000,000
                                                                           ----------
                                                                           $12,000,000
                                                                           ----------
                                                                           ----------

    The Bank has maximum borrowing capacity with the FHLB of approximately $130.8 million. Advances from the FHLB are secured by qualifying assets of the Bank.

BERKS MORTGAGE COMPANY

    The Bank owns a 70% interest in Berks Mortgage Company, a Pennsylvania business trust. The remaining 30% is owned by a mortgage banking affiliate of the local Coldwell Banker real estate franchise. As a majority-owned subsidiary of the Bank, Berks Mortgage Company is authorized to engage in full service mortgage banking in Pennsylvania. At the present time, Berks Mortgage Company originates loans that are separately underwritten and funded by the Bank. Berks Mortgage Company commenced operations in 1995. The overall activity of Berks Mortgage Company in 1995, 1996 and the first quarter of 1997 was immaterial in relation to the Company taken as a whole.

COMPETITION

    The Bank faces significant competition from other commercial banks, savings banks, savings and loan associations and several other financial or investment service institutions in the communities it serves. Several of these institutions are affiliated with major banking and financial institutions which are substantially larger and have greater financial resources than the Company and the Bank. As the financial services industry continues to consolidate, competition affecting the Bank may increase. For most of the services that the Bank performs there is also competition from credit unions and issuers of commercial paper and money market funds. Such institutions, as well as brokerage firms, consumer finance companies, insurance companies and pension trusts, are important competitors for various types of financial services.

PROPERTY

    All property is owned or leased by the Bank. The Company does not own or lease any property. As of March 31, 1997, the Bank owned one property, the land and building at the site of its branch location at High and Wilson Streets, Pottstown, Montgomery County, Pennsylvania.

    The Bank leases the land upon which it constructed the branch office it owns in Exeter Township, Berks County, Pennsylvania. This lease expires in June 1999 and has renewal options for twenty years thereafter. The lease expense for this land was $43,000 and $44,000 in 1995 and 1996, respectively. The lease expense for 1997 will be $45,000. The Bank also leases land located in Wyomissing Hills, Berks County, Pennsylvania, upon which it constructed its Wyomissing branch. The total term of this lease is twenty-nine years, eleven months, expiring November 2024. The lease expense for 1995 and 1996 was $37,000 and $41,000, respectively. The lease expense for 1997 will be $42,000.

    The Bank also leases the land upon which it constructed its Muhlenberg Township branch. The branch opened on March 29, 1997. The term of the lease is three years, expiring November 1999. At the conclusion of the lease, the Bank will purchase the land for $375,000. The monthly lease payments are fixed at $4,000 per month until the end of the lease. The Bank also leases the land upon which it constructed its Shillington (Cumru Township) branch. The branch opened May 3, 1997. The term of the lease is ten years, expiring in January 2007. At the conclusion of the lease, the Bank will purchase the land for $400,000. The monthly lease payments are fixed at $4,000 until the end of the lease.

    The Bank also leases space for its main branch and executive/administrative offices at 400 Washington Street, Reading, Pennsylvania. The space consists of a first floor location for the Bank branch and office space on the second, eighth, ninth and twelfth floors for lending and operations staff. The space is leased under separate leases that, in the aggregate, required annual lease payments of $159,000 and $164,000 in 1995 and 1996, respectively, and will require lease payments of $145,000 in 1997. The leases expire at various dates through 1998. The Bank has options to renew the terms of the leases for additional periods.

    The Bank leases space for its mortgage center and loan office at Two Woodland Road in Wyomissing, Pennsylvania. The lease expires in February 1998 and has three renewal options of one year each. The annual lease expense in 1995 and 1996 was $33,000 and $39,000, respectively. The lease expense for 1997 will be $40,000.

    The Bank also leases space for a mortgage center and loan office at 108 East Main Street, Schuylkill Haven, Schuylkill County, Pennsylvania. The lease expires in November 1997 and has four additional extensions of six months each. The lease expense in 1996 was $450. The lease expense for 1997 will be $5,000.

    The Bank leases space for a mortgage center and loan office in Jamison, Bucks County, Pennsylvania. The lease expires in March 1998. The annual lease expense for 1997 will be $6,000. The Bank leases space for its new Exton/West Chester loan production office in Chester County, Pennsylvania. The lease expires in June 1998. The annual lease expense for 1997 will be $7,000.

    In addition to its branches and offices, the Bank operates an automated teller machine at a location owned by St. Joseph's Hospital, Reading, Pennsylvania.

LEGAL PROCEEDINGS

    The Company and the Bank are from time to time a party (plaintiff or defendant) to lawsuits that are in the normal course of the Company's and the Bank's business. While any litigation involves an element of uncertainty, management, after reviewing pending actions with its legal counsel, is of the opinion that the liability of the Company and the Bank, if any, resulting from such actions will not have a material effect on the financial condition or results of operations of the Company and the Bank.

SUPERVISION AND REGULATION

    Various requirements and restrictions under the laws of the United States and the Commonwealth of Pennsylvania affect the Company and the Bank.

GENERAL

    The Company is a bank holding company subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. As a bank holding company, the Company's activities and those of its subsidiary are limited to the business of banking and activities closely related or incidental to banking, and the Company may not directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board.

    The Bank is subject to supervision and examination by applicable federal and state banking agencies. The Bank is a member of the Federal Reserve System, and therefore, subject to the regulations of the Federal Reserve Board. The Bank is also a Pennsylvania-chartered bank subject to supervision and regulation by the Pennsylvania Department of Banking.

    In addition, because the deposits of the Bank are insured by the FDIC, the Bank is subject to regulation by the FDIC. The Bank is also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board in attempting to control the money supply and credit availability in order to influence the economy.

HOLDING COMPANY STRUCTURE

    The Bank is subject to restrictions under federal law which limit its ability to transfer funds to the Company, whether in the form of loans, other extensions of credit, investments or asset purchases. Such transfers by the Bank to the Company are generally limited in amount to 10% of the Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specific amounts, and all transactions are required to be on an arm's length basis. The Bank has never made any loan or extension of credit to the Company nor has it purchased any assets from the Company.

    Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank, i.e., to downstream funds to the Bank. This support may be required at times when, absent such policy, the bank holding company might not otherwise provide such support. Any capital loans by a bank holding company to the Bank are subordinate in right of payment to deposits and to certain other indebtedness of the Bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of the Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

REGULATORY RESTRICTIONS ON DIVIDENDS

    Dividend payments by the Bank to the Company are subject to the Pennsylvania Banking Code of 1965 (the "Banking Code"), the Federal Reserve Act, and the Federal Deposit Insurance Act (the "FDIA"). Under the Banking Code, no dividends may be paid except from "accumulated net earnings" (generally, undivided profits). Under the Federal Reserve Board's regulations, the Bank cannot pay dividends that exceed its net income from the current year and the preceding two years. Under the FDIA, no dividends may be paid by an insured bank if the bank is in arrears in the payment of any insurance assessment due to the FDIC. Under current banking laws, the Bank would be limited to approximately $2.9 million of dividends in 1997 plus an additional amount equal to the Bank's net profit for 1997, up to the date of any such dividend declaration.

    State and federal regulatory authorities have adopted standards for the maintenance of adequate levels of capital by banks. Adherence to such standards further limits the ability of the Bank to pay dividends to the Company.

    The payment of dividends to the Company by the Bank may also be affected by other regulatory requirements and policies. If, in the opinion of the Federal Reserve Board, the Bank is engaged in, or is about to engage in, an unsafe or unsound practice (which, depending on the financial condition of the Bank, could include the payment of dividends), the Federal Reserve Board may require, after notice and hearing, that the Bank cease and desist from such practice. The Federal Reserve Board has formal and informal policies providing that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

FDIC INSURANCE ASSESSMENTS

    The FDIC has implemented a risk-related premium schedule for all insured depository institutions that results in the assessment of premiums based on capital and supervisory measures.

    Under the risk-related premium schedule, the FDIC, on a semiannual basis, assigns each institution to one of three capital groups (well capitalized, adequately capitalized or under capitalized) and further assigns such institution to one of three subgroups within a capital group corresponding to the FDIC's judgment of the institution's strength based on supervisory evaluations, including examination reports, statistical analysis and other information relevant to gauging the risk posed by the institution. Only institutions with a total capital to risk-adjusted assets ratio of 10.00% or greater, a Tier 1 capital to risk-adjusted assets ratio of 6.0% or greater and a Tier 1 leverage ratio of 5.0% or greater, are assigned to the well-capitalized group.

    Over the last two years, FDIC insurance assessments have seen several changes for both BIF and SAIF institutions. The most recent change occurred on September 30, 1996, when the President signed into law a bill designed to remedy the disparity between BIF and SAIF deposit premiums. The first part of the bill called for the SAIF to be capitalized by a one-time assessment on all SAIF insured deposits held as of March 31, 1995. This assessment, which was 65.7 cents per $100 in deposits, raised approximately $4.7 billion to bring the SAIF up to its required 1.25 reserve ratio. This special assessment, paid on November 30, 1996, had no effect on the Bank. The second part of the bill remedied the future anticipated shortfall with respect to the payment of FICO interest. For 1997 through 1999, the banking industry will help pay the FICO interest payments at an assessment rate that is 1/5 the rate paid by thrifts. The FICO assessment on BIF insured deposits is 1.29 cents per $100 in deposits; for SAIF insured deposits it is
6.44 cents per $100 in deposits. Beginning January 1, 2000, the FICO interest payments will be paid pro-rata by banks and thrifts based on deposits. At December 31, 1996, the Company estimated the FICO interest assessment to be approximately $30,000 for 1997. For the three month period ended March 31, 1997, the Company paid FICO expenses of approximately $7,000. The Bank has not been required to pay any FDIC insurance assessments since the fourth quarter of 1996 because BIF has met its statutorily required ratios and the Bank is categorized as "well capitalized."

CAPITAL ADEQUACY

    The Federal Reserve Board adopted risk-based capital guidelines for bank holding companies, such as the Company. The required minimum ratio of total capital to risk-weighted assets (including off-balance sheet activities, such as standby letters of credit) is 8.0%. At least half of the total capital is required to be "Tier 1 capital," consisting principally of common stockholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill. The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance.

    In addition to the risk-based capital guidelines, the Federal Reserve Board established minimum leverage ratio (Tier 1 capital to average total assets) guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for those bank holding companies which have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a leverage ratio of at least 1% to 2% above the 3% stated minimum. The Company is in compliance with these guidelines. The Bank is subject to similar capital requirements also adopted by the Federal Reserve Board.

    The risk-based capital standards are required to take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities.

INTERSTATE BANKING

    The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Law"), amended various federal banking laws to provide for nationwide interstate banking, interstate bank mergers and interstate branching. The interstate banking provisions allow for the acquisition by a bank holding company of a bank located in another state.

    Interstate bank mergers and branch purchase and assumption transactions were allowed effective June 1, 1997; however, states may "opt-out" of the merger and purchase and assumption provisions by enacting a law which specifically prohibits such interstate transactions. States could, in the alternative, enact legislation to allow interstate merger and purchase and assumption transactions prior to June 1, 1997. States could also enact legislation to allow for de novo interstate branching by out of state banks. In July 1995, Pennsylvania adopted "opt-in" legislation which allows such transactions.

                                   MANAGEMENT

    The following sets forth information concerning the Company's executive officers.

NAME                                                       AGE                              TITLE
-----------------------------------------------------      ---      -----------------------------------------------------
Nelson R. Oswald.....................................          51   Chairman of the Board, President and Chief Executive
                                                                    Officer of the Company and the Bank.

Robert D. McHugh, Jr.................................          42   Senior Vice President and Treasurer of the Company
                                                                    and the Bank.

Norman E. Heilenman..................................          49   Vice President of Residential Mortgage Lending of the
                                                                    Company and the Bank.

Steven A. Ehrlich....................................          35   Vice President of Commercial and Consumer Lending of
                                                                    the Company and the Bank.

Donna L. Rickert, CPA................................          30   Vice President and Controller of the Company and the
                                                                    Bank.

Sherelyn A. Ammon....................................          39   Vice President of Operations of the Company and the
                                                                    Bank.

    NELSON R. OSWALD. Mr. Oswald has been Chairman of the Board, President, Chief Executive Officer and Director of the Company and the Bank since their formation in February 1987. Senior Vice President of Lending and Credit of Bank of Pennsylvania from October 1982 to January 1987. Senior Real Estate Lender of Meridian Bank from 1978 to 1982 and Vice President of Lending of Meridian Bank from 1974 to 1978.

    ROBERT D. MCHUGH, JR. Mr. McHugh has been Senior Vice President and Treasurer of the Company and the Bank since July 1987. Consultant for the accounting firm of Grant Thornton, from 1986 to 1987. Vice President/Finance, Auditor of National Bank of Boyertown from 1978 to 1986.

    NORMAN E. HEILENMAN. Mr. Heilenman has been Vice President of Residential Mortgage Lending of the Company and the Bank since September 1992. Department Head of the Bank's Mortgage Department since September 1992. Chief Financial Officer and Vice President of Finance and Administration of Robertson Brothers Company (real estate development firm) from October 1989 to August 1992. Chief Financial Officer and Vice President of The Mallard Group (real estate development firm) from June 1984 to September 1989. Vice President and Department Head of Residential Mortgage Lending/Servicing of Germantown Savings Bank from 1969 to 1984.

    STEVEN A. EHRLICH. Mr. Ehrlich has been Vice President of Commercial and Consumer Lending of the Company and the Bank since November 1990 and Senior Commercial Lender since August 1994. Assistant Vice President of the Company and the Bank from September 1989 to November 1990. Commercial loan officer of the Bank from October 1988 to September 1989. Prior thereto, credit analyst for Meridian Bank from April 1988 to October 1988. Credit analyst and commercial real estate lender for Sovereign Bank from July 1985 to April 1988.

    DONNA L. RICKERT, CPA. Ms. Rickert has been Vice President of the Company and the Bank since June 1997, and has been Controller of the Company and the Bank since March 1994. Prior thereto, Senior Accountant, Beard and Company, Inc., from 1989 to 1994, specializing in audits of financial institutions.

    SHERELYN A. AMMON. Ms. Ammon has been Vice President of Operations of the Company and the Bank since August 1987. Operations Officer for Meridian Bank from 1981 to 1987. Quality Control Specialist for Meridian Bank from 1979 to 1981.

    The following table sets forth information concerning the Company's directors.

                                                                                                           DIRECTOR OR
                                                                       PRINCIPAL OCCUPATION                 EXECUTIVE
                                                                     FOR PAST FIVE YEARS AND                 OFFICER
                                                                      POSITION HELD WITH THE               OF COMPANY/
NAME                                              AGE                  COMPANY AND THE BANK                BANK SINCE
--------------------------------------------      ---      --------------------------------------------  ---------------
Harold C. Bossard (1)(2)....................          79   Retired President of Bernville Bank, N.A.;        1987/1987
                                                           Secretary of the Company and the Bank

Edward J. Edwards (2)(3)(4).................          70   Real Estate Sales and Appraisals, E. J.           1987/1987
                                                           Edwards Real Estate

Lewis R. Frame, Jr. (4)(5)..................          38   Vice President, Frame Group, Ltd.                 1988/1988

Ivan H. Gordon (1)(4).......................          63   Chairman, Gloray Company                          1987/1987

Jeffrey W. Hayes (3)(5).....................          50   President, Hayes Construction, Inc.               1988/1988

Alfred B. Mast (2)..........................          53   President, Mast and Moyer, Inc.                   1987/1987

Nelson R. Oswald (2)(3)(5)(6)...............          51   President, Chief Executive Officer and            1987/1987
                                                           Chairman of the Board of Directors of the
                                                           Company and the Bank

Wesley R. Pace (1)(3)(4)(6).................          48   Chairman of the Board, Air Compressor             1987/1987
                                                           Services Co.; President, Wesrock Capital
                                                           Co.; Consultant

Floyd S. Weber (1)(3)(4)(5).................          64   Partner, King's Potato Chip Co. & King            1987/1987
                                                           Distributing Co.

Randall S. Weeber (2).......................          41   President, Weeber Realtors; Realtor Sales         1987/1987
                                                           Associate, Berkshire Real Estate Network

------------------------

(1) Member of the Audit Committee.

(2) Member of the Loan Committee.

(3) Member of the Executive Committee.

(4) Member of the Compensation Committee.

(5) Member of the Property Committee.

(6) Member of the Insurance Committee.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of May 15, 1997, the amount and percentage of the Common Stock beneficially owned by each person who is known to the Company to own more than five percent of the Common Stock, each director, each named executive officer, and all directors and executive officers of the Company as a group.

                                                                                    AMOUNT AND NATURE
NAME AND ADDRESS OF                                                                  OF BENEFICIAL       PERCENT
BENEFICIAL OWNER(1)                                                                 OWNERSHIP(2)(3)      OF CLASS
----------------------------------------------------------------------------------  ------------------  ----------
PRINCIPAL SHAREHOLDERS:
National Properties, Inc. and RPI Company(4)......................................         149,627            7.20%
150 East Swedesford Road
  Wayne, PA 19087

DIRECTORS:
Harold C. Bossard (6)(7)..........................................................          19,635            0.94%
Edward J. Edwards (6)(8)..........................................................          28,569            1.30%
Lewis R. Frame, Jr. (9)(10).......................................................          75,919            3.64%
Ivan H. Gordon (11)(12)...........................................................          15,276            0.73%
Jeffrey W. Hayes(11)(13)..........................................................          54,830            2.63%
Alfred B. Mast (11)(14)...........................................................          33,334            1.59%
Nelson R. Oswald (5)(6)...........................................................         116,087            5.46%
Wesley R. Pace (6)(15)............................................................          35,143            1.69%
Floyd S. Weber (9)(16)............................................................          35,842            1.72%
Randall S. Weeber (9)(17).........................................................          15,861            0.76%

OTHER NAMED EXECUTIVE OFFICERS:
Robert D. McHugh, Jr. (18)........................................................          29,835            1.42%

All directors and executive officers as a group (15 persons)......................         483,040           21.74%(19)

------------------------

(1) Unless otherwise indicated, the address of each beneficial owner is Berks County Bank, 400 Washington Street, Reading, Pennsylvania 19603.

(2) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after May 15, 1997. Beneficial ownership may be disclaimed as to certain of the securities. Shares of Common Stock held in the 401(k) Retirement Savings Plan are not included in ownership amounts above. These shares are voted by the Plan Administrators.

(3) Information furnished by the directors, executive officers and the Company.

(4) Includes (i) 148,995 shares of Common Stock held by National Properties, Inc. and RPI Company which are entities controlled by or under the control of Mr. Jeffery L. King and (ii) 632 shares of Common Stock held by Mr. King's children and wife.

(5) Includes (i) 69,931 shares of Common Stock held jointly by Mr. Oswald and his spouse, (ii) 218 shares of Common Stock held by Mr. Oswald's son and
    (iii) 45,938 shares of Common Stock subject to stock options granted to Mr. Oswald which are currently exercisable.

(6) A current Class C Director whose term expires in 2000.

(7) Includes 13,635 shares of Common Stock held jointly by Mr. Bossard and his spouse and 6,000 shares subject to stock options granted to Mr. Bossard which are currently exercisable.

(8) Includes 22,569 shares of Common Stock held jointly by Mr. Edwards and his spouse and 6,000 shares subject to stock options granted to Mr. Edwards which are currently exercisable.

(9) A Class B Director whose term expires in 1999.

(10) Includes 69,919 shares of Common Stock held individually by Mr. Frame and 6,000 shares subject to stock options granted to Mr. Frame which are currently exercisable.

(11) A Class A Director whose term expires in 1998.

(12) Includes 5,166 shares of Common Stock held individually by Mr. Gordon, 4,110 shares of Common Stock held jointly by Mr. Gordon and his spouse and 6,000 shares subject to stock options granted to Mr. Gordon which are currently exercisable.

(13) Includes 31,502 shares of Common Stock held individually by Mr. Hayes, 14,684 shares of Common Stock held by Irene D. Hayes, his spouse, 2,644 shares of Common Stock held by Irene D. Hayes, custodian for their daughter and 6,000 shares subject to stock options granted to Mr. Hayes which are currently exercisable.

(14) Includes 27,010 shares of Common Stock held individually by Mr. Mast, 324 shares of Common Stock held by Mr. Mast's children and 6,000 shares subject to stock options granted to Mr. Mast which are currently exercisable.

(15) Includes 29,008 shares of Common Stock held jointly by Mr. Pace and his spouse, 135 shares of Common Stock held by Mr. Pace's son and 6,000 shares subject to stock options granted to Mr. Pace which are currently exercisable.

(16) Includes 29,842 shares of Common Stock held jointly by Mr. Weber and his spouse and 6,000 shares subject to stock options granted to Mr. Weber which are currently exercisable.

(17) Includes 238 shares of Common Stock held individually by Mr. Weeber, 6,493 shares of Common Stock held by Randall S. Weeber Profit Sharing Keough Plan, 3,117 shares held by Weeber Realtors and 6,000 shares subject to stock options granted to Mr. Weeber which are currently exercisable.

(18) Includes 7,657 shares of Common Stock held individually by Mr. McHugh and 22,178 shares subject to stock options granted to Mr. McHugh which are currently exercisable.

(19) The percent of class assumes all outstanding stock options issued to the executive officers and non-employee directors have been exercised and, therefore, on a pro forma basis, 2,221,965 shares of Common Stock would be outstanding.

                             EXECUTIVE COMPENSATION

COMPENSATION PAID TO EXECUTIVE OFFICERS

    Set forth below is information concerning the annual compensation for services in all capacities to the Company and the Bank for the fiscal years ended December 31, 1996, 1995, and 1994 of those persons who were, at December 31, 1996, (i) chief executive officer or (ii) executive officers of the Company and the Bank to the extent such executive officers' total annual salary and bonus exceeded $100,000. There were no other executive officers for whom disclosure would have been provided but for the fact that such individuals were not serving at the end of the 1996 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                                ----------------------------
                                                                                       AWARDS
                                           ANNUAL COMPENSATION                  --------------------
                            --------------------------------------------------           SECURITIES   PAYOUTS
                                                                        OTHER   RESTRICTED   UNDER-   ------  ALL OTHER
                                                                       ANNUAL    STOCK      LYING      LTIP    COMPEN-
NAME AND                               SALARY            BONUS         COMPEN-  AWARD(S)  OPTIONS/    PAYOUTS   SATION
PRINCIPAL POSITION          YEAR         ($)              ($)          SATION     ($)      SARS(#)     ($)      ($)(3)
--------------------------  -----   -------------       -------        -------  -------  -----------  ------  ----------
Nelson R. Oswald,.........   1996         192,948(1)         50,000        0        0        --           0       6,138
Chairman of the Board,....   1995         180,000            38,048        0        0        --           0       6,231
President and CEO.........   1994         168,000            56,821        0        0        14,467       0       6,930

Robert D. McHugh, Jr.,....   1996         112,000            35,294(2)     0        0        --           0       6,164
Senior Vice President.....   1995         100,000            28,474        0        0        --           0       3,863
and Treasurer.............   1994          93,000            38,161        0        0         6,201       0       3,649

------------------------

(1) 1996 salary includes deferred compensation of $2,948.

(2) 1996 bonus includes the fair value of 992 shares of Common Stock granted to Mr. McHugh which equalled $10,945 at January 2, 1996.

(3) Amounts shown represent contributions by the Company on behalf of the named individuals to the Company's 401(k) Retirement Savings Plan.

    The following table sets forth certain information concerning stock options granted during the fiscal year ended December 31, 1996 to the named executives:

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                              NUMBER OF         % OF TOTAL
                                             SECURITIES        OPTIONS/SARS
                                             UNDERLYING         GRANTED TO         EXERCISE OR
                                            OPTIONS/SARS       EMPLOYEES IN        BASE PRICE          EXPIRATION
NAME                                        GRANTED(#)(1)       FISCAL YEAR         ($/SH)(2)             DATE
----------------------------------------  -----------------  -----------------  -----------------  -------------------
Nelson R. Oswald........................          9,600              31.37%             12.40      October 22, 2006
Robert D. McHugh, Jr....................          9,000              29.41%             12.40      October 22, 2006

------------------------

(1) All amounts represent incentive stock options; no SARs or SARs granted in tandem with options were granted during 1996. Terms of outstanding options are for a period of ten years from the date the option is granted. Options are not exercisable following an optionee's voluntary termination of employment other than by reason of retirement or disability.

(2) Under the terms of the 1996 Stock Option Plan, the exercise price per share must equal the fair market value on the date the option is granted. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

    The following table sets forth information concerning the exercise of options to purchase Common Stock by the named executive officers during the fiscal year ended December 31, 1996 as well as the number of securities underlying unexercised options and the potential value of unexercised options as of December 31, 1996.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND
                     FISCAL YEAR-END OPTION/SAR VALUES (1)

                                                                                    NUMBER OF
                                                                                    SECURITIES          VALUE OF
                                                                                    UNDERLYING         UNEXERCISED
                                                                                   OPTIONS/SARS       IN-THE-MONEY
                                                                                    AT FISCAL         OPTIONS/SARS
                                                        SHARES                     YEAR-END (#)         AT FISCAL
                                                      ACQUIRED ON      VALUE       EXERCISABLE/       YEAR-END ($)
                                                       EXERCISE      REALIZED     UNEXERCISABLE       EXERCISABLE/
NAME                                                      (#)         ($) (2)          (3)          UNEXERCISABLE (4)
---------------------------------------------------  -------------  -----------  ----------------  -------------------
Nelson R. Oswald...................................        1,250     $   7,530      37,638/9,600   $   260,287/$27,360
Robert D. McHugh, Jr...............................       --            --          13,178/9,000   $    86,983/$25,650

------------------------

(1) All amounts represent stock options. No SARs or SARs granted in tandem with stock options were either exercised during 1996 or outstanding at year-end 1996.

(2) Represents the aggregate market value of the underlying shares of Common Stock at the date of exercise minus the aggregate exercise prices for options exercised.

(3) Unexercisable stock options represent options granted under the 1996 Stock Option Plan. Options became exercisable on April 22, 1997.

(4) "In-the-money options" are stock options with respect to which the market value of the underlying shares of Common Stock exceeded the exercise price at December 31, 1996. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying shares of Common Stock on December 31, 1996.

COMPENSATION PAID TO DIRECTORS

    All directors of the Company are also directors of the Bank. During 1996, the Company and the Bank held 12 joint Board of Directors meetings and 16 joint committee meetings. In 1996, non-employee directors received $300 prior to July 1, 1996 and $350 after July 1, 1996 for each jointly held Board of Directors and committee meeting attended. Beginning July 1, 1997, the directors are paid an annual retainer of $1,500. Harold C. Bossard, Director and Secretary of the Company, received $100 per month for additional services provided to the Company and the Bank. Each non-employee director of the Company was granted an option to purchase 6,000 shares of Common Stock at an exercise price per share equal to the fair value of the Common Stock on the date of grant.

    The Board of Directors has established the following committees:

    EXECUTIVE COMMITTEE. This committee meets on an as-needed basis between meetings of the Board of Directors to decide and take action on any issues that require attention between Board meetings. This committee also performs the functions of the Nominating Committee. Messrs. Edwards, Hayes, Oswald, Pace and Weber are members of the Executive Committee.

    AUDIT COMMITTEE. This committee recommends an outside auditor for the year and reviews the financial statements and progress of the Company and the Bank. Messrs. Bossard, Gordon, Pace and Weber are members of the Audit Committee.

    PROPERTY COMMITTEE. This committee makes recommendations concerning building projects and space needs for the Company and the Bank. Messrs. Frame, Hayes, Oswald and Pace are members of the Property Committee.

    LOAN COMMITTEE. This committee meets the second Thursday of each month to review loan asset quality and credit related matters. Messrs. Bossard, Edwards, Mast, Oswald and Weeber are members of the Loan Committee.

    INSURANCE COMMITTEE. This committee meets to review insurance policies regarding the Company and the Bank. Messrs. Oswald and Weber are members of the Insurance Committee.

    COMPENSATION COMMITTEE. This Committee was formed in 1994 and meets on an as-needed basis between meetings of the Board of Directors to discuss compensation related matters. Messrs. Edwards, Frame, Gordon, Pace and Weber are members of the Compensation Committee.

EXECUTIVE EMPLOYMENT AGREEMENTS

    Nelson R. Oswald and Robert D. McHugh, Jr. each have Executive Employment Agreements with the Company and the Bank. Mr. Oswald's Executive Employment Agreement originally dated July 14, 1987, as amended, has been extended through December 31, 2000. Mr. McHugh's Executive Employment Agreement originally dated December 31, 1991, has been renewed thru December 31, 1998. The Executive Employment Agreements specify: term; the Executive's position and duties; compensation; benefits; indemnification; and termination rights. Each of the Executive Employment Agreements also contain a noncompetition clause and a confidentiality provision which inure to the benefit of the Company and the Bank.

    Each of the Executive Employment Agreements contain a "Change of Control" provision which provides, among other things, that when any "person" as defined therein, obtains the beneficial ownership of a specified percentage of Common Stock, the Executive is entitled to certain payments and benefits from the Company and the Bank. Mr. Oswald's and Mr. McHugh's Agreements also contain provisions allowing the Company and the Bank to terminate Mr. Oswald's or Mr. McHugh's employment for "Cause" (as defined).

    Under the terms of his Executive Employment Agreement, Mr. Oswald is a member of the Bank's Board of Directors and was entitled to an annual salary during 1996 of $190,000. The Executive Employment Agreement provides that this amount will be increased by not less than five percent (5%) per year. Mr. Oswald also receives certain employee benefits: including life insurance, disability and health insurance, vacation days and a supplemental retirement plan. The Bank provides an automobile for Mr. Oswald.

    Under the terms of his Executive Employment Agreement, Mr. McHugh was entitled to an annual salary during 1996 of $112,000 plus a grant of 992 shares of Common Stock at the end of each twelve months of employment. Mr. McHugh's Executive Employment Agreement also provides that this amount will be increased by not less than five percent (5%) per year. Mr. McHugh also receives certain employee benefits including life insurance, disability and health insurance and vacation days. The Bank also provides Mr. McHugh with an automobile.

    Each of the Executive Employment Agreements provide that if the Executive's employment is terminated by the Bank other than for "Cause" as defined therein, or if the Executive terminates his employment for "Good Reason", as defined therein, the Executive is entitled to receive certain monetary benefits. Mr. Oswald is entitled to his full Annual Direct Salary (as defined) from the date of termination through December 31, 1999, or an amount equal to one and one-half (1 1/2) of his Annual Direct Salary, whichever is greater, or to three (3) times his Annual Direct Salary upon the occurrence of certain merger or acquisition events. The Bank shall also maintain in full force and effect certain employee benefits. Mr. McHugh is entitled to a severance allowance equal to his then Annual Direct Salary from the date of termination through the following six (6) calendar months, or to one (1) time his Annual Direct Salary upon the occurrence of certain merger or acquisition events.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain directors, executive officers of the Company, beneficial owners of 5% or more of the Common Stock and their affiliates were customers of and had transactions with the Bank in the ordinary course of business during the Bank's fiscal year ended December 31, 1996. Similar transactions may be expected to take place in the future. It is expected that any other transactions with directors and officers and their associates in the future will be conducted on the same basis.

    Hayes Construction, Inc., a construction company of which Jeffrey W. Hayes, a director of the Company and the Bank, is President, received payments of approximately $49,000 in 1996 in connection with the ongoing construction of the Bank's Muhlenberg Branch Office and $8,800 in 1996 in connection with the ongoing construction of the Bank's Shillington branch; also $425,000 in 1995 in connection with the construction of the Bank's Pottstown branch office and $480,000 in 1995 in connection with the construction of the Bank's Wyomissing branch office. In the first quarter of 1997 Hayes Construction received payments of $554,000 and $629,000 relating to the construction of the Bank's Muhlenberg and Shillington branch offices, respectively. Such payments were in amounts and on substantially the same terms and conditions as would have been available to the Company from an unaffiliated party.

    Mast and Moyer, Inc. an insurance agency of which Alfred G. Mast, a director of the Company and the Bank, is President, received payments in the form of gross insurance premiums of approximately $141,000 and $74,000 in 1996 and 1995, respectively, in connection with various insurance policies the Bank has purchased through the insurance agency. In the first quarter of 1997, Mast and Moyer, Inc. received payments of $2,000. Such payments were in amounts and on substantially the same terms and conditions as would have been available to the Company from an unaffiliated party.

    At December 31, 1996, the Bank had total loans outstanding and commitments to loan to directors, executive officers, beneficial owners of 5% or more of the Common Stock and their affiliates of $3.8 million, or approximately 19.2% of the total consolidated equity capital as of that date. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The loans did not involve more than the normal risk of collectibility or present other unfavorable features.

                          DESCRIPTION OF COMMON STOCK

    The following is a summary of the material provisions of the Company's Articles of Incorporation and Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to such instruments, each of which is an exhibit to the Registration Statement of which this Prospectus forms a part.

AUTHORIZED COMMON STOCK

    The Company has 20,000,000 shares of authorized Common Stock and no authorized shares of Preferred Stock. As of May 15, 1997, 2,078,673 shares of Common Stock were outstanding.

    Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of shareholders. Each share of Common Stock is entitled to share, pro rata, in dividends and in the Company's assets in the event of dissolution or liquidation of the Company. Holders of shares of Common Stock do not possess any preemptive rights and are not entitled to cumulate votes in elections of directors. The outstanding shares of Common Stock are fully paid and nonassessable. No option, warrant, privilege or right has been issued or is outstanding other than the options granted under the Company's stock option plans. See "EXECUTIVE COMPENSATION."

DIVIDENDS

    For information relating to the Company's dividend policy, see "MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS--Dividends."

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    During 1995, the Company established a dividend reinvestment and stock purchase plan available to shareholders who elect to (i) reinvest their cash dividends and, (ii) from time to time, as the Board of Directors of the Company may in its discretion determine, make voluntary cash payments for the purchase of additional shares of Common Stock. The Common Stock may be purchased in the open market or from authorized but unissued shares, substantially at prevailing market prices. The Company has reserved 200,000 shares of Common Stock for possible issuance under the plan. Stock purchases under the plan totaled 10,538 shares in the six months ended June 30, 1997, and 6,486 and 1,434 shares in 1996 and 1995, respectively.

SPECIAL CHARTER AND PENNSYLVANIA CORPORATE LAW PROVISIONS

    The Company's Articles of Incorporation and Bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for the Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of the Common Stock and the removal of the Company's management. These provisions: (1) divide the Board of Directors into three classes serving staggered three-year terms; (2) require that shares with at least 75% of total voting power approve any merger, consolidation, dissolution, liquidation and other similar transactions; (3) require that shares with at least 75% of total voting power approve any amendment of those provisions of the Articles of Incorporation pertaining to shareholder approval of any merger, consolidation, dissolution or liquidation; (4) permit the Board of Directors to oppose a tender offer or other offer for the Company's securities on the basis of factors other than the economic benefit to shareholders; (5) permit the Company to issue warrants for the purchase of Common Stock at below market prices in the event any person or entity acquires 25% or more of the Common Stock; (6) eliminate cumulative voting in elections of directors; (7) require that shares with at least 66-2/3% of total voting power approve any substantive amendment of the Bylaws; and (8) require advance notice of nominations for the election of directors.

    The Pennsylvania Business Corporation Law contains certain provisions that will become applicable to the Company that may have similar effects. These provisions, among other things: (1) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and (2) prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

    In April 1990, Pennsylvania adopted legislation further amending the Pennsylvania Business Corporation Law. To the extent applicable to the Company at the present time, this legislation generally (1) expands the factors and groups (including shareholders) that the Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (2) provides that the Board need not consider the interests of any particular group as dominant or controlling; (3) provides that directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (4) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard of care unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (5) provides that the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly. One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Board of Directors in a potential change in control context.

                                  UNDERWRITING


    Subject to the terms and conditions set forth in the Underwriting Agreement (the form of which is filed as an Exhibit to the Registration Statement of which this Prospectus is a part), the Company has agreed to sell to the Underwriters named below (the "Underwriters"), and the Underwriters have severally agreed to purchase from the Company, the number of shares of Common Stock set forth opposite their names below:



                                                                                     NUMBER
UNDERWRITER                                                                        OF SHARES
---------------------------------------------------------------------------------  ----------
Janney Montgomery Scott Inc......................................................
Wheat, First Securities, Inc.....................................................
                                                                                   ----------
Total............................................................................   1,200,000



    In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the shares of the Common Stock offered hereby (other than those subject to the over-allotment option described below) if any shares are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated. The Underwriters have advised the Company that they propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession
not in excess of $         per share. The Underwriters may allow and such
dealers may reallow a concession not in excess of $         per share to other
dealers. After the initial public offering, the public offering price and such concessions maybe changed.



    The Company has granted the Underwriters an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 180,000 additional shares of Common Stock from the Company at the same price per share as the initial 1,200,000 shares of Common Stock to be purchased by the Underwriters. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same percentage of the option shares of Common Stock as the number of shares of Common Stock to be purchased by such Underwriter in the above table bears to the total shares of Common Stock offered.



    The Company and its directors and executive officers have agreed that they will not, with certain exceptions, publicly sell or otherwise dispose of any shares of Common Stock, except the shares of the Common Stock offered hereby, for 180 days from the date of this Prospectus without the prior written consent of the Underwriters.


    The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.


    The public offering price of the Common Stock offered hereby was determined by negotiation between the Company and the Underwriters. Among the factors considered in determining the public offering price, in addition to the lack of a regular and active market for the Common Stock, are certain financial information of the Company, an assessment of the Company's prospects and factors relating to the market value of the Company and other publicly traded financial institutions.

                                INDEMNIFICATION

    Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a Bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

    The Bylaws of the Company provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

    Directors and officers also are insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Company.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

    The validity of the shares offered hereby will be passed upon for the Company by Stevens & Lee, Reading, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                    EXPERTS

    The consolidated financial statements appearing in this Prospectus have been audited by Beard & Company, Inc., independent accountants, to the extent and for the periods indicated in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BCB Financial Services Corporation and Berks County Bank:


Financial Statements (Unaudited)
  Consolidated Balance Sheets--As of March 31, 1997 and December 31, 1996............        F-2
  Consolidated Statements of Income--For the three months ended March 31, 1997 and
    1996.............................................................................        F-3
  Consolidated Statement of Stockholders' Equity--For the three months ended March
    31, 1997.........................................................................        F-4
  Consolidated Statements of Cash Flows--For the three months ended March 31, 1997
    and 1996.........................................................................        F-5
  Notes to Consolidated Financial Statements.........................................        F-6

Financial Statements (Audited)
  Independent Auditor's Report.......................................................        F-8
  Consolidated Balance Sheets--As of December 31, 1996 and 1995......................        F-9
  Consolidated Statements of Income--For the years ended December 31, 1996 and
    1995.............................................................................       F-10
  Consolidated Statements of Stockholders' Equity--For the years ended December 31,
    1996 and 1995....................................................................       F-11
  Consolidated Statements of Cash Flows--For the years ended December 31, 1996 and
    1995.............................................................................       F-12
  Notes to Consolidated Financial Statements.........................................       F-13

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

                          CONSOLIDATED BALANCE SHEETS

                                                                                         MARCH 31,   DECEMBER 31,
                                                                                           1997          1996
                                                                                        -----------  ------------
                                                                                        (UNAUDITED)
ASSETS
Cash and due from banks...............................................................  $12,171,583   $8,984,814
Interest-bearing deposits with banks..................................................      846,982   21,407,097
Federal funds sold....................................................................    1,040,000    1,290,000
Securities available for sale.........................................................   69,589,643   53,488,975
Securities held to maturity, fair value
  March 31, 1997 $38,903,558; December 31, 1996 $35,147,354...........................   39,316,695   35,065,480
Loans receivable, net of allowance for loan losses
  March 31, 1997 $2,107,360; December 31, 1996 $2,000,612.............................  203,851,914  192,147,673
Mortgages held for sale...............................................................      457,118      609,397
Due from mortgage investors...........................................................    2,310,201    3,478,353
Bank premises and equipment, net......................................................    5,469,150    4,394,797
Accrued interest receivable...........................................................    2,576,378    2,129,185
Foreclosed real estate................................................................      460,000      761,500
Deferred income taxes.................................................................      642,559      245,935
Other assets..........................................................................    4,484,928      519,096
                                                                                        -----------  ------------
      Total assets....................................................................  $343,217,151 3$24,522,302
                                                                                        -----------  ------------
                                                                                        -----------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Demand, non-interest bearing......................................................  $31,154,918   $29,048,391
    Demand, interest bearing..........................................................  108,996,369  100,846,581
    Savings...........................................................................   21,639,811   12,123,061
    Time deposits.....................................................................  130,588,616  122,305,298
                                                                                        -----------  ------------
      Total deposits..................................................................  292,379,714  264,323,331
  Accrued interest payable and other liabilities......................................   13,253,315    4,776,903
  Other borrowed funds................................................................    6,095,369   13,718,399
  Long-term debt......................................................................   12,000,000   22,000,000
                                                                                        -----------  ------------
      Total liabilities...............................................................  323,728,398  304,818,633
                                                                                        -----------  ------------
Stockholders' equity:
  Common stock, par value $2.50 per share; authorized 3,000,000 shares; issued and
    outstanding March 31, 1997 2,071,349 shares; December 31, 1996 2,070,385 shares...    5,178,373    5,175,963
  Surplus.............................................................................    9,879,959    9,876,483
  Retained earnings...................................................................    5,068,154    4,700,631
  Net unrealized (depreciation) on securities available for sale, net of taxes........     (637,733)     (49,408)
                                                                                        -----------  ------------
      Total stockholders' equity......................................................   19,488,753   19,703,669
                                                                                        -----------  ------------
      Total liabilities and stockholders' equity......................................  $343,217,151 3$24,522,302
                                                                                        -----------  ------------
                                                                                        -----------  ------------

           See Notes to Consolidated Financial Statements (Unaudited)

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                                                   FOR THE THREE MONTHS ENDED
                                                                                           MARCH 31,
                                                                                   --------------------------
                                                                                       1997          1996
                                                                                   ------------  ------------
Interest income:
  Loans receivable, including fees...............................................  $  4,080,754  $  3,129,207
  Interest and dividends on securities:
    U.S. Treasury................................................................        58,369        69,882
    U.S. Government agencies and corporations....................................       912,364       147,312
    State and political subdivisions, tax exempt.................................       467,834       204,944
    Dividends....................................................................        46,654        14,416
  Interest-bearing deposits with banks...........................................       151,018       209,174
  Interest on federal funds sold.................................................        14,603        63,097
                                                                                   ------------  ------------
      Total interest income......................................................     5,731,596     3,838,032
                                                                                   ------------  ------------
Interest expense:
  Deposits.......................................................................     2,873,784     2,060,105
  Other borrowed funds...........................................................        90,197        25,932
  Long-term debt.................................................................       287,603        45,666
                                                                                   ------------  ------------
      Total interest expense.....................................................     3,251,584     2,131,703
                                                                                   ------------  ------------
        Net interest income......................................................     2,480,012     1,706,329
Provision for loan losses........................................................       241,000        80,000
                                                                                   ------------  ------------
        Net interest income after provision for loan losses......................     2,239,012     1,626,329
                                                                                   ------------  ------------
Other income:
  Customer service fees..........................................................       214,019       142,382
  Mortgage banking activities....................................................       123,352       114,641
  Net realized loss on sale of securities........................................        (5,574)         (682)
  Other..........................................................................         1,358         7,355
                                                                                   ------------  ------------
      Total other income.........................................................       333,155       263,696
                                                                                   ------------  ------------
Other expenses:
  Salaries and wages.............................................................       745,315       498,054
  Employee benefits..............................................................       182,304       124,322
  Occupancy......................................................................       149,287       138,720
  Equipment depreciation and maintenance.........................................       120,851       107,173
  Other operating expenses.......................................................       756,811       571,090
                                                                                   ------------  ------------
      Total other expenses.......................................................     1,954,568     1,439,359
                                                                                   ------------  ------------
    Income before income taxes...................................................       617,599       450,666
Federal income taxes.............................................................       105,081        95,509
                                                                                   ------------  ------------
        Net income...............................................................  $    512,518  $    355,157
                                                                                   ------------  ------------
                                                                                   ------------  ------------
Earnings per common and common equivalent share..................................  $       0.24  $       0.17
                                                                                   ------------  ------------
                                                                                   ------------  ------------
Weighted average common and common equivalent shares outstanding.................     2,124,945     2,082,468
                                                                                   ------------  ------------
                                                                                   ------------  ------------

           See Notes to Consolidated Financial Statements (Unaudited)

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK


                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


             FOR THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

                                                                                    NET UNREALIZED
                                                                                    (DEPRECIATION)
                                                                                    ON SECURITIES
                                             COMMON                     RETAINED    AVAILABLE FOR
                                             STOCK        SURPLUS       EARNINGS         SALE           TOTAL
                                          ------------  ------------  ------------  --------------  -------------
Balance, December 31, 1996..............  $  5,175,963  $  9,876,483  $  4,700,631   ($    49,408)  $  19,703,669
Issuance of 964 shares of common stock
  upon exercise of stock options........         2,410         3,476       --             --                5,886
Net change in unrealized depreciation on
  securities available for sale, net of
  taxes.................................       --            --            --            (588,325)       (588,325)
Cash dividends declared ($.07 per
  share)................................       --            --           (144,995)       --             (144,995)
Net income..............................       --            --            512,518        --              512,518
                                          ------------  ------------  ------------  --------------  -------------
Balance, March 31, 1997.................  $  5,178,373  $  9,879,959  $  5,068,154   ($   637,733)  $  19,488,753
                                          ------------  ------------  ------------  --------------  -------------
                                          ------------  ------------  ------------  --------------  -------------

           See Notes to Consolidated Financial Statements (Unaudited)

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                            FOR THE THREE MONTHS
                                                                                              ENDED MARCH 31,
                                                                                           ----------------------
                                                                                              1997        1996
                                                                                           ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.............................................................................  $  512,518  $  355,157
  Adjustments to reconcile net income to
    net cash provided by (used in) operating activities:
  Provision for loan and foreclosed real estate losses...................................     281,172      92,613
  Provision for depreciation and amortization............................................     108,302      91,992
  Net realized loss on sale of securities................................................       5,574         682
  Proceeds from sale of mortgage loans...................................................   7,986,812   8,343,200
  Net loss on sale of mortgage loans.....................................................       9,983      19,222
  Mortgage loans originated for sale.....................................................  (7,838,121) (8,322,994)
  Net amortization of securities premiums and discounts..................................     (14,766)    (15,931)
  (Increase) decrease in:
    Due from mortgage investors..........................................................   1,168,152   1,234,795
    Accrued interest receivable..........................................................    (447,193)   (147,044)
    Deferred income taxes................................................................     (93,548)    (56,074)
    Other assets.........................................................................  (3,961,584)    (76,122)
  Increase in accrued interest payable and other liabilities.............................     654,681     508,974
                                                                                           ----------  ----------
        Net cash provided by (used in) operating activities..............................  (1,628,018)  2,028,470
                                                                                           ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities available for sale...................................   3,909,637   2,882,065
  Proceeds from maturities of and principal repayments
    on securities available for sale.....................................................   2,064,733      66,137
  Proceeds from maturities of securities held to maturity................................     750,000     665,000
  Purchases of securities available for sale.............................................  (15,167,689) (7,068,316)
  Purchases of securities held to maturity...............................................  (4,994,062) (5,469,483)
  (Increase) decrease in interest-bearing deposits with banks............................  20,560,115  (9,492,441)
  Net decrease in federal funds sold.....................................................     250,000     555,000
  Loans made to customers, net of principal collected....................................  (11,952,109) (6,722,770)
  Proceeds from sales of foreclosed real estate..........................................     261,801      --
  Purchases of bank premises and equipment...............................................  (1,182,654)    (15,832)
                                                                                           ----------  ----------
        Net cash used in investing activities............................................  (5,500,228) (24,600,640)
                                                                                           ----------  ----------
  CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits.............................................................  28,056,383  23,167,667
    Proceeds from (repayment of) other borrowed funds....................................  (7,623,030)    797,739
    Principal payments of long-term borrowings...........................................  (10,000,000)     --
    Proceeds from exercise of stock options..............................................       5,886      13,448
    Cash dividends.......................................................................    (124,224)    (86,146)
                                                                                           ----------  ----------
        Net cash provided by financing activities........................................  10,315,015  23,892,708
                                                                                           ----------  ----------
        Increase in cash and due from banks..............................................   3,186,769   1,320,538
  Cash and due from banks:
    Beginning............................................................................   8,984,814   7,656,846
                                                                                           ----------  ----------
    Ending...............................................................................  $12,171,583 $8,977,384
                                                                                           ----------  ----------
                                                                                           ----------  ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
    Interest.............................................................................  $3,262,712  $2,170,393
                                                                                           ----------  ----------
                                                                                           ----------  ----------
    Income taxes.........................................................................      --      $   15,000
                                                                                           ----------  ----------
                                                                                           ----------  ----------
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES
  Foreclosed real estate acquired in settlement of loans.................................  $  159,782  $   31,113
                                                                                           ----------  ----------
                                                                                           ----------  ----------

           See Notes to Consolidated Financial Statements (Unaudited)

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) MARCH 31, 1997

NOTE A. BASIS OF PRESENTATION

    The unaudited consolidated financial statements include the accounts of the BCB Financial Services Corporation and its wholly-owned subsidiary, Berks County Bank. All significant intercompany accounts and transactions have been eliminated. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included. Operating results of the three-month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

NOTE B. EARNINGS PER SHARE

    Earnings per common and common equivalent share are computed based on the weighted average number of common shares and common equivalent shares outstanding during the period. Common share equivalents included in the computations represent shares issuable upon the assumed exercise of outstanding stock option and grants that have an exercise price less than market price. These common stock equivalents had a dilutive effect for the three months ended March 31, 1997 and 1996. The number of common shares outstanding was increased by the number of shares issuable under the common stock options and grants and was reduced by the number of common shares which are assumed to have been repurchased with the proceeds from the exercise of the options. Weighted average number of common shares and common equivalent shares outstanding have been adjusted for all stock dividends and stock splits effected through March 31, 1997.

NOTE C. OTHER OPERATING EXPENSES

    The following represents the most significant categories of other operating expenses for the three month period ended March 31, 1997 and 1996:

                                                                         FOR THE THREE MONTHS
                                                                           ENDED MARCH 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Advertising...........................................................  $  132,792  $  156,115
EDP outsourcing and MAC fees..........................................     105,956      76,344
Office supplies and expense...........................................     129,698      88,433
Other real estate owned expenses......................................      60,698      19,123
All other expenses....................................................     327,667     231,075
                                                                        ----------  ----------
                                                                        $  756,811  $  571,090
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE D. RECLASSIFICATIONS

    Certain items in the March 31, 1996 financial statements have been reclassified to conform to the March 31, 1997 financial statement presentation format. These reclassifications had no effect on net income.

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) MARCH 31, 1997
                                  (CONTINUED)

NOTE E. RECENTLY ISSUED FASB STATEMENTS

    In 1997, the FASB issued Statement No. 128, "Earnings Per Share" and Statement No. 129, "Disclosure of Information about Capital Structure". Both Statements are effective for periods ending after December 15, 1997. Statement No. 128 is designed to simplify the computation of earnings per share and will require disclosure of "basic earnings per share" and, if applicable, "diluted earnings per share". Earlier application is not permitted for Statement No. 128 and it will require restatement of all prior period earnings per share data when adopted. The Statement is not expected to materially impact the reported earnings per share of the Company. The adoption of Statement No. 129 will have no impact on the Company.

NOTE F. SUBSEQUENT EVENTS


    On May 1, 1997, the Company's Board of Directors approved an amendment to the articles of incorporation to increase the number of authorized shares of the Company's common stock from 3,000,000 shares to 20,000,000 shares. The amendment is contingent upon shareholder approval, at a special meeting of shareholders to be held on June 11, 1997. The Company's Board of Directors also approved a public offering of up to 1,380,000 shares of the Company's common stock. The public offering is expected to be completed in the third quarter of 1997.

To the Board of Directors
BCB Financial Services Corporation
Reading, Pennsylvania

    We have audited the accompanying consolidated balance sheets of BCB Financial Services Corporation and its wholly-owned subsidiary, Berks County Bank, as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BCB Financial Services Corporation and its wholly-owned subsidiary, Berks County Bank, as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                        BEARD & COMPANY, INC.

Reading, Pennsylvania
January 31, 1997

                     BCB FINANCIAL SERVICES CORPORATION AND
                          ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK

                          CONSOLIDATED BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                   ------------------------------
                                                                                        1996            1995
                                                                                   --------------  --------------
ASSETS
Cash and due from banks..........................................................  $    8,984,814  $    7,656,846
Interest-bearing deposits with banks.............................................      21,407,097      10,043,324
Federal funds sold...............................................................       1,290,000       3,045,000
Securities available for sale....................................................      53,488,975      20,359,157
Securities held to maturity, fair value 1996 $35,147,354; 1995 $9,366,552........      35,065,480       9,207,069
Loans receivable, net of allowance for loan losses 1996 $2,000,612; 1995
  $1,674,057.....................................................................     192,147,673     146,290,946
Mortgage loans held for sale.....................................................         609,397         452,900
Due from mortgage investors......................................................       3,478,353       3,204,383
Premises and equipment, net......................................................       4,394,797       3,494,618
Accrued interest receivable......................................................       2,129,185       1,226,026
Foreclosed real estate...........................................................         761,500       1,315,532
Deferred income taxes............................................................         245,935         208,712
Prepaid expenses and other assets................................................         519,096         168,752
                                                                                   --------------  --------------
        Total assets.............................................................  $  324,522,302  $  206,673,265
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Demand, non-interest bearing.................................................  $   29,048,391  $   18,421,557
    Demand, interest bearing.....................................................     100,846,581      48,024,548
    Savings......................................................................      12,123,061       9,418,076
    Time deposits................................................................     122,305,298     104,073,689
                                                                                   --------------  --------------
        Total deposits...........................................................     264,323,331     179,937,870
  Accrued interest payable and other liabilities.................................       4,776,903       2,020,915
  Other borrowed funds...........................................................      13,718,399       2,289,940
  Long-term debt.................................................................      22,000,000       4,000,000
                                                                                   --------------  --------------
        Total liabilities........................................................     304,818,633     188,248,725
                                                                                   --------------  --------------
Redeemable common stock, issued and outstanding 1995 12,539 shares...............        --               129,969
                                                                                   --------------  --------------
Stockholders' equity:
  Common stock, par value $2.50 per share; authorized 3,000,000 shares; issued
    and outstanding 1996 2,070,385 shares; 1995 1,710,389 shares.................       5,175,963       4,275,973
  Surplus........................................................................       9,876,483      10,628,354
  Retained earnings..............................................................       4,700,631       3,233,574
  Net unrealized appreciation (depreciation) on securities available for sale,
    net of taxes.................................................................         (49,408)        156,670
                                                                                   --------------  --------------
        Total stockholders' equity...............................................      19,703,669      18,294,571
                                                                                   --------------  --------------
        Total liabilities and stockholders' equity...............................  $  324,522,302  $  206,673,265
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                 See Notes to Consolidated Financial Statements

                     BCB FINANCIAL SERVICES CORPORATION AND

                          ITS WHOLLY-OWNED SUBSIDIARY,

                               BERKS COUNTY BANK

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
Interest income:
  Loans receivable, including fees.................................................  $  14,011,402  $  11,294,430
  Interest and dividends on securities:
    U.S. Treasury..................................................................        261,188        382,213
    U.S. Government agencies and corporations......................................      1,769,959        397,286
    State and political subdivisions, tax-exempt...................................      1,229,519        409,753
    Dividends......................................................................        118,561         77,520
  Interest-bearing deposits with banks.............................................        430,748        560,385
  Interest on federal funds sold...................................................        121,305         72,995
                                                                                     -------------  -------------
          Total interest income....................................................     17,942,682     13,194,582
                                                                                     -------------  -------------
Interest expense:
  Deposits.........................................................................      9,134,770      6,599,633
  Other borrowed funds.............................................................        302,888        140,961
  Long-term debt...................................................................        370,766        284,867
                                                                                     -------------  -------------
          Total interest expense...................................................      9,808,424      7,025,461
                                                                                     -------------  -------------
          Net interest income......................................................      8,134,258      6,169,121
Provision for loan losses..........................................................        687,000        517,500
                                                                                     -------------  -------------
          Net interest income after provision for loan losses......................      7,447,258      5,651,621
                                                                                     -------------  -------------
Other income:
  Customer service fees............................................................        696,872        486,412
  Mortgage banking activities......................................................        633,761        533,704
  Net realized loss on sale of securities..........................................           (682)       (24,020)
  Other............................................................................         14,668         14,100
                                                                                     -------------  -------------
          Total other income.......................................................      1,344,619      1,010,196
                                                                                     -------------  -------------
Other expenses:
  Salaries and wages...............................................................      2,264,875      1,895,971
  Employee benefits................................................................        579,596        467,272
  Occupancy........................................................................        570,025        480,156
  Equipment depreciation and maintenance...........................................        419,437        382,289
  Other............................................................................      2,622,293      2,197,400
                                                                                     -------------  -------------
          Total other expenses.....................................................      6,456,226      5,423,088
                                                                                     -------------  -------------
          Income before income taxes...............................................      2,335,651      1,238,729
Federal income taxes...............................................................        432,566        336,351
                                                                                     -------------  -------------
          Net income...............................................................  $   1,903,085  $     902,378
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Earnings per common and common equivalent share....................................  $        0.91  $        0.43
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average common and common equivalent shares outstanding...................      2,089,626      2,074,794
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                 See Notes to Consolidated Financial Statements

                     BCB FINANCIAL SERVICES CORPORATION AND

                          ITS WHOLLY-OWNED SUBSIDIARY,

                               BERKS COUNTY BANK

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                    NET UNREALIZED
                                                                                     APPRECIATION
                                                                                    (DEPRECIATION)
                                                                                    ON SECURITIES
                                            COMMON                      RETAINED      AVAILABLE
                                            STOCK         SURPLUS       EARNINGS       FOR SALE         TOTAL
                                         ------------  -------------  ------------  --------------  -------------
Balance, December 31, 1994.............  $  4,001,848  $   9,606,234  $  3,688,970   $   (309,748)  $  16,987,304
  Issuance of 2,325 shares of common
    stock upon exercise of stock
    options............................         5,812         15,892       --             --               21,704
  Net change in unrealized appreciation
    (depreciation) on securities
    available for sale, net of taxes...       --            --             --             466,418         466,418
  Transfer of 25,557 shares from
    redeemable common stock............        63,893        188,548       --             --              252,441
  Issuance of 81,768 shares of common
    stock in connection with a 5% stock
    dividend...........................       204,420        817,680    (1,025,603)       --               (3,503)
  Cash dividends.......................       --            --            (332,171)       --             (332,171)
  Net income...........................       --            --             902,378        --              902,378
                                         ------------  -------------  ------------  --------------  -------------
Balance, December 31, 1995.............  $  4,275,973  $  10,628,354  $  3,233,574   $    156,670   $  18,294,571
  Issuance of 2,584 shares of common
    stock upon exercise of stock
    options............................         6,460         11,690       --             --               18,150
  Net change in unrealized appreciation
    (depreciation) on securities
    available for sale, net of taxes...       --            --             --            (206,078)       (206,078)
  Transfer of 12,539 shares from
    redeemable common stock............        31,347         98,622       --             --              129,969
  Issuance of 344,873 shares of common
    stock in connection with a 6 for 5
    stock split, effectuated as a 20%
    stock dividend.....................       862,183       (862,183)       (1,381)       --               (1,381)
  Cash dividends.......................       --            --            (434,647)       --             (434,647)
  Net income...........................       --            --           1,903,085        --            1,903,085
                                         ------------  -------------  ------------  --------------  -------------
Balance, December 31, 1996.............  $  5,175,963  $   9,876,483  $  4,700,631   $    (49,408)  $  19,703,669
                                         ------------  -------------  ------------  --------------  -------------
                                         ------------  -------------  ------------  --------------  -------------

                 See Notes to Consolidated Financial Statements

                     BCB FINANCIAL SERVICES CORPORATION AND
                          ITS WHOLLY-OWNED SUBSIDIARY,
                               BERKS COUNTY BANK
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          YEARS ENDED DECEMBER
                                                                                          31,
                                                                                          -----------------------
                                                                                             1996         1995
                                                                                          -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income............................................................................  $ 1,903,085  $  902,378
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Provision for loan and foreclosed real estate losses................................      919,613     750,744
    Provision for depreciation and amortization.........................................      376,616     337,790
    Loss on sale of equipment...........................................................        1,689      26,855
    Net realized loss on sales of securities............................................          682      24,020
    Proceeds from sale of mortgage loans................................................   34,709,663  33,431,124
    Net (gain) loss on sale of mortgage loans...........................................       11,587      (4,111)
    Mortgage loans originated for sale..................................................  (34,877,747) (33,704,925)
    Net amortization of securities premiums and discounts...............................      (74,449)    (61,812)
    (Increase) decrease in:
      Due from mortgage investors.......................................................     (273,970) (2,232,348)
      Accrued interest receivable.......................................................     (903,159)   (378,138)
      Deferred income taxes.............................................................       68,938     (73,734)
      Prepaid expenses and other assets.................................................     (350,344)    (31,100)
    Increase in accrued interest payable and other liabilities..........................    1,523,267     304,422
                                                                                          -----------  ----------
        Net cash provided by (used in) operating activities.............................    3,035,471    (708,835)
                                                                                          -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities available for sale..................................    2,882,065   1,502,786
  Proceeds from maturities of and principal repayments on securities available for
     sale...............................................................................    1,822,376   1,566,130
  Proceeds from maturities of securities held to maturity...............................    1,610,000   1,200,000
  Purchases of securities available for sale............................................  (36,916,098) (11,543,345)
  Purchases of securities held to maturity..............................................  (27,430,400) (5,782,475)
  Increase in interest-bearing deposits with banks......................................  (11,363,773) (7,530,281)
  Net (increase) decrease in federal funds sold.........................................    1,755,000  (2,245,000)
  Loans made to customers, net of principal collected...................................  (46,797,198) (22,971,971)
  Proceeds from sales of foreclosed real estate.........................................      574,890     148,869
  Proceeds from sale of premises and equipment..........................................        3,245      --
  Purchases of premises and equipment...................................................   (1,281,729) (1,599,364)
                                                                                          -----------  ----------
        Net cash used in investing activities...........................................  (115,141,622) (47,254,651)
                                                                                          -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits..............................................................   84,385,461  55,665,417
  Proceeds from (repayment of) other borrowed funds.....................................   11,428,459     (70,428)
  Proceeds from long-term debt..........................................................   22,000,000   9,000,000
  Principal payments of long-term borrowings............................................   (4,000,000) (14,000,000)
  Proceeds from exercise of stock options...............................................       18,150      21,704
  Cash payments for fractional shares in connection with stock dividend.................       (1,381)     (3,503)
  Cash dividends........................................................................     (396,570)   (311,578)
                                                                                          -----------  ----------
        Net cash provided by financing activities.......................................  113,434,119  50,301,612
                                                                                          -----------  ----------
        Increase in cash and due from banks.............................................    1,327,968   2,338,126
Cash and due from banks:
  January 1.............................................................................    7,656,846   5,318,720
                                                                                          -----------  ----------
  December 31...........................................................................  $ 8,984,814  $7,656,846
                                                                                          -----------  ----------
                                                                                          -----------  ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
    Interest............................................................................  $ 9,511,976  $6,755,798
                                                                                          -----------  ----------
                                                                                          -----------  ----------
    Income taxes........................................................................  $   490,000  $  390,091
                                                                                          -----------  ----------
                                                                                          -----------  ----------
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES
    Other real estate acquired in settlement of loans...................................  $   245,282  $1,639,618
                                                                                          -----------  ----------
                                                                                          -----------  ----------

                 See Notes to Consolidated Financial Statements

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of BCB Financial Services Corporation ("the Company"), a bank holding company, and its wholly-owned subsidiary, Berks County Bank ("the Bank"). All significant intercompany accounts and transactions have been eliminated.

    NATURE OF OPERATIONS:

    The Bank operates under a state bank charter and provides full banking services. The bank holding company and the Bank are subject to regulation of the Pennsylvania Department of Banking and the Federal Reserve Bank. The area served by the Bank is principally Berks, Montgomery and Schuylkill Counties in Pennsylvania.

    ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRESENTATION OF CASH FLOWS:

    For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks.

    SECURITIES:

    Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available for sale and carried at fair value with adjustments to fair value, after tax, reported as a separate component of stockholders' equity. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation at each balance sheet date.

    Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific identification method.

    LOANS RECEIVABLE:

    Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan.

    A loan is generally considered impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

    ALLOWANCE FOR LOAN LOSSES:

    The allowance for loan losses is established through provisions for loan losses charged against income. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

    The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan's initial effective interest rate or the fair value, less selling costs, of the collateral for collateral dependent loans. By the time a loan becomes probable of foreclosure it has been charged down to fair value, less estimated cost to sell.

    The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change, including the amounts and timing of future cash flows expected to be received on impaired loans.

    MORTGAGE LOANS HELD FOR SALE:

    Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value. Net unrealized losses are recognized through a valuation allowance by corresponding charges in the statements of income. All sales are made without recourse.

    DUE FROM MORTGAGE INVESTORS:

    A division of the Bank performs underwriting and origination services for various mortgage investors. As part of this program, the Bank will temporarily fund the investors' mortgage commitments for periods generally ranging from three to twenty-one days.

    PREMISES AND EQUIPMENT:

    Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line and accelerated depreciation methods over their estimated useful lives.

    FORECLOSED REAL ESTATE:

    Foreclosed real estate is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure.

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Foreclosed real estate is initially recorded at fair value, net of estimated selling costs at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value, less estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

    ADVERTISING COSTS:

    The Bank follows the policy of charging the production costs of advertising to expense as incurred.

    INCOME TAXES:

    Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The Company and the Bank file a consolidated federal income tax return.

    EARNINGS PER SHARE:

    Earnings per common and common equivalent share are computed based on the weighted average number of common shares and common equivalent shares outstanding during the year. Stock options are included as share equivalents, when dilutive, using the treasury stock method. These common stock equivalents had a dilutive effect for the years ended December 31, 1996 and 1995.

    OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:

    In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, letters of credit and commitments to sell loans. Such financial instruments are recorded in the consolidated balance sheets when they are funded.

    RECLASSIFICATIONS:

    Certain items in the 1995 financial statements have been reclassified to conform to the 1996 financial statement presentation format. These reclassifications had no effect on net income.

2. RESTRICTIONS ON CASH AND DUE FROM BANK BALANCES

    The Bank is required to maintain average reserve balances with the Federal Reserve Bank or in vault cash. The total of those reserve balances was approximately $1,000,000 and $700,000 at December 31, 1996 and 1995 respectively.

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

3. SECURITIES

    The amortized cost and approximate fair value of securities at December 31 were as follows:

                                                                              GROSS        GROSS
                                                              AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                                COST          GAINS       LOSSES         VALUE
                                                            -------------  -----------  -----------  -------------
Available for sale securities:
  December 31, 1996:
    U.S. Treasury securities..............................  $   3,464,778   $  44,167   $   --       $   3,508,945
    U.S. Government agencies and corporations.............     18,000,000      57,606       (75,149)    17,982,457
    States and political subdivisions.....................     23,275,073     141,312      (219,000)    23,197,385
    Mortgage-backed and asset-backed securities...........      4,356,515      10,941       (35,062)     4,332,394
    Equity securities.....................................      4,467,470         324       --           4,467,794
                                                            -------------  -----------  -----------  -------------
                                                            $  53,563,836   $ 254,350   $  (329,211) $  53,488,975
                                                            -------------  -----------  -----------  -------------
                                                            -------------  -----------  -----------  -------------
  December 31, 1995:
    U.S. Treasury securities..............................  $   5,449,850   $ 112,759   $    (3,546) $   5,559,063
    U.S. Government agencies and corporations.............      3,757,021      27,813       (46,865)     3,737,969
    States and political subdivisions.....................      6,977,585     176,908       --           7,154,493
    Mortgage-backed and asset-backed securities...........      2,806,806       2,860       (36,484)     2,773,182
    Equity securities.....................................      1,134,450      --           --           1,134,450
                                                            -------------  -----------  -----------  -------------
                                                            $  20,125,712   $ 320,340   $   (86,895) $  20,359,157
                                                            -------------  -----------  -----------  -------------
                                                            -------------  -----------  -----------  -------------
Held to maturity securities:
  December 31, 1996:
    U.S. Government agencies and corporations.............  $  24,253,220   $ 138,307   $  (217,406) $  24,174,121
    States and political subdivisions.....................     10,787,260     173,026       (12,053)    10,948,233
    Other.................................................         25,000      --           --              25,000
                                                            -------------  -----------  -----------  -------------
                                                            $  35,065,480   $ 311,333   $  (229,459) $  35,147,354
                                                            -------------  -----------  -----------  -------------
                                                            -------------  -----------  -----------  -------------
  December 31, 1995:
    U.S. Government agencies and corporations.............  $   3,002,260   $  31,353   $   --       $   3,033,613
    States and political subdivisions.....................      6,204,809     142,378       (14,248)     6,332,939
                                                            -------------  -----------  -----------  -------------
                                                            $   9,207,069   $ 173,731   $   (14,248) $   9,366,552
                                                            -------------  -----------  -----------  -------------
                                                            -------------  -----------  -----------  -------------

    Equity securities are principally comprised of a Pennsylvania community bank, Federal Home Loan Bank and Federal Reserve Bank stock.

    During 1995, the Bank transferred $500,000 of securities from securities available for sale to securities held to maturity. The securities were transferred at their fair value on the date of transfer which was $4,122 more than the amortized cost of the securities. This difference, net of taxes of $1,401, was reflected as unrealized appreciation in stockholders' equity and is being amortized over the period to maturity of the respective securities.

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

3. SECURITIES (CONTINUED)
    The amortized cost and fair value of securities as of December 31, 1996 , by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalties.

                                                         AVAILABLE FOR SALE              HELD TO MATURITY
                                                    -----------------------------  -----------------------------
                                                    AMORTIZED COST   FAIR VALUE    AMORTIZED COST   FAIR VALUE
                                                    --------------  -------------  --------------  -------------
Due in one year or less...........................   $  2,991,908   $   3,017,057   $    298,906   $     301,748
Due after one year through five years.............     12,472,870      12,445,200      1,958,754       1,972,745
Due after five years through ten years............      5,500,000       5,546,721     15,741,656      15,854,476
Due after ten years...............................     23,775,073      23,679,809     17,066,164      17,018,385
Mortgage-backed and asset-backed securities.......      4,356,515       4,332,394        --             --
Equity securities.................................      4,467,470       4,467,794        --             --
                                                    --------------  -------------  --------------  -------------
                                                     $ 53,563,836   $  53,488,975   $ 35,065,480   $  35,147,354
                                                    --------------  -------------  --------------  -------------
                                                    --------------  -------------  --------------  -------------

    Gross gains of $1,757 and gross losses of $2,439 were realized on sales of available for sale securities in 1996. Gross gains of $-0- and gross losses of $24,020 were realized on sales of available for sale securities in 1995.

    Securities with an amortized cost of $4,963,000 and $3,205,000 at December 31, 1996 and 1995 respectively were pledged as collateral on public deposits and for other purposes as required or permitted by law.

4. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

    The components of loans receivable at December 31, 1996 and 1995 were as follows:

                                                                                        1996            1995
                                                                                   --------------  --------------
Commercial.......................................................................  $   82,885,968  $   61,215,823
Installment......................................................................      16,261,387      14,646,121
Mortgage.........................................................................      85,027,169      63,538,149
Construction.....................................................................       9,672,254       8,506,396
                                                                                   --------------  --------------
                                                                                      193,846,778     147,906,489
                                                                                   --------------  --------------
Less:
  Allowance for loan losses......................................................       2,000,612       1,674,057
  Net deferred loan fees and costs...............................................        (301,507)        (58,514)
                                                                                   --------------  --------------
                                                                                        1,699,105       1,615,543
                                                                                   --------------  --------------
                                                                                   $  192,147,673  $  146,290,946
                                                                                   --------------  --------------
                                                                                   --------------  --------------

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

4. LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)
    Changes in the allowance for loan losses for the years ended December 31, 1996 and 1995 were as follows:

                                                                        1996          1995
                                                                    ------------  ------------
Balance, beginning................................................  $  1,674,057  $  1,436,945
Provision for loan losses.........................................       687,000       517,500
Loans charged off.................................................      (447,883)     (404,827)
Recoveries........................................................        87,438       124,439
                                                                    ------------  ------------
Balance, ending...................................................  $  2,000,612  $  1,674,057
                                                                    ------------  ------------
                                                                    ------------  ------------

    The recorded investment in impaired loans, not requiring an allowance for loan losses, was $587,483 and $527,198 at December 31, 1996 and 1995 respectively. The recorded investment in impaired loans requiring an allowance for loan losses was $711,861 and $102,824 at December 31, 1996 and 1995 respectively. At December 31, 1996 and 1995, the related allowance for loan losses associated with those loans was $252,321 and $18,456 respectively. For the years ended December 31, 1996 and 1995, the average recorded investment in these impaired loans was $1,425,975 and $694,318 respectively. There was no interest income recognized on impaired loans in 1996 or 1995.

5. PREMISES AND EQUIPMENT

    Components of premises and equipment at December 31, 1996 and 1995 were as follows:

                                                                        1996          1995
                                                                    ------------  ------------
Land..............................................................  $  1,487,371  $    523,989
Building and improvements.........................................     2,255,892     2,227,808
Leasehold improvements............................................        63,393        63,393
Equipment.........................................................     1,424,062     1,297,975
Furniture and fixtures............................................       420,529       377,996
Construction in progress..........................................       103,969       --
                                                                    ------------  ------------
                                                                       5,755,216     4,491,161
Less accumulated depreciation.....................................     1,360,419       996,543
                                                                    ------------  ------------
                                                                    $  4,394,797  $  3,494,618
                                                                    ------------  ------------
                                                                    ------------  ------------

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

6. DEPOSITS

    The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $12,371,561 and $8,377,643 at December 31, 1996 and 1995
respectively. At December 31, 1996, the scheduled maturities of time deposits are as follows:

1997..........................................................................  $   61,206,664
1998..........................................................................      13,993,668
1999..........................................................................      31,096,140
2000..........................................................................       6,766,233
2001 and thereafter...........................................................       9,242,593
                                                                                --------------
                                                                                $  122,305,298
                                                                                --------------
                                                                                --------------

7. OTHER BORROWED FUNDS AND LONG-TERM DEBT

    The Bank maintains a U.S. Treasury tax and loan note option account for the deposit of withholding taxes, corporate income taxes and certain other payments to the federal government. Deposits are subject to withdrawal and are evidenced by an open-ended interest-bearing note. Borrowings under this note option account were $718,399 and $289,940 at December 31, 1996 and 1995 respectively.

    The Bank has a flexible line of credit commitment available from the Federal Home Loan Bank for borrowings of up to approximately $9,800,000, expiring September 11, 1997. There were no borrowings under this line of credit at December 31, 1996 and 1995. The line of credit interest rate at December 31, 1996 was 7.23%.

    The Bank has other short-term borrowings from the Federal Home Loan Bank at December 31, 1996 and 1995 in the amount of $13,000,000 and $2,000,000 respectively. The December 31, 1996 balance outstanding is due in 1997, at an average interest rate of 5.41%.

    Long-term debt consisted of the following at December 31, 1996 and 1995:

                                                                       1996           1995
                                                                   -------------  ------------
Advances from the Federal Home Loan Bank bearing interest at a weighted average rate of 5.49% and 4.89% as of December 31,
  1996 and 1995 respectively.....................................  $  22,000,000  $  4,000,000
                                                                   -------------  ------------
                                                                   -------------  ------------

    Maturities of long-term debt at December 31, 1996 are as follows:

1997...........................................................  $   --
1998...........................................................   2,000,000
1999...........................................................   5,000,000
2000...........................................................      --
2001...........................................................  15,000,000
                                                                 ----------
                                                                 $22,000,000
                                                                 ----------
                                                                 ----------

    The Bank has maximum borrowing capacity with the Federal Home Loan Bank of approximately $122,490,000. Advances from the Federal Home Loan Bank are secured by qualifying assets of the Bank.

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. INCOME TAXES

    The provision for federal income taxes for the years ended December 31, 1996 and 1995 consisted of the following:

                                                                           1996        1995
                                                                        ----------  ----------
Current...............................................................  $  363,628  $  410,085
Deferred..............................................................      68,938     (73,734)
                                                                        ----------  ----------
                                                                        $  432,566  $  336,351
                                                                        ----------  ----------
                                                                        ----------  ----------

    A reconciliation of the statutory income tax at a rate of 34% to the income tax expense in the consolidated statements of income for the years ended December 31, 1996 and 1995 is as follows:

                                                                           1996        1995
                                                                        ----------  ----------
Federal income tax at statutory rate..................................  $  794,121  $  421,168
Tax-exempt interest...................................................    (435,726)   (139,316)
Disallowance of interest expense......................................      61,682      19,952
Other.................................................................      12,489      34,547
                                                                        ----------  ----------
                                                                        $  432,566  $  336,351
                                                                        ----------  ----------
                                                                        ----------  ----------

    The income tax provision includes $232 in 1996 and $8,167 in 1995 of income tax benefit related to net realized securities losses.

    Net deferred tax assets consisted of the following components as of December 31, 1996 and 1995:

                                                                           1996        1995
                                                                        ----------  ----------
Deferred tax assets:
  Allowance for loan losses...........................................  $  333,176  $  299,163
  Interest on non-accrual loans.......................................      67,821      44,391
  Unrealized depreciation on securities available for sale............      25,453      --
  Foreclosed real estate..............................................      34,636      60,136
  Other...............................................................      16,096      18,338
                                                                        ----------  ----------
                                                                           477,182     422,028
                                                                        ----------  ----------
Deferred tax liabilities:
  Premises and equipment..............................................     116,843     104,537
  Supplies inventory..................................................      11,891       8,175
  Loan origination fees and costs.....................................     102,513      19,895
  Unrealized appreciation on securities available for sale............      --          80,709
                                                                        ----------  ----------
    Total deferred tax liabilities....................................     231,247     213,316
                                                                        ----------  ----------
    Net deferred tax assets...........................................  $  245,935  $  208,712
                                                                        ----------  ----------
                                                                        ----------  ----------

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. REDEEMABLE COMMON STOCK

    In conjunction with an SEC registration and stock offering in the Spring of 1994, the Company effected a rescission offer to past purchasers of treasury stock. Under the terms of the rescission offer, past purchasers of selected treasury stock had the right to sell their shares back to the Company at their cost plus a nominal interest amount from the date of purchase. The redeemable common stock was stated at the amount of the redemption value of the remaining rescission shares outstanding.

10. RETIREMENT SAVINGS PLAN--401(K)

    The Bank has adopted a 401(k) plan which covers employees who meet the eligibility requirements of having worked 1,000 hours in a plan year and have attained the age of 21. Participants are permitted to contribute from 1% to 15% of compensation. The Bank will match 75% of the participant's contributions up to a maximum match of 4.5%. The expense related to the Bank's 401(k) plan was $80,851 and $56,642 for the years ended December 31, 1996 and 1995 respectively.

11. OTHER EXPENSES

    The following represents the most significant categories of other expenses for the years ended December 31, 1996 and 1995:

                                                                        1996          1995
                                                                    ------------  ------------
Advertising.......................................................  $    593,925  $    319,672
EDP outsourcing and MAC fees......................................       367,242       252,794
Office supplies and expenses......................................       372,149       342,358
Professional fees.................................................       160,806       260,732
Foreclosed real estate expenses...................................       300,892       222,064
All other expenses................................................       827,279       799,780
                                                                    ------------  ------------
                                                                    $  2,622,293  $  2,197,400
                                                                    ------------  ------------
                                                                    ------------  ------------

12. STOCK OPTIONS AND GRANTS

    The Company has adopted various qualified and non-qualified stock option plans during 1989, 1994 and 1996 with approximately 200,000 shares of common stock reserved for options to key employees and non-employee directors. The option prices under the plans are the fair market value of the common stock on the date the options are granted and an option's maximum term is generally ten years.

    The 1996 stock option plan (the "Plan") includes provisions for Non-employee Director Stock Options and Incentive Stock Options for officers and key employees. Under the Plan, Incentive Stock Options are granted at the discretion of the Board of Directors.

    On October 22, 1996, a one-time grant of options to purchase 54,000 shares of common stock was granted to non-employee directors and options to purchase 30,600 shares were granted to officers and key employees, subject to stockholder approval, at the fair value of the common stock on the date of grant. All options are exercisable six months after the date of grant.

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. STOCK OPTIONS AND GRANTS (CONTINUED)
    Stock option transactions under these plans were as follows for the years ended December 31, 1996 and 1995:

                                                                             1996       1995
                                                                           ---------  ---------
Options outstanding, beginning...........................................     62,321     65,239
Options granted..........................................................     84,600     --
Options exercised, at prices ranging from $6.93 to $11.79 per share......     (2,964)    (2,918)
                                                                           ---------  ---------
Options outstanding, ending..............................................    143,957     62,321
                                                                           ---------  ---------
                                                                           ---------  ---------
Options exercisable......................................................     59,357     62,321
                                                                           ---------  ---------
                                                                           ---------  ---------

    Stock options outstanding at December 31, 1996 are exercisable at prices ranging from $6.93 to $12.40 a share.

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for options granted in 1996. Had compensation cost for stock options granted in 1996 been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

Net income, as reported.........................................  $1,903,085
                                                                  ---------
                                                                  ---------
Net income, pro forma...........................................  $1,744,844
                                                                  ---------
                                                                  ---------
Earnings per share, as reported.................................  $    0.91
                                                                  ---------
                                                                  ---------
Earnings per share, pro forma...................................  $    0.84
                                                                  ---------
                                                                  ---------

    The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rate of 6.2%, 10.48% volatility, and an expected life of five years. The weighted-average fair value of options granted was $2.52 per share for both the Non-employee Directors and Incentive Stock Options.

    One of the Company's officers is entitled to receive a grant of 992 shares of the Company's common stock at the end of each 12 months of employment under his employment agreement. The fair value of the stock grant is recorded each year as compensation expense.

13. COMMITMENTS AND CONTINGENCIES

    Lease commitments and total rental expense:

    The Bank rents facilities under lease agreements which expire between 1997 and 2009, and require various minimum annual rentals.

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The total minimum rental commitment at December 31, 1996 is approximately $980,000 which is due as follows:

    During the year ending December 31:

1997..............................................................  $ 225,000
1998..............................................................    165,000
1999..............................................................     68,000
2000..............................................................     46,000
2001..............................................................     47,000
Later years.......................................................    429,000
                                                                    ---------
                                                                    $ 980,000
                                                                    ---------
                                                                    ---------

    The total rental expense included in the income statements for the years ended December 31, 1996 and 1995 is $336,760 and $320,143 respectively.

    Contingencies:

    The Company is a defendant in various lawsuits wherein various amounts are claimed. In the opinion of the Company's management, these suits are without merit and should not result in judgments which, in the aggregate, would have a material adverse effect on the Company's consolidated financial statements.

    Construction in progress:

    At December 31, 1996, the Bank has construction projects in progress to build two branch offices on land owned in Muhlenberg and Shillington. Costs incurred through December 31, 1996 on these projects are included in premises and equipment as construction in progress. The estimated cost to complete these projects is approximately $1,200,000 at December 31, 1996.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, letters of credit and commitments to sell loans. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)
    A summary of the contractual amount of the Bank's financial instrument commitments at December 31, 1996 and 1995 is as follows:

                                                                     1996           1995
                                                                 -------------  -------------
Commitments to extend credit...................................  $  31,141,000  $  23,850,000
Outstanding letters of credit..................................      1,102,000      1,215,000
Commitments to sell loans......................................       --             --

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

    Outstanding letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

    Commitments to sell loans are to the Federal National Mortgage Association and other mortgage investors. These commitments are generally met through mortgage originations in the normal course of business.

15. CONCENTRATION OF CREDIT RISK

    The Bank grants commercial, residential and consumer loans to customers primarily located in Berks, Montgomery and Schuylkill Counties in Pennsylvania. The concentrations of credit by type of loan are set forth in Note 4. Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is influenced by the region's economy.

16. TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

    The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers and directors and their related interests on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. At December 31, 1996 and 1995, these persons were indebted to the Bank for loans totaling $2,898,000 and $2,684,000 respectively. During 1996, $2,670,000 of new loans were made; repayments totaled $1,194,000. Other changes decreased the loans outstanding by $1,262,000.

17. STOCKHOLDER AUTOMATIC DIVIDEND REINVESTMENT AND STOCK
   PURCHASE PLAN

    During 1995, the Company established a dividend reinvestment and stock purchase plan available to stockholders who elect to reinvest their cash dividends and, from time to time, as the Board of Directors of the Company may in its discretion determine, voluntary cash payments for the purchase of additional

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

17. STOCKHOLDER AUTOMATIC DIVIDEND REINVESTMENT AND STOCK
   PURCHASE PLAN (CONTINUED)
shares of the Company's common stock. The common stock may be purchased in the open market or from authorized but unissued shares, substantially at prevailing market prices. The Company has reserved 200,000 shares of common stock for possible issuance under the plan. Stock purchases under the plan totaled 6,486 and 1,434 shares in 1996 and 1995 respectively. All purchases were made in the open market.

18. REGULATORY MATTERS AND STOCKHOLDERS' EQUITY

    The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

    As of December 31, 1996, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. REGULATORY MATTERS AND STOCKHOLDERS' EQUITY (CONTINUED)
    The actual capital amounts and ratios are also presented in the table below:

                                                                                                           TO BE WELL
                                                                               FOR CAPITAL             CAPITALIZED UNDER
                                                                                 ADEQUACY              PROMPT CORRECTIVE
                                                         ACTUAL                  PURPOSES              ACTION PROVISIONS
                                                  --------------------  --------------------------  ------------------------
                                                                          MINIMUM       MINIMUM       MINIMUM      MINIMUM
                                                   AMOUNT      RATIO      AMOUNT         RATIO        AMOUNT        RATIO
                                                  ---------  ---------  -----------  -------------  -----------  -----------
                                                                            (DOLLARS IN THOUSANDS)
As of December 31, 1996:
  Total capital (to risk weighted assets)
    Company.....................................  $  21,752      11.44%  $  15,208          8.00%          N/A          N/A
    Bank........................................     19,873      10.46      15,205          8.00     $  19,006        10.00%
  Tier I capital (to risk weighted assets)
    Company.....................................     19,751      10.39       7,604          4.00           N/A          N/A
    Bank........................................     17,872       9.40       7,602          4.00        11,403         6.00
  Tier I capital (to average assets)
    Company.....................................     19,751       6.82      11,579          4.00           N/A          N/A
    Bank........................................     17,872       6.18      11,572          4.00        14,465         5.00

As of December 31, 1995:
  Total capital (to risk weighted assets)
    Company.....................................  $  19,753      13.58%  $  11,637          8.00%          N/A          N/A
    Bank........................................     17,543      12.06      11,637          8.00     $  14,546        10.00%
  Tier I capital (to risk weighted assets)
    Company.....................................     18,079      12.43       5,818          4.00           N/A          N/A
    Bank........................................     15,869      10.91       5,818          4.00         8,728         6.00
  Tier I capital (to average assets)
    Company.....................................     18,079       9.30       7,772          4.00           N/A          N/A
    Bank........................................     15,869       8.17       7,772          4.00         9,715         5.00

    Banking laws and regulations limit the amount of dividends that may be paid. Under current banking laws, the Bank would be limited to approximately $2,886,000 of dividends in 1997 plus an additional amount equal to the Bank's net profit for 1997, up to the date of any such dividend declaration.

    In October 1996, the Board of Directors declared a 6 for 5 stock split, to be effectuated as a 20% stock dividend, with a record date of November 5, 1996, payable on November 19, 1996. All per share amounts, weighted average shares outstanding and stock options in the accompanying consolidated financial statements have been adjusted to give retroactive effect to the stock dividend. In December 1996, the Company declared a $.06 per share cash dividend to stockholders of record on January 2, 1997, payable January 20, 1997.

19. FAIR VALUE OF FINANCIAL INSTRUMENTS

    Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

    The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at December 31, 1996 and 1995:

    Cash, federal funds sold and interest-bearing deposits with banks: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

    Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

    Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

    Mortgage loans held for sale: The fair values of the Bank's mortgages held for sale are based on quoted market prices of similar loans sold.

    Due from mortgage investors: The carrying amounts of due from mortgage investors approximate their fair values.

    Accrued interest receivable: The carrying amounts of accrued interest receivable approximate their fair values.

    Deposit liabilities: The fair value of demand deposits, savings accounts and certain money market accounts is the amount payable on demand at the reporting date. The carrying amounts for variable-rate fixed-term money market accounts and certificates of deposits approximate their fair values at the reporting date. The fair value of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.

    Accrued interest payable: The carrying amounts of accrued interest payable approximate their fair values.

    Other borrowed funds: The carrying amounts of short-term borrowings approximate their fair values.

    Long-term debt: The fair values of the Bank's long-term debt are estimated using discounted cash flow analyses, based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    Off-balance sheet instruments: The fair values of the Bank's commitments to extend credit and outstanding letters of credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

    The estimated fair value of the Company's financial instruments at December 31, 1996 and 1995 were as follows:

                                                                               1996                    1995
                                                                      ----------------------  ----------------------
                                                                      CARRYING    ESTIMATED   CARRYING    ESTIMATED
                                                                       AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                                                      ---------  -----------  ---------  -----------

                                                                                      (IN THOUSANDS)
Financial Assets:
  Cash and due from banks...........................................  $   8,985   $   8,985   $   7,657   $   7,657
  Interest-bearing deposits with banks..............................     21,407      21,407      10,043      10,043
  Federal funds sold................................................      1,290       1,290       3,045       3,045
  Securities........................................................     88,554      88,636      29,566      29,726
  Loans receivable, net.............................................    192,148     193,674     146,291     148,238
  Mortgage loans held for sale......................................        609         609         453         453
  Due from mortgage investors.......................................      3,478       3,478       3,204       3,204
  Accrued interest receivable.......................................      2,129       2,129       1,226       1,226
Financial Liabilities:
  Deposits..........................................................    264,323     263,910     179,938     180,643
  Accrued interest payable..........................................      1,141       1,141         844         844
  Other borrowed funds..............................................     13,718      13,718       2,290       2,290
  Long-term debt....................................................     22,000      21,854       4,000       3,876
Off-Balance Sheet Financial Instruments:
  Commitments to extend credit......................................     --          --          --          --
  Outstanding letters of credit.....................................     --          --          --          --
  Commitments to sell loans.........................................     --          --          --          --

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. BCB FINANCIAL SERVICES CORPORATION (PARENT COMPANY ONLY) FINANCIAL
INFORMATION

                                 BALANCE SHEETS

                                                                                            DECEMBER 31,
                                                                                    -----------------------------
                                                                                        1996            1995
                                                                                    -------------  --------------
ASSETS
  Cash............................................................................  $   1,968,072  $    2,353,206
  Investment in bank subsidiary...................................................     17,825,193      16,084,504
  Securities available for sale...................................................        363,243        --
  Other assets....................................................................        113,829          85,520
                                                                                    -------------  --------------
                                                                                    $  20,270,337  $   18,523,230
                                                                                    -------------  --------------
                                                                                    -------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities.....................................................................  $     566,668  $       98,690
  Redeemable common stock.........................................................       --               129,969
  Stockholders' equity............................................................     19,703,669      18,294,571
                                                                                    -------------  --------------
                                                                                    $  20,270,337  $   18,523,230
                                                                                    -------------  --------------
                                                                                    -------------  --------------

                              STATEMENTS OF INCOME

                                                                      YEARS ENDED DECEMBER 31,
                                                                      ------------------------
                                                                          1996         1995
                                                                      ------------  ----------
Expenses............................................................  $    (66,507) $  (55,406)
Federal income tax benefit..........................................        22,612      18,838
Equity in undistributed net income of bank subsidiary...............     1,946,980     938,946
                                                                      ------------  ----------
    Net income......................................................  $  1,903,085  $  902,378
                                                                      ------------  ----------
                                                                      ------------  ----------

                       BCB FINANCIAL SERVICES CORPORATION
               AND ITS WHOLLY-OWNED SUBSIDIARY, BERKS COUNTY BANK

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. BCB FINANCIAL SERVICES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)
                            STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED DECEMBER 31,
                                                                   ---------------------------
                                                                       1996          1995
                                                                   ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.....................................................  $  1,903,085  $     902,378
  Undistributed earnings of bank subsidiary......................    (1,946,980)      (938,946)
  (Increase) decrease in other assets............................       (28,309)        46,989
  Increase (decrease) in other liabilities.......................       429,791        (18,156)
                                                                   ------------  -------------
      Net cash provided by (used in) operating activities........       357,587         (7,735)
                                                                   ------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of securities available for sale.....................      (362,920)      --
                                                                   ------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from exercise of stock options........................        18,150         21,704
  Additional investment in bank subsidiary.......................       --          (2,000,004)
  Cash payments for fractional shares in connection with stock
    dividend.....................................................        (1,381)        (3,503)
  Cash dividends.................................................      (396,570)      (311,578)
                                                                   ------------  -------------
      Net cash used in financing activities......................      (379,801)    (2,293,381)
                                                                   ------------  -------------
      Net decrease in cash.......................................      (385,134)    (2,301,116)
CASH:
  Beginning......................................................     2,353,206      4,654,322
                                                                   ------------  -------------
  Ending.........................................................  $  1,968,072  $   2,353,206
                                                                   ------------  -------------
                                                                   ------------  -------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. UNTIL AUGUST 31, 1997 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Prospectus Summary........................................................    5
Recent Developments.......................................................   10
Risk Factors..............................................................   12
Use of Proceeds...........................................................   13
Market for Common Stock and Related Shareholder Matters...................   14
Capitalization............................................................   15
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   16
Business..................................................................   31
Management................................................................   47
Security Ownership of Certain Beneficial Owners and Management............   49
Executive Compensation....................................................   51
Certain Relationships and Related Transactions............................   54
Description of Common Stock...............................................   54
Underwriting..............................................................   57
Indemnification...........................................................   58
Legal Matters.............................................................   58
Experts...................................................................   58
Index to Consolidated Financial Statements................................  F-1


                                1,200,000 SHARES


                             BCB FINANCIAL SERVICES
                                  CORPORATION

                              HOLDING COMPANY FOR

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                 JULY 22, 1997


                          JANNEY MONTGOMERY SCOTT INC.
                           WHEAT FIRST BUTCHER SINGER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

    The Bylaws of the Company and the Bank provide for (1) indemnification of directors, officers, employees and agents of the registrant and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

    Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Company and the Bank.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Securities and Exchange Commission registration fee...............................  $   6,482
NASD fees.........................................................................     20,000*
Attorneys' fees and expenses......................................................    150,000
Printing..........................................................................     50,000*
Accountants' fees and expenses....................................................     50,000*
Blue Sky fees and expenses........................................................      5,000*
Unaccountable Expense Reimbursement to Underwriters...............................    150,000
Miscellaneous.....................................................................     18,518*
                                                                                    ---------
  Total...........................................................................  $ 450,000


------------------------

*   Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    Not applicable.

ITEM 27. EXHIBITS.

    The following exhibits are filed herewith or incorporated by reference herein as part of the Registration Statement:


      1.1  Amended form of Underwriting Agreement.
      3.1  Articles of Incorporation of BCB Financial Services Corporation, as amended.*
      3.2  Bylaws of BCB Financial Services Corporation incorporated herein by reference to
           Exhibit 3.2 of the Registration Statement No. 33-76748 on Form SB-2 of the
           Registrant.
      4.1  Specimen Common Stock Certificate, incorporated herein by reference to Exhibit 99.2 of the Registration Statement No. 33-76748 on Form SB-2 of the Registrant.
      5.1  Amended Opinion of Stevens & Lee re: Legality of Common Stock.

     10.1  Lease, dated November 1, 1988, between Berks County Bank and Madison Avenue
           Associates, as amended, incorporated herein by reference to Exhibit 10.1 of the
           Registration Statement No. 33-76748 on Form SB-2 of the Registrant.
     10.2  Indenture of Lease, dated August 2, 1989, between Windon Twelfth Real Estate Limited
           Partnership and Berks County Bank, incorporated herein by reference to Exhibit 10.2 of the Registration Statement No. 33-76748 on Form SB-2 of the Registrant.
     10.3  Lease Agreement, dated August 4, 1989, between Berks County Bank and Mary Beth
           Speicher and Kathy Susan Gees-Larue, incorporated herein by reference to Exhibit 10.3 of the Registration Statement No. 33-76748 on Form SB-2 of the Registrant.
     10.4  Option and Lease Agreement, dated January 25, 1993, by and between Berks County Bank and Richard L. Henry, Jr., incorporated herein by reference to Exhibit 10.5 of the
           Registration Statement No. 33-76748 on Form SB-2 of the Registrant.
     10.5  1988 Incentive Stock Option Plan of BCB Financial Services Corporation, incorporated herein by reference to Exhibit 10.6 of the Registration Statement No. 33-76748 on
           Form SB-2 of the Registrant. **
     10.6  1989 Stock Option Plan of BCB Financial Services Corporation, incorporated herein by reference to Exhibit 10.7 of the Registration Statement No. 33-76748 on Form SB-2 of
           the Registrant. **
     10.7  1994 Stock Option Plan of BCB Financial Services Corporation, incorporated herein by reference to Exhibit 10.8 of the Registration Statement No. 33-76748 on Form SB-2 of
           the Registrant. **
     10.8  Executive Employment Agreement, dated January 1, 1989, among BCB Financial Services
           Corporation, Berks County Bank and Nelson R. Oswald, incorporated herein by reference to Exhibit 10.9 of the Registration Statement No. 33-76748 on Form SB-2 of the
           Registrant. **
     10.9  Executive Employment Agreement, dated December 31, 1991, among BCB Financial Services
           Corporation, Berks County Bank and Robert D. McHugh, Jr., incorporated herein by reference to Exhibit 10.10 of the Registration Statement No. 33-76748 on Form SB-2 of
           the Registrant. **
    10.10  401(k) Plan of BCB Financial Services Corporation, incorporated herein by reference to Exhibit 10.11 of the Registration Statement No. 33-76748 on Form SB-2 of the
           Registrant.
    10.11  Amendment to Executive Employment Agreement, dated January 1, 1989, among BCB
           Financial Services Corporation, Berks County Bank and Nelson R. Oswald, incorporated herein by reference to Exhibit 10.12 of the Registration Statement No. 33-76748 on
           Form SB-2 of the Registrant. **
    10.12  Amendment to Executive Employment Agreement, dated December 31, 1991, among BCB
           Financial Services Corporation, Berks County Bank and Robert D. McHugh, Jr.,
           incorporated herein by reference to Exhibit 10.13 of the Registration Statement No.
           33-76748 on Form SB-2 of the Registrant. **
    10.13  Amendment to Lease, dated October 10, 1994, between Crown Life Insurance (previous owner was Madison Avenue Associates) and Berks County Bank, incorporated herein by reference to Exhibit 10.14 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994.
    10.14  Amendment to Lease, dated November 9, 1994, between Crown Life Insurance (previous owner was Madison Avenue Associates) and Berks County Bank, incorporated herein by reference to Exhibit 10.15 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994.
    10.15  Sublease Agreement, dated February 14, 1995, by and between Berkshire Travel Agency,
           Inc. and Berks County Bank, incorporated herein by reference to Exhibit 10.16 of the
           Company's Annual Report on Form 10-KSB for the year ended December 31, 1994.

    10.16  Agreement of Trust of Berks Mortgage Company, dated November 7, 1994, by and between
           Berks Mortgage Corporation and Berks County Bank, incorporated herein by reference to
           Exhibit 10.17 of the Company's Annual Report on Form 10-KSB for the year ended
           December 31, 1994.
    10.17  Amendment to Option and Lease Agreement dated November 25, 1994, by and between Berks
           County Bank and Richard L. Henry, Jr., incorporated herein by reference to Exhibit
           10.18 of the Company's Annual Report on Form 10-KSB for the year ended December 31,
           1994.
    10.18  BCB Financial Services Corporation Shareholder Automatic Dividend Reinvestment and
           Stock Purchase Plan, incorporated herein by reference to Exhibit 99.1 of the
           Registration Statement No. 33-955002 on Form S-3 of the registrant.
    10.19  Amendment to Lease, dated July 27, 1995, between Crown Life Insurance Company and
           Berks County Bank, incorporated herein by reference to Exhibit 10.20 of the Company's annual report on Form 10-KSB for the year ended December 31, 1995
    10.20  Amendment to lease, dated January 22, 1996, between Crown Life Insurance Company and
           Berks County Bank, incorporated herein by reference to Exhibit 10.21 of the Company's annual report on form 10-KSB for the year ended December 31, 1995.
    10.21  Amendment to Agreement of Trust of Berks Mortgage Company, dated November 7, 1994, by and between Berks Mortgage Corporation and Berks County Bank incorporated herein by reference to Exhibit 10.22 of the Company's Annual Report on form 10-KSB for the year ended December 31, 1995.
    10.22  Option and Lease/Purchase Agreement, dated August 13, 1996, by and between Berks
           County Bank and Richard J. Webb, incorporated herein by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-QSB for the period ended September 30,
           1996.
    10.23  Option and Lease/Purchase Agreement, dated August 30, 1996, by and between Berks
           County Bank and John C. Gordon and Betty L. Gordon, incorporated herein by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-QSB for the period ended
           September 30, 1996.
    10.24  Amendment to Lease, dated May 29, 1996, by and between Crown Life Insurance Company and Berks County Bank, incorporated herein by reference to Exhibit 10.24 of the
           Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.
    10.25  Amendment to Lease, dated February 4, 1997, by and between Madison Reading Associates
           L. L.C. and Berks County Bank, incorporated herein by reference to Exhibit 10.25 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31,
           1996.
    10.26  Lease Agreement, dated December 1, 1996, between George R. Vincent and Berks County
           Bank, incorporated herein by reference to Exhibit 10.26 of the Company's Annual
           Report on Form 10-KSB for the fiscal year ended December 31, 1996.
    10.27  BCB Financial Services Corporation Deferred Compensation Plan, incorporated herein by reference to Exhibit 10.27 of the Company's Annual Report on Form 10-KSB for the
           fiscal year ended December 31, 1996.**
     11.1  Statement regarding computation of per share earnings, incorporated herein by reference to Exhibit 11.1 of the Company's Annual Report on Form 10-KSB for the
           fiscal year ended December 31, 1996.
     11.2  Statement regarding computation of per share earnings, incorporated herein by reference to Exhibit 11.1 of the Company's Quarterly Report on Form 10-QSB/A No. 1
           for the quarter ended March 31, 1997.
     21.1  List of Subsidiaries of BCB Financial Services Corporation, included herein, incorporated herein by reference to Exhibit 21.1 of the Company's Annual Report on
           Form 10-KSB for the fiscal year ended December 31, 1996.
     23.1  Consent of Stevens & Lee (included in Exhibit 5.1).
     23.2  Consent of Beard & Company, Inc., independent auditors.

     24.1  Power of Attorney (included on signature page).

------------------------


*   Previously filed.


**  Denotes compensatory plan or arrangement.

ITEM 28.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The registrant hereby undertakes:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.

        (b) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Reading, Commonwealth of Pennsylvania on July 17, 1997.



                                BCB FINANCIAL SERVICES CORPORATION
                                (Registrant)

Date: July 17, 1997             By:             /s/ NELSON R. OSWALD
                                     -----------------------------------------
                                                 Nelson R. Oswald,
                                               CHAIRMAN AND PRESIDENT



    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and on the dates stated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

     /s/ NELSON R. OSWALD       Director and Chairman           July 17, 1997
------------------------------    Board and President
       Nelson R. Oswald           (Principal Executive
                                  Officer)

  /s/ ROBERT D. MCHUGH, JR.     Senior Vice President/          July 17, 1997
------------------------------    Treasurer (Principal
    Robert D. McHugh, Jr.         Financial Officer)

     /s/ DONNA L. RICKERT       Vice President and              July 17, 1997
------------------------------    Controller
       Donna L. Rickert           (Principal Accounting
                                  Officer)

    /s/ HAROLD C. BOSSARD*      Director and Secretary          July 17, 1997
------------------------------
      Harold C. Bossard

    /s/ EDWARD J. EDWARDS*      Director                        July 17, 1997
------------------------------
      Edward J. Edwards

   /s/ LEWIS R. FRAME, JR.*     Director                        July 17, 1997
------------------------------
     Lewis R. Frame, Jr.

     /s/ IVAN H. GORDON*        Director                        July 17, 1997
------------------------------
        Ivan H. Gordon

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

    /s/ JEFFREY W. HAYES*                Director               July 17, 1997
------------------------------
       Jeffrey W. Hayes

     /s/ ALFRED B. MAST*                 Director               July 17, 1997
------------------------------
        Alfred B. Mast

     /s/ WESLEY R. PACE*                 Director               July 17, 1997
------------------------------
        Wesley R. Pace

     /s/ FLOYD S. WEBER*                 Director               July 17, 1997
------------------------------
        Floyd S. Weber

    /s/ RANDALL S. WEEBER*               Director               July 17, 1997
------------------------------
      Randall S. Weeber




*By:    /s/ NELSON R. OSWALD
      -------------------------
          Nelson R. Oswald
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


EXHIBIT NUMBER                                                EXHIBIT
---------------  -------------------------------------------------------------------------------------------------
         1.1     Amended form of Underwriting Agreement.
         3.1     Articles of Incorporation of BCB Financial Services Corporation, as amended.*
         3.2     Bylaws of BCB Financial Services Corporation incorporated herein by reference to Exhibit 3.2 of the Registration Statement No. 33-76748 on Form SB-2 of the Registrant.
         4.1     Specimen Common Stock Certificate, incorporated herein by reference to Exhibit 99.2 of the
                 Registration Statement No. 33-76748 on Form SB-2 of the Registrant.
         5.1     Amended Opinion of Stevens & Lee re: Legality of Common Stock.
        10.1     Lease, dated November 1, 1988, between Berks County Bank and Madison Avenue Associates, as amended, incorporated herein by reference to Exhibit 10.1 of the Registration Statement No.
                 33-76748 on Form SB-2 of the Registrant.
        10.2     Indenture of Lease, dated August 2, 1989, between Windon Twelfth Real Estate Limited Partnership and Berks County Bank, incorporated herein by reference to Exhibit 10.2 of the Registration
                 Statement No. 33-76748 on Form SB-2 of the Registrant.
        10.3     Lease Agreement, dated August 4, 1989, between Berks County Bank and Mary Beth Speicher and Kathy
                 Susan Gees-Larue, incorporated herein by reference to Exhibit 10.3 of the Registration Statement
                 No. 33-76748 on Form SB-2 of the Registrant.
        10.4     Option and Lease Agreement, dated January 25, 1993, by and between Berks County Bank and Richard
                 L. Henry, Jr., incorporated herein by reference to Exhibit 10.5 of the Registration Statement No.
                 33-76748 on Form SB-2 of the Registrant.
        10.5     1988 Incentive Stock Option Plan of BCB Financial Services Corporation, incorporated herein by reference to Exhibit 10.6 of the Registration Statement No. 33-76748 on Form SB-2 of the
                 Registrant. **
        10.6     1989 Stock Option Plan of BCB Financial Services Corporation, incorporated herein by reference to
                 Exhibit 10.7 of the Registration Statement No. 33-76748 on Form SB-2 of the Registrant. **
        10.7     1994 Stock Option Plan of BCB Financial Services Corporation, incorporated herein by reference to
                 Exhibit 10.8 of the Registration Statement No. 33-76748 on Form SB-2 of the Registrant. **
        10.8     Executive Employment Agreement, dated January 1, 1989, among BCB Financial Services Corporation,
                 Berks County Bank and Nelson R. Oswald, incorporated herein by reference to Exhibit 10.9 of the
                 Registration Statement No. 33-76748 on Form SB-2 of the Registrant. **
        10.9     Executive Employment Agreement, dated December 31, 1991, among BCB Financial Services
                 Corporation, Berks County Bank and Robert D. McHugh, Jr., incorporated herein by reference to
                 Exhibit 10.10 of the Registration Statement No. 33-76748 on Form SB-2 of the Registrant. **
       10.10     401(k) Plan of BCB Financial Services Corporation, incorporated herein by reference to Exhibit
                 10.11 of the Registration Statement No. 33-76748 on Form SB-2 of the Registrant.
       10.11     Amendment to Executive Employment Agreement, dated January 1, 1989, among BCB Financial Services
                 Corporation, Berks County Bank and Nelson R. Oswald, incorporated herein by reference to Exhibit
                 10.12 of the Registration Statement No. 33-76748 on Form SB-2 of the Registrant. **
       10.12     Amendment to Executive Employment Agreement, dated December 31, 1991, among BCB Financial
                 Services Corporation, Berks County Bank and Robert D. McHugh, Jr., incorporated herein by reference to Exhibit 10.13 of the Registration Statement No. 33-76748 on Form SB-2 of the
                 Registrant. **

EXHIBIT NUMBER                                                EXHIBIT
---------------  -------------------------------------------------------------------------------------------------
       10.13     Amendment to Lease, dated October 10, 1994, between Crown Life Insurance (previous owner was
                 Madison Avenue Associates) and Berks County Bank, incorporated herein by reference to Exhibit
                 10.14 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994.
       10.14     Amendment to Lease, dated November 9, 1994, between Crown Life Insurance (previous owner was
                 Madison Avenue Associates) and Berks County Bank, incorporated herein by reference to Exhibit
                 10.15 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994.
       10.15     Sublease Agreement, dated February 14, 1995, by and between Berkshire Travel Agency, Inc. and
                 Berks County Bank, incorporated herein by reference to Exhibit 10.16 of the Company's Annual
                 Report on Form 10-KSB for the year ended December 31, 1994.
       10.16     Agreement of Trust of Berks Mortgage Company, dated November 7, 1994, by and between Berks
                 Mortgage Corporation and Berks County Bank, incorporated herein by reference to Exhibit 10.17 of the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994.
       10.17     Amendment to Option and Lease Agreement dated November 25, 1994, by and between Berks County Bank and Richard L. Henry, Jr., incorporated herein by reference to Exhibit 10.18 of the Company's
                 Annual Report on Form 10-KSB for the year ended December 31, 1994.
       10.18     BCB Financial Services Corporation Shareholder Automatic Dividend Reinvestment and Stock Purchase
                 Plan, incorporated herein by reference to Exhibit 99.1 of the Registration Statement No.
                 33-955002 on Form S-3 of the registrant.
       10.19     Amendment to Lease, dated July 27, 1995, between Crown Life Insurance Company and Berks County
                 Bank, incorporated herein by reference to Exhibit 10.20 of the Company's annual report on Form
                 10-KSB for the year ended December 31, 1995
       10.20     Amendment to lease, dated January 22, 1996, between Crown Life Insurance Company and Berks County
                 Bank, incorporated herein by reference to Exhibit 10.21 of the Company's annual report on form
                 10-KSB for the year ended December 31, 1995.
       10.21     Amendment to Agreement of Trust of Berks Mortgage Company, dated November 7, 1994, by and between
                 Berks Mortgage Corporation and Berks County Bank incorporated herein by reference to Exhibit
                 10.22 of the Company's Annual Report on form 10-KSB for the year ended December 31, 1995.
       10.22     Option and Lease/Purchase Agreement, dated August 13, 1996, by and between Berks County Bank and
                 Richard J. Webb, incorporated herein by reference to Exhibit 10.1 of the Company's Quarterly
                 Report on Form 10-QSB for the period ended September 30, 1996.
       10.23     Option and Lease/Purchase Agreement, dated August 30, 1996, by and between Berks County Bank and
                 John C. Gordon and Betty L. Gordon, incorporated herein by reference to Exhibit 10.2 of the
                 Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1996.
       10.24     Amendment to Lease, dated May 29, 1996, by and between Crown Life Insurance Company and Berks
                 County Bank, incorporated herein by reference to Exhibit 10.24 of the Company's Annual Report on
                 Form 10-KSB for the fiscal year ended December 31, 1996.
       10.25     Amendment to Lease, dated February 4, 1997, by and between Madison Reading Associates L. L.C. and
                 Berks County Bank, incorporated herein by reference to Exhibit 10.25 of the Company's Annual
                 Report on Form 10-KSB for the fiscal year ended December 31, 1996.

EXHIBIT NUMBER                                                EXHIBIT
---------------  -------------------------------------------------------------------------------------------------
       10.26     Lease Agreement, dated December 1, 1996, between George R. Vincent and Berks County Bank, incorporated herein by reference to Exhibit 10.26 of the Company's Annual Report on Form 10-KSB
                 for the fiscal year ended December 31, 1996.
       10.27     BCB Financial Services Corporation Deferred Compensation Plan, incorporated herein by reference to Exhibit 10.27 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December
                 31, 1996.**
        11.1     Statement regarding computation of per share earnings, incorporated herein by reference to
                 Exhibit 11.1 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31,
                 1996.
        11.2     Statement regarding computation of per share earnings, incorporated herein by reference to
                 Exhibit 11.1 of the Company's Quarterly Report on Form 10-QSB/A No. 1 for the quarter ended March
                 31, 1997.
        21.1     List of Subsidiaries of BCB Financial Services Corporation, included herein, incorporated herein by reference to Exhibit 21.1 of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.
        23.1     Consent of Stevens & Lee (included in Exhibit 5.1).
        23.2     Consent of Beard & Company, Inc., independent auditors.
        24.1     Power of Attorney (included on signature page).


------------------------


*   Previously filed.


**  Denotes compensatory plan or arrangement.